                         Filed Pursuant to Rule 424(b)(5)
                         Registration Nos. 333-13188, 333-13188-01, 333-13188-02

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 17, 2001)

                             [REED & ELSEVIER LOGO]

                           REED ELSEVIER CAPITAL INC.

                       $550,000,000 6.125% Notes due 2006

                       $550,000,000 6.750% Notes due 2011

                       E500,000,000 5.750% Notes due 2008

         FULLY AND UNCONDITIONALLY GUARANTEED JOINTLY AND SEVERALLY BY

                   REED INTERNATIONAL P.L.C. AND ELSEVIER NV
--------------------------------------------------------------------------------

This is an offering by Reed Elsevier Capital Inc. of an aggregate of $550,000,000 6.125% notes due 2006 (the "U.S. Dollar 6.125% Notes"), an aggregate of $550,000,000 6.750% notes due 2011 (the "U.S. Dollar 6.750% Notes," and together with the U.S. Dollar 6.125% Notes, the "U.S. Dollar Notes") and an aggregate of E500,000,000 5.750% notes due 2008 (the "Euro Notes," and together with the U.S. Dollar Notes, the "Notes"). The Notes will be unsecured senior obligations of Reed Elsevier Capital Inc. and will be fully and unconditionally guaranteed jointly and severally by Reed International P.L.C. and Elsevier NV (the "Guarantees").

Interest on the U.S. Dollar 6.125% Notes and the U.S. Dollar 6.750% Notes will be payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2002.

Interest on the Euro Notes will be payable annually on July 31 of each year, beginning on July 31, 2002.

Reed Elsevier Capital Inc. may redeem each of the U.S. 6.125% Dollar Notes and the U.S. Dollar 6.750% Notes, in whole or in part, at any time at the "make-whole" redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption of U.S. Dollar Notes" on page S-87 of this prospectus supplement.

Reed Elsevier Capital Inc. may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption for Tax Reasons" on page S-88 of this prospectus supplement.

Reed Elsevier Capital Inc. has applied to list the Notes on the Luxembourg Stock Exchange and the U.S. Dollar Notes on The New York Stock Exchange in accordance with their respective rules.

SEE "RISK FACTORS" ON PAGE S-13 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

                                           U.S. DOLLAR               U.S. DOLLAR
                                          6.125% NOTES              6.750% NOTES               EURO NOTES
                                     -----------------------   -----------------------   -----------------------
                                     PER NOTE      TOTAL       PER NOTE      TOTAL       PER NOTE      TOTAL
                                     --------   ------------   --------   ------------   --------   ------------
Public Offering Price..............   99.957%   $549,763,500     99.577%  $547,673,500     99.578%  E497,890,000
Commissions........................    0.350%   $  1,925,000      0.450%  $  2,475,000      0.400%  E  2,000,000
Proceeds to Reed Elsevier Capital
  Inc. (before expenses)...........   99.607%   $547,838,500     99.127%  $545,198,500     99.178%  E495,890,000

None of the Securities and Exchange Commission, any state securities commission, the Luxembourg Stock Exchange, The New York Stock Exchange nor any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The U.S. Dollar Notes are expected to be delivered in book-entry form only to purchasers through The Depository Trust Company, Clearstream Banking, societe anonyme, Luxembourg and the Euroclear System, and the Euro Notes are expected to be delivered in book-entry form only to purchasers through Clearstream Banking, societe anonyme, Luxembourg and the Euroclear System, in all cases, on or about July 31, 2001.
--------------------------------------------------------------------------------
                               JOINT BOOK-RUNNERS
LEHMAN BROTHERS                 SALOMON SMITH BARNEY                 UBS WARBURG
                          ---------------------------
                        CO-MANAGERS (U.S. DOLLAR NOTES)
BARCLAYS CAPITAL       DEUTSCHE BANC ALEX. BROWN                        JPMORGAN
                          ---------------------------
                            CO-MANAGERS (EURO NOTES)
BARCLAYS CAPITAL                 DEUTSCHE BANK                          JPMORGAN
July 25, 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................   S-3
Exchange Rates..............................................   S-5
Cautionary Statement Concerning Forward-Looking
  Statements................................................   S-6
Prospectus Supplement Summary...............................   S-7
Risk Factors................................................  S-13
Use Of Proceeds.............................................  S-16
Description Of Our Business.................................  S-17
Capitalization..............................................  S-36
Ratio Of Earnings To Fixed Charges..........................  S-37
Selected Financial Data.....................................  S-38
  Reed Elsevier.............................................  S-38
  Reed International........................................  S-40
  Elsevier..................................................  S-42
  Harcourt..................................................  S-44
Unaudited Pro Forma Financial Information...................  S-45
  Reed Elsevier.............................................  S-45
  Reed International........................................  S-56
  Elsevier..................................................  S-62
Operating And Financial Review And Prospects................  S-67
Management..................................................  S-80
Description Of The Notes And The Guarantees.................  S-83
Underwriting................................................  S-94
Offering Restrictions.......................................  S-95
Legal Matters...............................................  S-96
Experts.....................................................  S-96
Where You Can Find More Information.........................  S-97
Information Incorporated By Reference.......................  S-97
Listing And General Information.............................  S-98

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................     2
Enforceability of Civil Liabilities.........................     2
Where You Can Find More Information.........................     3
Incorporation of Certain Documents by Reference.............     3
Reed Elsevier...............................................     5
Ratio of Earnings to Fixed Charges..........................     6
Use of Proceeds.............................................     6
Description of the Debt Securities and Guarantees...........     6
Taxation....................................................    25
Plan of Distribution........................................    35
Legal Matters...............................................    36
Experts.....................................................    36

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes and the Guarantees being offered and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities and guarantees that may be offered from time to time, some of which does not apply to the Notes and the Guarantees being offered. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes and the Guarantees in the prospectus supplement differs from the description of debt securities and guarantees in the accompanying prospectus, you should rely on the information in the prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the Notes and the Guarantees offered hereby.

     We accept full responsibility for the accuracy of the information contained in this prospectus supplement and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

     A portion of the Notes offered hereby is being offered and sold outside the United States.

     This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Notes may be restricted by law in some jurisdictions, and you should inform yourself about, and observe, any of those restrictions. See "Offering Restrictions" on page S-95 of this prospectus supplement.

     In this prospectus supplement:

     - "Reed International" refers to Reed International P.L.C.;

     - "Elsevier" refers to Elsevier NV;

     - "Reed Elsevier Capital" refers to Reed Elsevier Capital Inc.;

     - "guarantors" refers to Reed International and Elsevier;

     - "Reed Elsevier," "we," "us" and "our" collectively refer to Reed International, Elsevier, Reed Elsevier plc, Elsevier Reed Finance BV and their respective subsidiaries, including Reed Elsevier Capital, and associates and joint ventures; and

     - "Harcourt" refers to Harcourt General, Inc.

Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier. We refer to the combined businesses of Reed Elsevier as the "combined businesses" in this prospectus supplement, and the financial statements of the combined businesses are referred to as the "combined financial statements." The combined financial statements are contained in our joint annual report on Form 20-F for the fiscal year ended December 31, 2000, filed on March 13, 2001, (the "2000 Annual Report on Form 20-F") and are incorporated by reference in this prospectus supplement. See "Information Incorporated by Reference" on page S-97 of this prospectus supplement.

     In this prospectus supplement, references to "dollars," "$," "cents" and "c" are to U.S. currency, references to "pounds sterling," "sterling," "L," "pence" or "p" are to U.K. currency and references to "euro" and "E" are to the currency of the European Economic and Monetary Union. For the fiscal year 1999, Elsevier adopted the euro as its primary currency for the presentation of financial information and the declaration of dividends.

                                 STABILIZATION

     IN CONNECTION WITH THIS OFFERING, LEHMAN BROTHERS INC., SALOMON SMITH BARNEY INC. AND UBS WARBURG LLC OR THEIR RESPECTIVE AFFILIATES MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE FOR THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. IN ANY JURISDICTION WHERE THERE CAN BE ONLY ONE STABILIZING AGENT, LEHMAN BROTHERS INTERNATIONAL (EUROPE) OR ITS AFFILIATES SHALL EFFECT ANY SUCH TRANSACTIONS. NONE OF THE TRANSACTIONS DESCRIBED IN THIS PARAGRAPH ARE REQUIRED, AND, IF THEY ARE UNDERTAKEN, THEY MAY BE DISCONTINUED AT ANY TIME.

                                 EXCHANGE RATES

     The following table illustrates, for the periods and dates indicated, certain information concerning the noon buying rate for pounds sterling expressed in U.S. dollars per L1.00. Noon buying rates have not been used in the preparation of the Reed Elsevier combined financial statements or the Reed International consolidated financial statements.

YEAR ENDED DECEMBER 31,                                 PERIOD END    AVERAGE(1)    HIGH      LOW
-----------------------                                 ----------    ----------    -----    -----
                                                                 (U.S. DOLLARS PER L1.00)
1996..................................................    $1.71         $1.56       $1.71    $1.49
1997..................................................     1.64          1.64        1.70     1.58
1998..................................................     1.66          1.66        1.71     1.61
1999..................................................     1.62          1.62        1.68     1.55
2000..................................................     1.49          1.52        1.65     1.40

MONTH
------------------------------------------------------------
                                                                 HIGH      LOW
                                                                -----    -----
July 2001 (through July 25, 2001)...........................    $1.43    $1.40
June 2001...................................................     1.42     1.37
May 2001....................................................     1.44     1.41
April 2001..................................................     1.45     1.42
March 2001..................................................     1.47     1.42
February 2001...............................................     1.48     1.44
January 2001................................................     1.50     1.46

---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

     The following table illustrates, for the periods and dates indicated, certain information concerning the noon buying rate for the euro expressed in U.S. dollars per E1.00. Noon buying rates have not been used in the preparation of the Elsevier financial statements.

YEAR ENDED DECEMBER 31,                                 PERIOD END    AVERAGE(1)   HIGH      LOW
------------------------------------------------------  ----------    ---------    -----    -----
                                                               (U.S. DOLLARS PER E1.00)(2)
1996..................................................    $1.28         $1.30      $1.37    $1.26
1997..................................................     1.08          1.12       1.28     1.03
1998..................................................     1.17          1.10       1.21     1.06
1999..................................................     1.01          1.07       1.18     1.00
2000..................................................     0.94          0.92       1.03     0.83

MONTH
-----
                                                                 HIGH      LOW
                                                                -----    -----
July 2001 (through July 25, 2001)...........................    $0.88    $0.84
June 2001...................................................     0.86     0.84
May 2001....................................................     0.89     0.85
April 2001..................................................     0.90     0.88
March 2001..................................................     0.93     0.88
February 2001...............................................     0.94     0.91
January 2001................................................     0.95     0.92

---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

(2) Euro rates for periods prior to the 1999 financial year have been stated using the relevant Dutch guilder rates, translated at the official conversion rate of Dfl2.20371 per E1.00, which was fixed as of January 1, 1999.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place too much reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, we caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, the following:

     - our financial condition;

     - our results of operations;

     - our competitive position;

     - the features and functions of and markets for the products and services we offer;

     - our business plans and strategies;

     - our ability to integrate our operations and the acquired businesses of Harcourt;

     - the effect on our business of the failure to realize synergies or other anticipated benefits of the acquisition of Harcourt;

     - liabilities within Harcourt of which we are not aware;

     - general economic and business conditions;

     - exchange rate fluctuations;

     - the impact of technological change, including the impact of electronic or other distribution formats, on our businesses;

     - competitive factors in the industries in which we operate;

     - customer acceptance of our products and services;

     - changes in law and legal interpretation affecting our intellectual property rights and how business is done through the Internet;

     - legislative, fiscal and regulatory developments and political risks;

     - requirements or actions of antitrust authorities;

     - changes in the seasonal and cyclical nature of the markets for our products and services;

     - changes in public funding of academic institutions and spending by academic institutions; and

     - other risks referenced from time to time in the filings of Reed International and Elsevier with the U.S. Securities and Exchange Commission (the "SEC").

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information included in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand us and the sale of the Notes fully, you should read carefully this prospectus supplement, the prospectus and the documents incorporated by reference in this prospectus supplement.

BACKGROUND

     We are one of the world's leading publishers and information providers. Our activities include scientific, legal, educational and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2000, we had total turnover of approximately L3.8 billion (approximately $5.7 billion) and an average of approximately 28,900 employees.

     We came into existence on January 1, 1993 when Reed International and Elsevier contributed their businesses to two jointly owned companies, Reed Elsevier plc, a U.K. registered company which owns our publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns our finance activities. Reed International and Elsevier have retained their separate legal and national identities and are publicly held companies with separate stock exchange listings in London, Amsterdam and New York. Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier plc, which is jointly owned by Reed International and Elsevier.

     Reed International and Elsevier each holds a 50% interest in Reed Elsevier plc. Reed International holds a 39% interest in Elsevier Reed Finance BV, with Elsevier holding a 61% interest. Reed International additionally holds an indirect equity interest in Elsevier, reflecting the arrangements entered into between Reed International and Elsevier at the time of the merger, which determined the equalization ratio whereby one Elsevier ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed International ordinary shares. The equalization ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed International or Elsevier.

     Under the equalization arrangements, Reed International shareholders have a 52.9% economic interest in Reed Elsevier, and Elsevier shareholders (other than Reed International) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed International and Elsevier have substantially equivalent dividend and capital rights with respect to their ordinary shares.

OPERATIONS

     We derive our turnover principally from subscriptions, advertising sales, circulation and copy sales and exhibition fees. In 2000, 39% of our turnover was derived from subscriptions, 24% from advertising sales, 17% from circulation and copy sales, 10% from exhibition fees and 10% from other sources.

     We operate in four principal segments.

     SCIENCE AND MEDICAL. This segment provides scientific information to research libraries and scientists through journals, books and CD-ROMs and its ScienceDirect family of Internet-based products. Additionally, this segment operates a worldwide network of medical publishing and communications businesses that provide customized information to healthcare professionals, medical societies and pharmaceutical companies, as well as a range of medical, biotechnology and clinical titles. For the year ended December 31, 2000, segment turnover was L693 million.

     LEGAL. The businesses within this segment serve important legal, tax, business and reference markets around the world. Key brands include LexisNexis, a provider of information to legal, corporate and government markets, Matthew Bender, a leading U.S. publisher of legal analysis and case law, Martindale-Hubbell, a U.S. publisher of legal directories, and Butterworths Tolley, a U.K. legal publisher. For the year ended December 31, 2000, segment turnover was L1,201 million.

     EDUCATION. This segment provides materials to teachers in the United Kingdom, the United States and other English speaking markets and supplies targeted professional and academic market segments in the United Kingdom and the United States. For the year ended December 31, 2000, segment turnover was L202 million.

     BUSINESS. The businesses within this segment are business magazine and information companies, operating mainly in the United States and Europe, and a worldwide exhibitions business with a leading position in the United States, Asia and Europe. Products within this segment include titles such as Variety, Interior Design and Computer Weekly and vertical portals such as manufacturing.net, tvinsite.com, e-insite, variety.com and wirelessweek.com. Additionally, through Reed Exhibition Companies, this segment organizes events in 29 countries, including National Hardware Show, National Manufacturing Week and Professional Golfers Association Merchandise Show. For the year ended December 31, 2000, segment turnover was L1,672 million.

THE HARCOURT ACQUISITION

     On July 12, 2001, we acquired Harcourt for $4.45 billion and on July 13, 2001 sold the Harcourt Higher Education business and the Corporate and Professional Services businesses (other than educational and clinical testing) to The Thomson Corporation for pre-tax proceeds of $2.06 billion. We refer throughout this document to the sale of these businesses to The Thomson Corporation as the "on-sale to The Thomson Corporation." Following the on-sale to The Thomson Corporation, we have acquired Harcourt's Scientific, Technical and Medical ("STM") businesses and its U.S. K-12 (kindergarten to grade 12) Schools Education and Testing businesses which have an implied value of approximately $4.5 billion, taking into account corporate net debt, taxes payable on the on-sale proceeds and the assumption of corporate and other liabilities.

     The Harcourt STM businesses will be integrated into the Science and Medical segment and are expected to bring high quality scientific and technical journals and a leading global position in medical publishing. The combined business is positioned across the scientific, technical and medical spectrum, and offers a range of Internet information services. Total revenue for the Harcourt STM businesses for the year ended October 31, 2000 was $688 million.

     The Harcourt K-12 Schools Education and Testing businesses will become a part of the Education segment. Total revenue for these businesses was $990 million for the year ended October 31, 2000. The Harcourt K-12 Schools Education businesses are leaders in U.S. educational publishing. The Harcourt testing businesses provide testing and performance measuring services for educational and clinical use.

PRINCIPAL EXECUTIVE OFFICES

     Reed International's principal executive offices are located at 25 Victoria Street, London, SW1H 0EX, United Kingdom (telephone number +44-20-7222-8420). Elsevier's principal executive offices are located at Van de Sande Bakhuyzenstraat 4, 1061 AG Amsterdam, The Netherlands (telephone number +31-20-515-9341). Reed Elsevier Capital's principal executive offices are located at 1105 North Market Street, Suite 942, Wilmington, DE 19801 (telephone number +1-302-427-9299).

THE OFFERING

Issuer........................   Reed Elsevier Capital

Notes Offered.................   $550,000,000 total principal amount of U.S.
                                 Dollar 6.125% Notes due 2006

                                 $550,000,000 total principal amount of U.S.
                                 Dollar 6.750% Notes due 2011

                                 E500,000,000 total principal amount of 5.750% Euro Notes due 2008

Maturity Dates................   August 1, 2006 for U.S. Dollar 6.125% Notes

                                 August 1, 2011 for U.S. Dollar 6.750% Notes

                                 July 31, 2008 for Euro Notes

Interest Payment Dates........   February 1 and August 1 of each year, beginning
                                 on February 1, 2002 for U.S. Dollar 6.125%
                                 Notes

                                 February 1 and August 1 of each year, beginning on February 1, 2002 for U.S. Dollar 6.750% Notes

                                 July 31 of each year, beginning on July 31, 2002 for Euro Notes

Ranking.......................   The Notes will be senior unsecured obligations
                                 of Reed Elsevier Capital. The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of Reed Elsevier Capital.

Guarantors....................   Reed International and Elsevier

Guarantees....................   Reed International and Elsevier will
                                 unconditionally and irrevocably guarantee the
                                 Notes on a joint and several basis. The
                                 Guarantees will rank equally with all of the existing and future senior unsecured indebtedness of Reed International and
                                 Elsevier.

Optional Redemption of U.S.
Dollar Notes..................   Reed Elsevier Capital may redeem each of the
                                 U.S. Dollar 6.125% Notes and the U.S. Dollar
                                 6.750% Notes, in whole or in part, at any time at the "make-whole" redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption of U.S.
                                 Dollar Notes" on page S-87 of this prospectus supplement.

Optional Redemption of Notes
for Tax Reasons...............   Reed Elsevier Capital may redeem all, but not
                                 part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption for Tax Reasons" on page S-88 of this prospectus supplement.

Use of Proceeds...............   The net proceeds of this offering are estimated
                                 to be approximately $1,528 million (after deducting underwriting discounts and transaction expenses). We intend to use the net proceeds primarily for the repayment of commercial paper and other short term borrowings put in place to fund the Harcourt acquisition.

Governing Law.................   State of New York

Trustee.......................   The Chase Manhattan Bank

Paying and Transfer Agent
(U.S. Dollar Notes)...........   The Chase Manhattan Bank

Paying and Transfer Agent
  (Euro Notes)................   The Chase Manhattan Bank, London Branch

Clearance and Settlement......   U.S. Dollar Notes will be cleared through The
                                 Depository Trust Company, Clearstream Banking, societe anonyme, Luxembourg and the Euroclear
                                 System. Euro Notes will be cleared through Clearstream Banking, societe anonyme,
                                 Luxembourg and the Euroclear System.

Listing.......................   We have applied to list the Notes on the
                                 Luxembourg Stock Exchange and the U.S. Dollar
                                 Notes on The New York Stock Exchange in
                                 accordance with their respective rules.

Luxembourg Listing Agent......   Kredietbank S.A. Luxembourgeoise

Luxembourg Paying and Transfer
  Agent.......................   Chase Manhattan Bank Luxembourg S.A.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     We are providing the following unaudited pro forma financial information to give you information on what the results of operations and summary financial position of Reed Elsevier might have looked like had the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes occurred on an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of Reed Elsevier would have been if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes had actually occurred on the dates assumed. This information also does not indicate what the future operating results or financial position of Reed Elsevier will be. See "Reed Elsevier Unaudited Pro Forma Combined Financial Information" on page S-45 of this prospectus supplement.

BASIS OF PREPARATION -- REED ELSEVIER UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     General. This information has been prepared in accordance with U.K. and Dutch GAAP, which differ in certain significant respects from U.S. GAAP. Harcourt's financial position and results of operations have been adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP and translated into pounds sterling, as set forth in Note 3 to the Reed Elsevier Unaudited Pro Forma Combined Financial Information on page S-50 of this prospectus supplement.

     The differences between U.K. and Dutch GAAP and U.S. GAAP which are most relevant to Reed Elsevier are set forth in Note 4 to the Reed Elsevier Unaudited Pro Forma Combined Financial Information on page S-53 of this prospectus supplement.

     Reed Elsevier will account for the acquisition of Harcourt using the acquisition method of accounting under U.K. and Dutch GAAP and using the purchase method of accounting under U.S. GAAP. The unaudited pro forma combined financial information has been prepared on this basis.

     Unaudited Pro Forma Combined Income Statement Data. This assumes that the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes took place on January 1, 2000, the first day of the financial period presented in the unaudited pro forma combined financial information.

     The unaudited pro forma combined income statement data for the year ended December 31, 2000 combines the audited profit and loss account of Reed Elsevier for that period and the unaudited pro forma income statement of Harcourt for the year ended October 31, 2000, as adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes.

     Unaudited Pro Forma Combined Balance Sheet Data. This assumes that the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes took place on December 31, 2000.

     The unaudited pro forma combined balance sheet data as of December 31, 2000 combines the audited combined balance sheet of Reed Elsevier at that date and the unaudited pro forma balance sheet of Harcourt as of October 31, 2000, as adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes.

                       REED ELSEVIER UNAUDITED PRO FORMA
                         COMBINED INCOME STATEMENT DATA

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2000     2000(1)
                                                              ------    -------
                                                                (IN MILLIONS)
U.K. AND DUTCH GAAP
  Turnover..................................................  L4,916    $6,920
  Operating profit including joint ventures.................     388       546
  Profit on ordinary activities before taxation.............     256       360
  Profit for the period.....................................      50        70
  Adjusted operating profit(2)..............................   1,047     1,474
  Adjusted profit before taxation(2)........................     824     1,160
  Adjusted profit attributable(2)...........................     595       838

U.S. GAAP
  Net income for the period.................................      90        127

---------------
(1) For the convenience of the reader, pounds sterling amounts as of December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $1.4077 per L1.00.

(2) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted profit figures, which exclude the amortization of goodwill and intangible assets, exceptional items and related tax effects, are presented as additional performance measures. U.S. GAAP does not permit the presentation of alternative earnings measures.

                       REED ELSEVIER UNAUDITED PRO FORMA
                          COMBINED BALANCE SHEET DATA

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000      2000(1)
                                                              -------    -------
                                                                (IN MILLIONS)
U.K. AND DUTCH GAAP
  Total assets..............................................  L 9,711    $13,670
  Net debt..................................................    3,233      4,551
  Combined shareholders' funds..............................    3,041      4,281

U.S. GAAP
  Combined shareholders' funds..............................    3,717      5,232

---------------
(1) For the convenience of the reader, pounds sterling amounts as of December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $1.4077 per L1.00.

                                  RISK FACTORS

     You should carefully consider the following risks before making a decision to invest in the Notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.

RISKS RELATING TO OUR BUSINESS

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT THAT IS SUBJECT TO RAPID CHANGE AND WE MUST CONTINUE TO INVEST AND ADAPT TO REMAIN COMPETITIVE.

     Our science and medical, business, legal and education businesses operate in highly competitive markets. These markets continue to change in response to technological innovations and other factors. We cannot predict with certainty the changes that may occur and the effect of those changes on the competitiveness of our businesses. In particular, the means of delivering our products, and the products themselves, may be subject to rapid technological change. We cannot predict whether technological innovations will, in the future, make some of our products wholly or partially obsolete. We may be required to invest significant resources to further adapt to the changing market and competitive environment.

WE CANNOT ASSURE YOU WHETHER, OR WHEN, OUR SUBSTANTIAL INVESTMENT IN OUR INTERNET INITIATIVES WILL PRODUCE RETURNS.

     We are investing significant amounts to develop and promote our Internet initiatives and electronic platforms. The provision of products and services through these media is very competitive and we may experience difficulties developing this aspect of our businesses due to a variety of factors, many of which are beyond our control. These factors may include:

     - the acceptance of our Internet initiatives and electronic platforms by our customers;

     - competition from comparable and new technologies; and

     - the public's acceptance and continued use of the Internet and electronic media.

     In addition, as a consequence of our Internet and other technological initiatives, we are becoming more dependent on the successful performance and operation of the Internet and our systems.

WE CANNOT ASSURE YOU THAT THERE WILL BE CONTINUED DEMAND FOR OUR PRODUCTS AND SERVICES.

     Our businesses are dependent on the continued acceptance by our customers of our products and services and the prices which we charge for our products and services. We cannot predict whether there will be changes in the market in the future which will affect the acceptability of products, services and prices to our customers.

CHANGES IN GOVERNMENT FUNDING OF ACADEMIC INSTITUTIONS OR SPENDING BY ACADEMIC INSTITUTIONS MAY ADVERSELY AFFECT OUR EDUCATION AND SCIENTIFIC AND MEDICAL BUSINESSES.

     Our education business receives substantial public funds for its products and services. Our science and medical business supplies scientific information principally to academic institutions. Any decrease or elimination of government funding or a decrease in academic spending could negatively impact our businesses.

WE MAY BE UNABLE TO IMPLEMENT AND EXECUTE OUR STRATEGIC PLANS IF WE CANNOT MAINTAIN HIGH QUALITY MANAGEMENT.

     The implementation and execution of our strategic plans depend on the availability of high quality management resources across all our businesses. We cannot predict that in the future these resources will be available.

A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM ADVERTISING.

     Approximately 24% of our revenue is derived from advertising. Traditionally, spending by companies on advertising and other marketing activities has been cyclical with companies spending significantly less on advertising in times of economic slowdown or recession. Accordingly, our results could be adversely affected by a reduction of advertising revenues that would likely result upon the occurrence of an economic slowdown or recession.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS IN SOME JURISDICTIONS, WHICH MAY ADVERSELY AFFECT OUR RESULTS AND OUR ABILITY TO GROW.

     Our products are largely comprised of intellectual property content delivered through a variety of media, including journals, books, CD-ROMs and the Internet. We rely on trademark, copyright and other intellectual property laws to establish and protect our proprietary rights in these products. However, we cannot assure you that our proprietary rights will not be challenged, limited, invalidated or circumvented. Despite trademark and copyright protection, third parties may be able to copy, infringe or otherwise profit from our proprietary rights without our authorization. These unauthorized activities may be facilitated by the Internet.

     In addition, the lack of Internet-specific legislation relating to trademark and copyright protection creates an additional challenge for us in protecting our proprietary rights to content delivered through the Internet and electronic platforms.

FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT OUR REPORTED RESULTS.

     Our financial statements are expressed in pounds sterling and euros and are, therefore, subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than our reporting currencies. The United States is our most important market outside of Europe, and, accordingly, significant fluctuations in U.S. dollar/sterling and U.S. dollar/euro exchange rates could significantly affect our reported results from year to year. In addition, in some of our businesses we incur costs in currencies other than those in which revenues are earned. The relative movements between the exchange rates in the currencies in which costs are incurred and the currencies in which revenues are earned can significantly affect the profits of those businesses.

RISKS RELATING TO THE ACQUISITION OF HARCOURT

INTEGRATING OUR OPERATIONS AND THE ACQUIRED BUSINESSES OF HARCOURT MAY PROVE TO BE DISRUPTIVE AND COULD RESULT IN THE COMBINED BUSINESSES FAILING TO MEET OUR EXPECTATIONS.

     We have acquired Harcourt's STM businesses and its U.S. K-12 Schools Education and Testing businesses and expect the acquisition will result in increased revenue and profit growth. We cannot be sure that we will realize these anticipated benefits in full or at all. Achieving the expected benefits and synergies of the acquisition will depend, in part, upon whether the operations and the personnel of Harcourt can be integrated in an efficient and effective manner with our existing businesses. The process of integrating two formerly separately operated businesses may be disruptive to both businesses, may take longer than we anticipate and may cause an interruption of our business. The performance of the combined businesses may not meet our expectations if integration is not successful or if the process is prolonged.

THERE MAY BE CONTINGENT AND OTHER LIABILITIES WITHIN HARCOURT OF WHICH WE ARE NOT AWARE.

     We have acquired Harcourt by means of a tender offer followed by the merger of one of our wholly-owned subsidiaries into Harcourt, pursuant to which Harcourt became wholly-owned by us. As a result, we indirectly acquired all of Harcourt's known and unknown liabilities, regardless of whether they are directly associated with the businesses that we have retained.

     Harcourt could have liabilities or its business could be subject to risks of which we are currently unaware that could have a material adverse effect on our business, financial position and results of operations.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $1,528 million (after deducting underwriting discounts and transaction expenses). In estimating such net proceeds, the proceeds from the offering of the Euro Notes have been translated into U.S. dollars using the applicable currency swap rate of $0.88 per E1.00. The U.S. Dollar Notes and the Euro Notes are being offered pursuant to separate underwriting agreements and the sale of the U.S. Dollar Notes is not conditioned upon the sale of the Euro Notes and the sale of the Euro Notes is not conditioned upon the sale of the U.S. Dollar Notes.

     We expect to use the proceeds primarily for the repayment of commercial paper and other short term borrowings put in place to fund the acquisition of Harcourt. Those borrowings have maturities ranging from overnight to 60 days and a mixture of interest rates ranging from LIBOR plus 5 basis points to LIBOR plus 50 basis points. Certain of the underwriters participating in this offering are dealers on our commercial paper program and may receive proceeds from the repayment of commercial paper which is being repaid with proceeds from this offering.

                          DESCRIPTION OF OUR BUSINESS

REED ELSEVIER

     We are one of the world's leading publishers and information providers. Our activities include scientific, legal, educational and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2000, we had total turnover of approximately L3.8 billion (approximately $5.7 billion) and an average of approximately 28,900 employees. In 2000, North America represented our largest single geographic market, based on turnover by destination, contributing 57% of our total turnover.

     Turnover is derived principally from subscriptions, advertising sales, circulation and copy sales and exhibition fees. In 2000, 39% of our turnover was derived from subscriptions, 24% from advertising sales, 17% from circulation and copy sales, 10% from exhibition fees and 10% from other sources.

     Subscription sales are defined as turnover derived from the periodic distribution or update of a product which is often prepaid, while circulation and copy sales include all other turnover from the distribution of a product, usually on cash or credit terms. The level of publishing-related advertising sales has historically been tied closely to the economic cycle with changes in the profit performance of advertisers, business confidence and other economic factors having a high correlation with changes in the size of the market. Subscription sales and circulation and copy sales have tended to be more stable than advertising sales through economic cycles.

     Both subscription and circulation and copy sales include the electronic distribution of products and subscription and transactional sales of online services. In 2000, approximately 25% of our turnover was derived from electronic information products, and approximately 12% was Internet sourced.

     The following table shows our turnover by business segment and on the basis of geographic origin and markets and our adjusted operating profit, which is stated before the amortization of goodwill and intangible assets and exceptional items, by business segment and on the basis of its geographic origin, in each of the three years ended December 31, 2000:

                                                    TURNOVER                      ADJUSTED OPERATING PROFIT(1)(2)
                                            YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                   ------------------------------------------   ------------------------------------
                                       1998           1999           2000          1998         1999         2000
                                   ------------   ------------   ------------   ----------   ----------   ----------
                                                           (IN MILLIONS, EXCEPT PERCENTAGES)
BUSINESS SEGMENT(3)
Science & Medical...............   L  622    19%  L  652    19%  L  693    19%  L223    27%  L231    29%  L252    32%
Legal...........................      948    30    1,087    32    1,201    32    291    36    282    36    237    30
Education.......................      159     5      181     5      202     5     31     4     34     4     40     5
Business........................    1,434    45    1,470    44    1,672    44    268    33    245    31    264    33
                                   ------   ---   ------   ---   ------   ---   ----   ---   ----   ---   ----   ---
Continuing operations...........    3,163    99    3,390   100    3,768   100    813   100    792   100    793   100
Discontinued operations(4)......       28     1       --    --       --    --     --    --     --    --     --    --
                                   ------   ---   ------   ---   ------   ---   ----   ---   ----   ---   ----   ---
Total...........................   L3,191   100%  L3,390   100%  L3,768   100%  L813   100%  L792   100%  L793   100%
                                   ======   ===   ======   ===   ======   ===   ====   ===   ====   ===   ====   ===
GEOGRAPHIC ORIGIN(5)(6)
North America...................   L1,663    52%  L1,836    54%  L2,098    56%  L390    48%  L359    45%  L335    42%
United Kingdom..................      692    22      698    21      734    19    204    25    191    24    191    24
The Netherlands.................      383    12      391    11      399    11    128    16    135    17    136    17
Rest of Europe..................      293     9      307     9      356     9     76     9     87    11    102    13
Rest of the World...............      132     4      158     5      181     5     15     2     20     3     29     4
                                   ------   ---   ------   ---   ------   ---   ----   ---   ----   ---   ----   ---
Continuing operations...........    3,163    99    3,390   100    3,768   100    813   100    792   100    793   100
Discontinued operations(4)......       28     1       --    --       --    --     --    --     --    --     --    --
                                   ------   ---   ------   ---   ------   ---   ----   ---   ----   ---   ----   ---
Total...........................   L3,191   100%  L3,390   100%  L3,768   100%  L813   100%  L792   100%  L793   100%
                                   ======   ===   ======   ===   ======   ===   ====   ===   ====   ===   ====   ===

                                                    TURNOVER
                                            YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                       1998           1999           2000
                                   ------------   ------------   ------------
                                       (IN MILLIONS, EXCEPT PERCENTAGES)
GEOGRAPHIC MARKET(5)(6)
North America...................   L1,726    54%  L1,906    56%  L2,152    57%
United Kingdom..................      483    15      484    14      521    14
The Netherlands.................      222     7      237     7      234     6
Rest of Europe..................      407    13      418    13      478    13
Rest of the World...............      325    10      345    10      383    10
                                   ------   ---   ------   ---   ------   ---
Continuing operations...........    3,163    99    3,390   100    3,768   100
Discontinued operations(4)......       28     1       --    --       --    --
                                   ------   ---   ------   ---   ------   ---
Total...........................   L3,191   100%  L3,390   100%  L3,768   100%
                                   ======   ===   ======   ===   ======   ===

---------------
(1) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted operating profit is shown before the amortization of goodwill and intangible assets and exceptional items. Reed Elsevier businesses focus on adjusted profits as an additional performance measure; see Note 1 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement. U.S. GAAP does not permit the presentation of alternative earnings measures.

(2) Exceptional items are significant items within Reed Elsevier's ordinary activities which, under U.K. and Dutch GAAP, are required to be disclosed separately due to their size or incidence. Net exceptional items charged to operating profit totalled L115 million (loss) in the year ended December 31, 2000, L239 million (loss) in the year ended December 31, 1999, and L79 million (loss) in the year ended December 31, 1998. See "Operating and Financial Review and Prospects -- Reed Elsevier" and Note 8 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement for a further description of these items.

(3) The Education business, previously reported within the Legal segment, was presented separately for the first time in 2000 in anticipation of the acquisition of Harcourt. Comparatives have been restated accordingly. The Scientific segment has been renamed Science & Medical to reflect business strategy.

(4) Discontinued operations are presented in accordance with U.K. and Dutch GAAP, and comprise IPC Magazines and the consumer book publishing operations which were the final elements of the Consumer segment sold in 1998.

(5) The analysis by geographic origin attributes turnover and adjusted operating profit to the territory where the product originates. The analysis by geographic market attributes turnover on the basis of the destination market.

(6) Our geographic markets are North America, the United Kingdom, The Netherlands, the Rest of Europe (excluding the United Kingdom and The Netherlands) and the Rest of the World (other than North America, the United Kingdom, The Netherlands and the Rest of Europe).

     Our businesses compete for circulation and marketing expenditures in scientific and medical, legal, educational and business markets. The bases of competition include, for readers and users of the information, the quality and variety of the editorial content, the quality of the software to derive added value from the information, the timeliness and the price of the products and, for advertisers, the quality and the size of the audiences targeted.

     The following table shows the main business units by reference to business segment and geographical location.

BUSINESS SEGMENT

                            GEOGRAPHICAL LOCATION(6)

                    NORTH AMERICA                  UNITED KINGDOM          THE NETHERLANDS              REST OF EUROPE
                    -------------                  --------------          ---------------              --------------
SCIENCE &  Elsevier Science                 Elsevier Science              Elsevier Science   Elsevier Science, Republic of Ireland
  MEDICAL  Excerpta Medica Communications   The Lancet                    Excerpta Medica    Editions Scientifiques et Medicales
           MDL Information Systems          Academic Press                Communications     Elsevier, France
           Cell Press                       Harcourt Publishers                              Beilstein, Germany
           Endeavor                           International
           Academic Press
           Harcourt Health Sciences

LEGAL      LexisNexis U.S.                  Butterworths Tolley                              Editions du Juris-Classeur, France(2)
           North American Legal             Publishing(2)                                    Verlag Orac, Austria(2)
               Markets(1)                   LexisNexis Europe(2)                             Dott. A. Giuffre Editore, Italy
           Corporate and Federal Markets                                                       (40%)(2)
           Martindale Hubbell                                                                Stampfli Verlag, Switzerland
                                                                                               (40%)(2)
                                                                                             Wydawnictwa Prawnicze PWN,   Poland
                                                                                             (50%)(2)

EDUCATION  Harcourt School Publishers       Heinemann Ginn
           Holt, Rinehart and Winston       Butterworth-Heinemann
           Steck-Vaughn
           Rigby
           Greenwood-Heinemann
           The Psychological Corporation
           Harcourt Educational
             Measurement

BUSINESS   Cahners Business Information     Reed Business Information     Elsevier Business  Elsevier Business Information,
           CMD Group                        Reed Exhibition Companies(3)  Information(4)     Belgium(4)
           Cahners Travel Group(5)          OAG Worldwide(5)                                 Elsevier Informacion Profesional,
           ICIS-LOR                                                                          Spain(4)
           Schnell Publishing Company                                                        Reed Elsevier Deutschland,
           Reed Exhibition Companies(3)                                                      Germany(4)
           OAG Worldwide(5)                                                                  Editions Prat, France(4)
                                                                                             Groupe Strategies, France(4)
                                                                                             Reed Midem Organisation,   France(3)

                 REST OF THE WORLD
                 -----------------
SCIENCE &  Elsevier Science, Japan
  MEDICAL  Excerpta Medica
           Communications, Japan
LEGAL      Butterworths, Australia(2)
           Butterworths, South East
             Asia(2)
           Butterworths, South Africa
             (50.01%)(2)
           LexisNexis International
           Latin America, Argentina &
             Chile(2)
EDUCATION  Rigby-Heinemann, Australia
BUSINESS   Reed Business Information
             Australia
           Reed Exhibitions, Japan(3)
           Reed Exhibitions,
             Singapore(3)
           Reed Exhibitions, Australia(3)

---------------
(1) This business includes Michie, Matthew Bender and Shepard's.
(2) These businesses form part of LexisNexis International.
(3) These businesses form part of Reed Exhibition Companies.
(4) These businesses form part of Elsevier Business Information.
(5) In 2000, we announced that we planned to divest a number of businesses, including OAG Worldwide and Cahners Travel Group. These sales are well advanced.
(6) All businesses are 100% owned unless otherwise stated.

SCIENCE & MEDICAL

                                     YEAR ENDED                           YEAR ENDED
                                    DECEMBER 31,                         DECEMBER 31,
                                    -------------      % CHANGE AT       ------------      % CHANGE AT
                                    1998    1999    CONSTANT RATES(1)        2000       CONSTANT RATES(2)
                                    -----   -----   ------------------   ------------   ------------------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
Turnover
  Elsevier Science................  L513    L534              5%             L592               12%
  Medical Businesses..............   109     118              6%              101              (15)%
                                    ----    ----           ----              ----              ---
                                    L622    L652              5%             L693                7%
                                    ====    ====           ====              ====              ===
Adjusted operating profit(3)......  L223    L231              5%             L252               12%
                                    ====    ====           ====              ====              ===
Adjusted operating margin.........  35.9%   35.4%          (0.5) pts         36.4%             1.0pts
                                    ====    ====           ====              ====              ===

---------------
(1) Represents percentage change over 1998 at constant rates of exchange, which have been calculated using the average exchange rates for the 1998 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(2) Represents percentage change over 1999 at constant rates of exchange, which have been calculated using the average exchange rates for the 1999 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(3) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted operating profit is presented as an additional performance measure and is shown before amortization of goodwill and intangible assets and exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

     The Science & Medical (formerly Scientific) segment of Reed Elsevier comprises worldwide scientific, technical and medical publishing and communications businesses.

     The Science & Medical strategy is to extend its leading global position in providing high quality scientific, technical and medical information solutions to research scientists and information professionals. We believe that the prime driver of growth will be the ScienceDirect family of Internet products, where electronic access, inter-linked content and search capacity offer added value to users.

     Elsevier Science. Elsevier Science is a leading international publisher of scientific information with headquarters in The Netherlands and operations located around the globe. Within the Science & Medical segment, Elsevier Science's scientific information businesses contributed approximately 85% of our total turnover in 2000. Through a number of imprints, including Elsevier, Pergamon, Excerpta Medica and North Holland, Elsevier Science supplies scientific information through journals, books, CD-ROMs and online to research libraries, scientists and professional markets serving an increasingly wide range of research fields. We believe that Elsevier Science is valuable to the scientific community through the publication of more than 1,200 subscription based journals with more than 150,000 new research articles published each year, focused on the life sciences, chemistry and physical sciences. These peer-reviewed publications are an essential conduit for the dissemination of authoritative research findings. Other publishing programs include econometrics, statistics, geology, computer sciences, management and psychology.

     During 2000, we signed approximately 300 ScienceDirect online contracts, including contracts with groups of universities in Germany, The Netherlands, the United States, China and Brazil. As of April 2001, approximately 55% of journal subscriptions by value included ScienceDirect, and usage has grown from 5 million page views per month at the beginning of 2000 to 18 million in May 2001.

     As of May 2001, ScienceDirect held approximately 1.4 million research articles and is a comprehensive source of full text scientific research. More research is added daily from our 1,200 scientific journals, and in 2000, we announced our intention to incorporate all articles that were published before 1995 into the ScienceDirect electronic offering. This substantial undertaking will take approximately five years to complete. The ScienceDirect content will be further enhanced by the inclusion of major reference works; the first major reference work on ScienceDirect was Comprehensive Clinical Psychology.

     Our focus has also been on expanding the ScienceDirect product line with subject specific products, such as PhysicsDirect, PharmaDirect and EngineeringDirect. Specific subject area homepages have also been created. PhysicsDirect provides access to approximately 50 physics journals, as well as the Inspec and Compendex databases, with subject specific navigational tools. Embase.com combines the leading Embase and Medline database into one searchable thesaurus, with full text links to some 1,400 journals. BioMedNet Reviews is a subscription based web service providing access to the Elsevier Science biomedical review journals.

     The Chemistry Preprint Server was launched in August 2000. This service for the chemistry community provides rapid communication and is a freely available and permanent web archive for unreviewed research articles in the field of chemistry. In the pharmaceutical area, we have added to the scope of our service through the acquisition of the Afferent advanced drug screening software.

     In parallel with expanding the ScienceDirect product line, we have worked to improve the functionality and ease of use of ScienceDirect, for instance, by giving individual users personalization through e-mail alerts, customized searches and the tracking of search histories. In order to link ScienceDirect with peer reviewed content of other publishers and other web information, a scientific Internet search engine, Scirus.com, was launched in 2000. Scirus.com allows for simultaneous searches through more than 50 million web pages as well as ScienceDirect's content. The acquisition of Endeavor, a provider of digital library systems, is expected to enable our customers to integrate our electronic offerings into solutions which address the requirements of their institutions.

     The migration from print to electronic services, backed by a doubling of the sales force and customer service, is broadening access to our information. Through contracts with university groups and our individual sales efforts, we are now able to reach usage groups not traditionally part of our customer base -- for example, smaller academic institutions.

     Among Elsevier Science's most widely known and largest journals are: Cell, Brain Research, Neuroscience and Biochimica et Biophysica Acta in the life sciences, the Journal of the American College of Cardiologists and Annals of Thoracic Surgery in the medical sciences, Tetrahedron and Journal of Chromatography in chemistry, Physics Letters and Solid State Communications in the physical sciences, Journal of Financial Economics in economics, and Artificial Intelligence in the computer sciences field. Elsevier Science also publishes secondary material in the form of supporting bibliographic data, indexes and abstracts, and tertiary layers of information in the form of review and reference works, including the Trends and Current Opinion series and Encyclopaedia of Neuroscience. In addition, Elsevier Science publishes conference proceedings, letters, journals for rapid communications, handbooks, bulletins, magazines, dictionaries, newsletters, and sponsored publications.

     Elsevier Science offers a number of secondary databases, available electronically online or on CD-ROM. These include: EMBASE, covering pharmaceutical and biomedical sciences, Compendex, covering all the engineering disciplines, Geobase, focusing on geoscience and related areas, Beilstein Database, providing online access to approximately eight million chemical structures with linked descriptions of the properties, reactions, preparations, citations and links to the pharmaceutical research tools of MDL Information Systems, and Elsevier BIOBASE, a biological science database. Elsevier Science also maintains such highly specialized databases as World Textiles and FLUIDEX.

     In the scientific publishing business, journal subscriptions are usually paid annually in advance. In 2000, subscriptions accounted for approximately 76% of Elsevier Science's turnover, circulation and copy sales for 9% of turnover and other sources for 15% of turnover. In 2000, approximately 43% of Elsevier Science's turnover was derived from North America, 33% from Europe, and the remaining 24% from the Rest of the World.

     Much of the pre-press production of the scientific businesses is undertaken in-house. An electronic production system is used to deliver the full text of journal articles in whichever format the customer requires: online, on CD-ROM, or in print. Electronic files of all journals are fed into our digital storage facility (the "Electronic Warehouse"), which in turn stores content and makes it available as required for delivery to customers. Printing is primarily sourced through a variety of unaffiliated printers located in cost effective printing centers, mainly in Europe. As part of our ongoing efforts to upgrade our systems infrastructure, we are rolling out an electronic workflow program from author submission and peer review to pre-press and the Electronic Warehouse. The order processing of subscriptions to scientific journals is, to a large extent, handled through independent subscription agents. Electronic delivery is directly fulfilled principally through ScienceDirect.

     Competition with Elsevier Science is generally on a title by title basis. Leading competing titles are generally published by learned societies such as the American Chemical Society, the Institute of Electrical and Electronics Engineers and the American Institute of Physics in the United States and the Royal Society of Chemistry in the United Kingdom.

     Medical Businesses. The Science & Medical segment also operates a worldwide network of medical publishing and communications businesses. The medical businesses within the Science & Medical segment comprise Excerpta Medica Communications, Editions Scientifiques et Medicales Elsevier and The Lancet, and together these businesses contributed approximately 15% of the Science & Medical segment's turnover in 2000. In June 2000, we sold the Springhouse business, focused on the nursing community, for $105 million.

     Excerpta Medica Communications ("EMC") publishes customized information to healthcare professionals, medical societies and pharmaceutical companies worldwide. Consistent with the global structure of its main clients, EMC fulfills the needs of pharmaceutical companies' international and domestic marketing operations through its offices in The Netherlands, Germany, Italy, France, Spain, the United States, Japan, Hong Kong and Australia. Activities include educational and promotional scientific information delivered via medical symposia, traditional print media, audio-visual and computer-based programs. EMC works closely with pharmaceutical companies to provide worldwide marketing platforms for new drugs. In 2000, approximately 89% of EMC's turnover was derived from sponsored projects and 11% from subscriptions. In the same period, approximately 37% of turnover came from North America, 30% from Europe and 33% from the Rest of the World.

     Editions Scientifiques et Medicales Elsevier ("ESME") based in Paris, publishes a range of medical, biotechnology and clinical titles, including the renowned Encyclopedie Medico Chirurgicale. In 2000, ESME launched Spanish and English language treatises of Encyclopedie Medico Chirurgicale. In 2000, ESME's circulation and copy sales accounted for approximately 52% of total turnover, with a further 8% from advertising, 29% from subscriptions and 11% from other sources.

     The Lancet is one of the world's most respected medical journals, covering all aspects of human health and is sold through subscription in over 75 countries. The Lancet celebrated its 175th year of publication with the launch of The Lancet Oncology, the first of a series of journals with review information on specific diseases. In 2000, subscriptions accounted for 86% of total turnover, advertising for 14% of total turnover.

     The medical publishing field is highly fragmented. There is regional competition from a number of publishers and service providers in the United States, such as The Thomson Corporation, American Medical Association, Massachusetts Medical Society (New England Journal of Medicine), Medi Media, Adis Press and Lippincott-Raven (Wolters Kluwer), Advanstar and IMS (Cognizant).

     Harcourt Scientific Technical and Medical Businesses. We have acquired Harcourt's STM businesses and its U.S. K-12 Schools Education and Testing businesses in a transaction valued at approximately $4.5 billion.

     The Harcourt STM businesses comprise high quality scientific and technical journals and a leading global position in medical publishing. The combined business is positioned across the scientific, technical and medical spectrum, and offers a range of Internet information services.

     The Harcourt STM businesses are comprised of two principal businesses, Academic Press and Harcourt Health Sciences:

     - Academic Press publishes 174 peer-reviewed journals, with particular focus on life, physical, social and computer sciences. Academic Press also publishes reference works and databases. The IDEAL system provides Academic Press content online and holds over 95,000 scientific research articles.

     - Harcourt Health Sciences is a leader in healthcare and medical publishing measured by revenues. Through a range of imprints, including Mosby, Churchill Livingstone, Harcourt and WB Saunders, Harcourt Health Sciences publishes approximately 8,500 clinical reference works and 250 journals and handbook series, covering the full spectrum of primary medical research, clinical practice and allied healthcare. Through MD Consult, Harcourt Health Sciences provides proprietary and licensed clinical information to physicians and other healthcare professionals.

     Total revenue for these Harcourt STM businesses for the year ended October 31, 2000 was $688 million.

     During 2001, two divisions will be created within the Science & Medical segment, covering Science & Technology and Health Sciences. The immediate priorities are to:

     - integrate the Elsevier Science and Academic Press businesses;

     - use the combined science content and navigation tools to develop new, customized online information services;

     - integrate the worldwide medical businesses; and

     - reorganize medical publishing around key clinical disciplines and expand the availability of online information services and solutions.

     In Science & Technology, the combination of the brands and content of Academic Press and Elsevier Science is expected to create a business with a breadth and depth of scientific information across the major scientific disciplines. The ScienceDirect online platform is scalable and the service will be extended across the Academic Press content.

     In Health Sciences, the acquisition of Harcourt Health Sciences will represent an opportunity in a complementary area for Science & Medical. We believe that Science & Medical's clinical medicine journals, medical databases and the medical communications businesses fit well with Harcourt Health Sciences. The Harcourt Health Sciences prestigious reference works and handbook series across clinical disciplines are expected to provide opportunities for the development of navigational tools for online information services. MD Consult is an entry point into online services for practicing clinicians and is expected to be leveraged through the application of Science & Medical's online publishing skills and increased investment to create additional Internet services.

LEGAL

                                    YEAR ENDED                           YEAR ENDED
                                   DECEMBER 31,                         DECEMBER 31,
                                  --------------      % CHANGE AT       ------------      % CHANGE AT
                                  1998     1999    CONSTANT RATES(1)        2000       CONSTANT RATES(2)
                                  -----   ------   ------------------   ------------   ------------------
                                                     (IN MILLIONS, EXCEPT PERCENTAGES)
Turnover
  LexisNexis U.S................  L 741   L  854             13%           L  947                 4%
  LexisNexis International......    207      233             13%              254                11%
                                  -----   ------        -------            ------           -------
                                  L 948   L1,087             13%           L1,201                 5%
                                  =====   ======        =======            ======           =======
Adjusted operating profit(3)....  L 291   L  282             (5)%          L  237               (19)%
                                  =====   ======        =======            ======           =======
Adjusted operating margin.......   30.7%    25.9%          (4.8)pts          19.7%             (6.2)pts
                                  =====   ======        =======            ======           =======

---------------
(1) Represents percentage change over 1998 at constant rates of exchange, which have been calculated using the average exchange rates for the 1998 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(2) Represents percentage change over 1999 at constant rates of exchange, which have been calculated using the average exchange rates for the 1999 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(3) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted operating profit is presented as an additional performance measure and is shown before amortization of goodwill and intangible assets and exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

     The Legal segment of Reed Elsevier serves important legal, tax, business and reference markets around the world. The Education business, previously reported within the Legal segment, was presented separately for the first time in 2000 in anticipation of the acquisition of Harcourt. Comparatives have been restated accordingly.

     The Legal strategy is to serve important legal, tax, business and reference markets around the world.

     In 2000, we launched new and upgraded Internet products and services including the core research services of lexis.com and nexis.com for the North American Legal Markets division and the Corporate and Federal Markets division. We have expanded our sales and marketing activities, and have been building our global capability and presence through acquisition and alliance.

     In recognition that our markets and customers are becoming increasingly global, we are developing a global product and technology platform to serve as an underpinning to link individual country offerings, and to enable our legal content to be delivered to our customers around the globe. We also made the important decision in 2000 to adopt LexisNexis as our global brand. This will be implemented progressively across our international markets in 2001.

     Acquisitions were made in 2000 in the United States, the United Kingdom, Asia and Latin America to extend our global capability. LexisNexis International added Eclipse, a leading publisher in U.K. employment law and related fields which is an important growing area of law. In the Corporate and Federal Markets division, we acquired the RiskWise group of companies which provides online identity verification and fraud-risk solutions for the e-commerce industry and complements our existing public record business.

     LexisNexis U.S. LexisNexis U.S. is a provider of information to the legal, corporate and government markets in hard copy, online and CD-ROM formats. It operates principally in the United States. LexisNexis U.S. is organized into three business units: North American Legal Markets, Corporate and Federal Markets and Martindale Hubbell. In 2000, LexisNexis U.S. contributed approximately 79% of the total turnover of the Legal segment.

     The North American Legal Markets division is responsible for developing, marketing and selling legal information products in electronic and hard copy formats to legal firms and practitioners. In 2000,

LexisNexis U.S. continued its investment in new products and services, in sales and marketing, and in support activities, to better meet the changing needs and expectations of legal and other professionals and to improve its competitive position.

     In the North American Legal Markets division, we met our goal in 2000 of introducing a competitive Internet-based service mid year with the enhanced lexis.com, and we continue to add content and functionality to improve and differentiate our service. Content licenses were secured through long term agreements with CCH and Tax Analysts, both leading publishers of tax material. Case law summaries have now been added to the LexisNexis federal and state case law collection. These summaries cover cases since 1995 and we are working to include earlier years, having started with those cases most often accessed. Navigation and printing functions have been improved for easier usability and report products introduced to help customers analyze their research results more efficiently.

     Our most recent market research shows lexis.com to have parity preference amongst law students, an improvement from a year ago and representing an important milestone.

     Customization has been a feature of 2000 both in product and in marketing and sales programs. During the year we launched a range of tools under the LexisNexis Customized e-Solutions brand, including: an enterprise-wide portal powered by Plumtree Software and developed exclusively for law firms' knowledge management needs; Custom Web Pages for easy access to specific forms and sources on lexis.com; Intranet Solutions for firms in the initial stages of creating an Intranet; and Practice Pages designed under the guidance of Matthew Bender authors and editors for a customized approach to specific areas of practice. To meet the needs of U.S. attorneys in small firms and single-lawyer practices, the lexisONE.com service was launched in 2000 with free and fee-based research and legal forms, as well as resources to help attorneys manage firm business, client relationships and their careers.

     Matthew Bender, a leading U.S. publisher of legal analysis and case law, offers more than 500 publications in print and electronic formats and is sold to subscribers in more than 160 countries. Its publications include California Forms of Pleading and Practice, Collier on Bankruptcy, Immigration Law and Procedure, Moore's Federal Practice, Nimmer on Copyright and Rabkin & Johnson's Current Legal Forms.

     Michie offers approximately 700 practice-enhancing titles, 400 Custom Legal Publications and the Annotated Codes of 35 states and territories. In addition, Michie is the official publisher of the United States Code Service and United States Supreme Court Reports, Lawyers' Edition. Law school professors and students have long relied on the Michie Contemporary Legal Education Series to provide course materials, prepared by leading legal scholars.

     Shepard's is the premier U.S. legal citation service, providing a comprehensive mix of Federal and State jurisdictional and topical citator services delivered online or in print or CD-ROM formats. "Shepardizing" is a process for U.S. lawyers and involves checking the continuing authority of a case or statutory reference in the light of subsequent legal changes.

     The Corporate and Federal Markets division is responsible for developing, marketing and selling the LexisNexis online service to corporations, businesses and local, state and federal government agencies, and also manages news, business, financial and public records content acquisition and enhancements. In the Corporate and Federal Markets division, we launched the new flagship product, nexis.com, in September 2000. This represents a major upgrade of our online research service, adding much improved navigation, personalization and search capabilities to our information databases. As in the North American Legal Markets division, we are building customized solutions with our customers that are both industry and function specific, such as insurance, media, sales support, mergers and acquisitions and business intelligence, that integrate searching across a customer's Intranet, LexisNexis and other information sources, including the web. We have made alliances with major systems suppliers, such as Siebel and Verity, who have embedded nexis.com in their products.

     Martindale-Hubbell is a publisher of legal directories to the legal profession in North America and internationally. Its flagship product, the Martindale-Hubbell Law Directory, includes more than 900,000

U.S. lawyer and law firm listings. There are also special Canadian and International editions and an online directory of professional legal staff. The Martindale-Hubbell Law Directory is available through hardbound print, CD-ROM and online. Martindale-Hubbell also offers the Internet-based lawyers.com service to small law offices to connect them with prospective clients. The service, which is free to users, provides profiles of some 420,000 attorneys and firms world-wide.

     Other businesses within LexisNexis U.S. include: Lexis Document Services, a provider of comprehensive searching and filing services to U.S. law firms and asset-based lenders which provides service for 4,300 jurisdictions throughout the United States and Canada; and Reed Technology & Information Services ("RTIS"), a provider of content management and information delivery systems.

     LexisNexis Europe offers a wide range of LexisNexis online information products in its European markets, including local-language Internet browser products in Germany and France. In January 2000, the business was expanded through the acquisition of FT Profile and a long term license agreement for Financial Times content. Since January 2001, LexisNexis Europe has formed part of LexisNexis International.

     In 2000, approximately 66% of LexisNexis U.S.'s turnover came from subscription sales, including online services, 10% from transactional sales of online services, 9% from advertising (including directory listings), 5% from circulation and copy sales and the remaining 10% from other sources. In the same period approximately 96% of turnover came from North America and 4% from the Rest of the World.

     In the U.S. legal information and services markets, LexisNexis U.S.'s principal competitor is West (The Thomson Corporation). The principal competitors in the business information market include Dialog (The Thomson Corporation) and Factiva (Dow Jones and Reuters).

     LexisNexis International. LexisNexis International comprises the Butterworths group of companies, Editions du Juris-Classeur in France, Verlag Orac in Austria, Orac Publishers in the Czech Republic, 40% interests in Giuffre in Italy and in Stampfli Verlag in Switzerland, 50% interests in Wydawnictwa Prawnicze PWN, a Polish joint venture, HVG-Orac, a joint venture in Hungary, and legal publishers in Latin America. In 2000, LexisNexis International contributed 21% of the total turnover of the Legal segment.

     Butterworths operates in the United Kingdom (Butterworths Tolley Publishing), Australia, New Zealand, South Africa, South East Asia, India, Canada and the Republic of Ireland. Butterworths provides legal, tax and regulatory materials in loose-leaf, book, CD-ROM and online formats.

     Butterworths Tolley Publishing's most widely known publications are Halsbury's Laws of England, The Encyclopaedia of Forms and Precedents, Simon's Taxes and Butterworth's Company Law Service. An increasing amount of its information is now available online, through the web-based Butterworths Lexis Direct service. The integration of Butterworths Direct and Lexis has provided access, via a single subscription, to a wide range of U.K., Commonwealth and U.S. legal materials. Butterworths Lexis Direct is a U.K. leader in electronic legal publishing both in terms of content and functionality and comprises several services: Law Direct, a subscription based current awareness service; All England Direct, comprising a 24-hour case reporting service, and the entire All England Law Reports; and Halsbury's Law Direct, comprising the complete text of the 56 volume set of the latest edition fully updated. During 2000, customized services were added in specialist fields, such as Human Rights Direct and EU Direct, and, in partnership with a leading legal training firm, CPD Direct was launched, providing online training and professional development as an online service.

     Butterworths Tolley Publishing is a market leader in "first point of reference" tax publishing in the United Kingdom, through its single volume guides and its loose-leaf service, and complements Butterworths' position in publishing for practitioners at the specialist end of the legal and tax markets in the United Kingdom. Butterworths Tolley Publishing also produces several CD-ROM and online products for tax, regulatory and business markets. The expansion into regulatory publishing continued with the acquisition in January 2000 of Eclipse, a publisher of U.K. employment law and related material.

     In 2000, approximately 87% of Butterworths' turnover was derived from hard copy sales, with 13% attributable to electronic products. In the same period, approximately 60% of turnover came from the United Kingdom, 13% from Australia, 6% from Canada and the balance from the rest of the world. Printing is primarily sourced through a variety of unaffiliated printers located in cost-effective printing centers. Warehousing and distribution are largely outsourced. The principal U.K. competitor in the legal field is Sweet & Maxwell (The Thomson Corporation), with Commerce Clearing House (Wolters Kluwer) competing against its tax publications.

     Editions du Juris-Classeur ("EJC") is a French publisher of legal materials in loose-leaf form, CD-ROM and online for lawyers and notaries. The Juris-Classeur collection comprises some 400 regularly updated volumes covering 66 topics. Its 20 journals, including the leading weekly La Semaine Juridique, also cover all the important areas of French legal practice. In 2000, the French case law database, Juris-Data, was launched as an online service. EJC has its own printing and warehousing facilities. In 2000, subscriptions comprised approximately 75% of EJC's turnover, while circulation and copy sales comprised approximately 20% of turnover, with 5% from other sources. EJC's major competitors are Dalloz (Havas Vivendi) and Lamy (Wolters Kluwer).

     Verlag Orac, the leading tax publisher and a leading law publisher in Austria, publishes a comprehensive range of tax materials, including the fortnightly Austrian Tax Newspaper and the monthly Journal of Accountancy. Verlag Orac also has an equity holding in a Hungarian law publisher HVG-Orac (50%) and now has full ownership of Orac Publishers in the Czech Republic.

     Giuffre, in which Reed Elsevier has a 40% interest, publishes reference materials in both hard copy and, increasingly, CD-ROM formats for the Italian legal market. It also has a journals program.

     Stampfli Verlag is a Swiss legal and tax publisher in which we have a 40% interest.

     Wydawnictwa Prawnicze PWN is a joint venture company which was established in 1994 with PWN, Poland's leading academic publisher in which we have a 50% interest.

     LexisNexis International's Latin American businesses comprise legal publishers in Argentina (Abeledo Perrot, Depalma and Jurisprudencia) and in Chile (Publitecsa and Conusur). Publitecsa and Conusur were both acquired in 2000. They serve a range of markets including legal practitioners and academic and student markets.

EDUCATION

                                        YEAR ENDED                           YEAR ENDED
                                       DECEMBER 31,                         DECEMBER 31,
                                       -------------      % CHANGE AT       ------------      % CHANGE AT
                                       1998    1999    CONSTANT RATES(1)        2000       CONSTANT RATES(2)
                                       -----   -----   ------------------   ------------   ------------------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Turnover
  Reed Educational & Professional
     Publishing.....................   L 159   L 181            12%            L 202                9%
                                       =====   =====          ====             =====              ===
Adjusted operating profit(3)........   L  31   L  34             8%            L  40               15%
                                       =====   =====          ====             =====              ===
Adjusted operating margin...........    19.5%   18.8%         (0.7)pts          19.8%          1.0pts
                                       =====   =====          ====             =====              ===

---------------
(1) Represents percentage change over 1998 at constant rates of exchange, which have been calculated using the average exchange rates for the 1998 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(2) Represents percentage change over 1999 at constant rates of exchange, which have been calculated using the average exchange rates for the 1999 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(3) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted operating profit is presented as an additional performance measure and is shown before amortization of goodwill and intangible assets and exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

     The Education business was reported separately from the Legal segment for the first time in 2000 in anticipation of the acquisition of Harcourt. Reed Educational & Professional Publishing ("REPP") serves the educational markets of the United Kingdom, the United States, Australia, New Zealand and South Africa, as well as the international professional and academic sectors.

     REPP aims to be the number one choice for the provision of materials to teachers and of professional and academic knowledge and instruction in targeted market segments. Four key elements underpin achievement of this aim: expansion in the supplemental segment of the U.S. schools market; continued consolidation in the U.K. schools market; development of electronic resources; and expansion of electronic access.

     Reed Educational & Professional Publishing. REPP operates through eight main businesses: U.K. Schools comprising the Heinemann, Rigby and Ginn imprints; Global Library and Butterworth-Heinemann based in the U.K.; Rigby and Greenwood-Heinemann based in the United States; Rigby-Heinemann based in Australia; Heinemann in South Africa; and Reed Publishing in New Zealand. U.K. Schools is a publisher for the U.K. primary and secondary markets. Global Library publishes reference material for school libraries and has operational units in the United Kingdom, the United States and Australia. Butterworth-Heinemann is an international publisher of professional information and learning materials for higher education and professional markets. It has publishing units in the United Kingdom, the United States and Australia. In the United States, Rigby publishes supplemental materials for elementary school literacy development. Greenwood-Heinemann publishes monograph and reference lists and teachers' professional resources. The Australian business, Rigby Heinemann, is a publisher of primary and secondary school books in Australia. In South Africa, Heinemann is a publisher of school texts and in New Zealand, Reed Publishing publishes text-books for the local market. 2000 also saw expansion of the e-learning unit and the development of a number of electronic products such as the Heinemann Explore reference product.

     In 2000, approximately 51% of REPP's turnover was derived from North America, 31% from the United Kingdom, 7% from Australia and the remaining 11% from the rest of the world. Printing and binding are performed by unaffiliated printers and in cost effective printing centers both in the country of origin and around the world. REPP has its own warehouse and distribution facilities in its principal territories. REPP's major U.K. competitors are Longman (Pearson), Oxford University Press, Stanley Thornes (Wolters Kluwer) and Cambridge University Press. In the United States, principal competitors include Wright Group (Tribune), SRA/Open Court (McGraw Hill) and MCP (Pearson). University presses are considered to be competitors in the academic market. In Australia, principal commercial competitors include Nelson, Macmillan, AWL and Jacaranda.

     Harcourt Education and Testing Businesses. We have acquired Harcourt's STM businesses and its U.S. K-12 Schools Education and Testing businesses in a transaction valued at approximately $4.5 billion.

     Harcourt is a leader in U.S. educational publishing and assessment markets, providing print and multi-media teaching materials and tests.

     - Harcourt School Publishers is a leading U.S. elementary (kindergarten to grade 6) publisher with particular strength in the four major subject areas of science, reading, math and social studies. The business has been successful in state adoptions, particularly in the three largest adoption states of Texas, Florida and California. In 2000, Harcourt's new reading program was adopted for use in Texas and its science program was adopted for use in Texas, Florida, California, North Carolina and West Virginia.

     - Holt, Rinehart and Winston is a major U.S. secondary (grades 6 to 12) publisher with a leading position in literature and language arts, the largest middle and secondary school discipline. It also has a strong and growing position in science and is developing new math and social studies programs.

     - Steck-Vaughn is a publisher of U.S. K-12, adult education and public supplemental educational materials. The business is complementary to Reed Elsevier's Rigby business.

     - Harcourt Trade is a small niche U.S. publishing business including the Harvest imprint.

     In the Testing area, Harcourt has two principal businesses, Harcourt Educational Measurement and The Psychological Corporation, which provide testing and performance measurement services for educational and clinical use.

     - Harcourt Educational Measurement provides a range of achievement, aptitude and guidance educational testing services for measuring K-12 student progress, with products such as the Stanford Achievement Test. Harcourt Educational Measurement develops and administers accountability tests for students in all 50 U.S. states and is the exclusive contractor in 20 states, including California and Florida.

     - The Psychological Corporation provides practicing and research psychologists with psychological, speech and occupational therapy assessment tests for many aspects of human behavior, intelligence and development.

     Total revenue for these Harcourt Education and Testing businesses for the year ended October 31, 2000 was $990 million.

     The Education strategy focuses on growing share through innovation and excellence in publishing development. The immediate priorities are to:

     - maintain the current momentum in winning U.S. state adoptions, and to follow this success through in open states;

     - integrate the Steck-Vaughn and Rigby supplemental businesses and to expand the publishing programs;

     - step-up investment in new programs in secondary education, particularly math;

     - expand the scope and penetration of the testing business through Internet-based delivery and services; and

     - step up investment in the online publishing unit to develop new interactive learning programs.

     The primary objectives of accelerated investment in e-learning will be in the migration of key course content, the development of supporting interactive instructional material, the development of teacher and ancillary material, and the strengthening of online library reference materials.

BUSINESS

                                       YEAR ENDED                            YEAR ENDED
                                      DECEMBER 31,                          DECEMBER 31,
                                     ---------------      % CHANGE AT       ------------      % CHANGE AT
                                      1998     1999    CONSTANT RATES(1)        2000       CONSTANT RATES(2)
                                     ------   ------   ------------------   ------------   ------------------
                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
Turnover
  Cahners Business Information.....  L  531   L  542            (1)%           L  665               15%
  Reed Business Information........     248      243            (2)%              270               11%
  Elsevier Business Information....     257      270             7%               278               11%
  Reed Exhibition Companies........     274      301             8%               358               18%
  OAG Worldwide....................      90       85            (6)%               72              (19)%
  Other............................      34       29                               29
                                     ------   ------          ----             ------            -----
                                     L1,434   L1,470             2%            L1,672               12%
                                     ======   ======          ====             ======            =====
Adjusted operating profit(3).......  L  268   L  245            (9)%           L  264                7%
                                     ======   ======          ====             ======            =====
Adjusted operating margin..........    18.7%    16.7%         (2.0)pts           15.8%            (0.9)pts
                                     ======   ======          ====             ======            =====

---------------
(1) Represents percentage change over 1998 at constant rates of exchange, which have been calculated using the average exchange rates for the 1998 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(2) Represents percentage change over 1999 at constant rates of exchange, which have been calculated using the average exchange rates for the 1999 financial year; see the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement for percentage changes at actual rates of exchange.

(3) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted operating profit is presented as an additional performance measure and is shown before amortization of goodwill and intangible assets and exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

     The Business segment is comprised of business magazine and information companies operating principally in the United States, the United Kingdom and Europe and a worldwide exhibitions business.

     The Business strategy is to be the first choice of business professionals for information and decision support, marketing services and e-commerce connectivity. We believe strong brands and market positions in key sectors, built on high quality and online decision support information and premium exhibition services, will attract audiences and deliver more effective buyer-seller connections.

     During 2000, the businesses were brought together in one global division and the portfolio refocused on fewer, faster growing sectors through a program of acquisitions and disposals. We have launched Internet portals in key sectors, as well as new print magazines and exhibitions. The principal acquisitions were CMD Group, e:Logic and Miller Freeman Europe. We have also been selling non-core assets including the KG Saur reference business in Germany, a number of the tuition businesses in The Netherlands and Belgium, and a range of titles in the United States and Europe that did not fit our chosen sectors.

     The sales of our travel publishing businesses, OAG Worldwide and Cahners Travel Group, are well advanced and the Bowker bibliographic business is also to be sold. These disposals have a dilutive impact on earnings but leave the Business segment more focused.

     Business Magazines and Information. The business magazine and information businesses within the Business segment are made up of Cahners Business Information, Reed Business Information and Elsevier Business Information. Together these businesses contributed approximately 73% of the turnover of the Business segment in 2000. In the U.S., business to business magazines are primarily distributed on a "controlled circulation" basis, whereby the product is delivered without charge to qualified buyers within a targeted industry group based upon circulation lists developed and maintained by the publisher. In the U.K., business magazines are distributed both on a "controlled circulation" basis and a "paid circulation" basis, but in both cases are dependent on advertising for a significant proportion of their revenues. As turnover is mainly derived from advertising, these businesses are sensitive to economic conditions and advertiser expenditure in those countries. In The Netherlands, however, a higher proportion of publications is sold by subscription, thus such publications are generally more resilient through economic cycles.

     Cahners Business Information ("Cahners") is a leading publisher of business information in the United States, with over 100 trade magazines and some 120 web sites. Following the changes in portfolio, Cahners has been reorganized into three market sector-focused divisions; Manufacturing and Electronics, Construction and Retail, and Media to support its transformation from a broad-based publisher of business-to-business magazines to a market sector focused, media-neutral provider of critical information and marketing solutions to business professionals. Cahners has launched vertical portals in a number of key sectors, including e-insite in Electronics, manufacturing.net in Manufacturing, and variety.com, tvinsite.com and wirelessweek.com in the entertainment, television and telecommunication areas within Media. In Construction, major development work has followed the CMD Group acquisition to leverage its content into online services to address the construction industry supply chain. Within the Manufacturing sector, we have migrated a joint venture with i2 into a more straightforward licensing arrangement and have refocused the web service on the design, automation and supply chain/logistics segments of Manufacturing.

     Launches have not been confined to Internet services. During 2000, Cahners launched new magazines, including Broadband Week, which informs on broadband networks, applications and content, and CommVerg, which addresses the converging space of communications, computers and consumer electronics.

     In May 2000, Cahners made the $300 million acquisition of CMD Group, an international supplier of information to the construction industry. CMD Group provides construction project information, both nationally and regionally in the United States, as well as directories of building products and services and construction cost data.

     In June 2000, Cahners acquired e:Logic, a growing application service provider of web development, design and delivery systems to media and Internet companies, for $73 million. e:Logic provides Cahners with content management technology and is supporting our strategy of building leading Internet portals.

     Among the best known Cahners titles are Variety, Broadcasting & Cable, Multichannel News, Publishers Weekly, EDN, Design News and Interior Design. Cahners also publishes product tabloids which provide information primarily on new products to managers and professionals in the industrial, processing, medical, scientific and high technology fields. Cahners operates primarily in the United States, with major publishing centers in New York, Boston, Chicago, Los Angeles, Denver and Greensboro. Readership of its publications is expanding beyond U.S. borders, reflecting both the potential of U.S. exports and the increasing internationalization of the industries served.

     Cahners leverages its knowledge of the business sectors it serves and the extensive databases of business names and reader related demographics it has collated through a broad range of products and services. These include websites, direct mail, product news tabloids, newspapers, newsletters and custom published supplements, as well as the feature publications which continue to serve as the core of the portfolio.

     In 2000, approximately 74% of Cahners' total turnover came from advertising, 15% from subscriptions and circulation sales and 11% from other sources. Cahners operates circulation management and fulfilment facilities in Colorado and the Caribbean island of St. Kitts which identify, qualify and maintain subscriber lists for substantially all of its titles. These lists enable Cahners to serve its advertisers by creating highly targeted readerships for its magazines. Much of the editorial pre-press production is performed in-house. Paper and printing services are purchased on a coordinated basis with other Reed Elsevier businesses in the United States. Distribution of magazines is primarily through the U.S. postal service, supplemented by newsstand sales through unaffiliated wholesalers.

     Reed Elsevier's U.S. business to business titles compete on an individual basis with the publications of a number of publishers, including CMP Media (United Business Media) in its electronics sectors and Advanstar, BPI/VNU, Primedia, Penton Media, Hanley Wood and McGraw-Hill in other sectors.

     Reed Business Information ("RBI"), the U.K. based business magazine and directory publisher, has a portfolio of around 100 business magazines, directories, market access products and online services. RBI publishes over 50 primary business magazine brands in some 20 market facing sectors. Its business magazines include Computer Weekly, Farmers Weekly, Estates Gazette, Flight International, New Scientist, Caterer & Hotelkeeper, Doctor, Commercial Motor and Community Care. Its major directories are Kelly's, Kompass and The Bankers' Almanac, and it also has online services which include Estates Gazette Interactive, Air Transport Intelligence, Planet Science, ICIS-LOR and totaljobs.com.

     In the United Kingdom, RBI has continued to increase investment in totaljobs.com, the online recruitment service, which has a leading position in the United Kingdom with approximately 50,000 jobs carried as of December 2000. Other initiatives include the 75/25 computerweekly.com joint venture with InterX to combine RBI's brands, content and publishing expertise with InterX's technical and product data services, the launch of E.Business Review and increased frequency of Personnel Today.

     In 2000, approximately 81% of RBI's turnover came from the United Kingdom, 8% from continental Europe, 7% from North America and 4% from the Rest of the World. In the same year, approximately 66% of turnover was derived from advertising, 14% from subscription sales, 10% from circulation sales and the remaining 10% from other sources. RBI performs full computerized editorial make-up in-house for all of its titles. Paper and printing services are purchased from unaffiliated third parties, primarily on a co-ordinated basis with other Reed Elsevier businesses in the United Kingdom. RBI's distribution is generally through public postal systems, with newsstand distribution for some titles through outside wholesalers. RBI competes directly with EMAP Business Communications and United Business Media in a number of sectors in the United Kingdom, and also with many smaller companies on an individual title by title basis.

     Elsevier Business Information ("EBI") comprises the business and reference publishing operations in continental Europe, which operates in The Netherlands, Belgium, Spain, Germany, France and Italy.

     EBI in The Netherlands, is focused on 13 market segments. It publishes over 160 titles and is a leading business magazine and information publisher. Its principal titles include Elsevier, the major current affairs weekly, Beleggers Belangen and FEM in business and management, and Boerderij and Buiten in agriculture. Its titles are predominantly subscription-based and revenue is principally divided between subscriptions and advertising. Most titles are published in the Dutch language. Through trade journals, product news tabloids, directories, documentary systems, databases, newspapers and websites, EBI serves markets which include agriculture, catering, construction, engineering, food, fashion, horticulture, transportation, tourism and travel.

     EBI's zibb.nl was launched in 2000 as a general business information portal in The Netherlands.

     The portfolio was extended by the acquisition in July 2000 of the Stammer business in Italy, as part of the Miller Freeman Europe transaction, and by other acquisitions in France, Spain and Germany. Disposal of the KG Saur reference business has been completed and a number of the non-core Tuition businesses have been, or are in the process of being, sold.

     In 2000, approximately 36% of EBI's turnover was derived from advertising, 29% from magazine subscriptions, 16% from training, 10% from magazine circulation and copy sales, and the remaining 9% from other sources including sales of software. Printing and production is contracted out to third parties and distribution is mainly through the Dutch postal system. EBI competes with a number of companies on a title by title basis in individual market sectors, the largest competitors being Wolters Kluwer and VNU. In the agricultural sector, the main competition is from Oogst, an association journal.

     EBI Belgium publishes 10 English language product news tabloids for the international market. This business provides specialized information on new products in the international electronic, laboratory, biotechnical and industrial markets. The Spanish operations, Elsevier Informacion Profesional, comprise

Grupo Arte y Cemento, a publisher of product news tabloids, Construdatos, which publishes market information on new building projects and Inese, which was acquired in 2000.

     Other constituents of EBI are Editions Prat, a publisher of mainly loose-leaf information aimed at the fiscal, legal and administration sectors in France; Groupe Strategies, which publishes the journal Strategies and other information materials for the French advertising and communications industry; Reed Elsevier Deutschland, which includes Artzliche Praxis, a prominent German language medical journal and Institut Verlag, a supplier of information for the construction industry.

     Exhibitions. The exhibitions business contributed approximately 21% of the turnover of the Business segment in 2000, and is the world's largest exhibitions business, with a leading position in the United States, Asia and each major European economy.

     Reed Exhibition Companies ("REC") is an international event organizer, with 440 events in 29 countries, attracting over 150,000 exhibitors and approximately 9 million buyers annually. REC's events are concentrated in a number of industry sectors of which the most important are: marketing and business services; publishing; IT/communications; manufacturing; aerospace; leisure; electronics; hospitality; travel; entertainment; and retail.

     Many of REC's events are industry leaders, including National Hardware Show, National Manufacturing Week, JCK International Jewellery Shows, Professional Golfers Association (PGA) Merchandise Show, PGA International Golf Show and Canadian Machine Tool Show in North America; Pakex, World Travel Market and London Book Fair in the United Kingdom; MIDEM, MIPTV, MIPIM, Salon Nautique and FIAC in France; Computer Faire in South Africa; AIMEX and Australian Gift Fairs in Australia; International Jewellery Tokyo in Japan; Asian Aerospace and Thai Metalex in South-East Asia; and the Nepcon and Travel series of international events.

     REC launched over 35 new shows in 2000, and a significant increase in investment in show related websites, of which there are now over 250. These will provide more accessible and focused pre- and post-event services, including contact broking, to exhibitors and attendees.

     In July 2000, Reed Elsevier acquired Miller Freeman Europe, a leading trade exhibition organizer in Europe with operations in France, Spain, Italy, Germany and Scandinavia, for L360 million. The portfolio has over 100 shows and 66 related websites and includes prestigious international and national domestic events across a number of sectors, including building and construction, retail, food and hospitality, and environmental services.

     Acquisitions were also made in the U.S. food sector and alliances formed with major exhibition halls in Berlin and Vienna.

     Over 80% of REC's turnover is derived from exhibition participation fees, with the balance attributable to conference fees, advertising in exhibition guides, sponsorship fees and admission charges. With few exceptions, no capital is employed in exhibition halls, the majority of which are leased on a short term basis. In 2000, approximately 42% of REC's turnover came from North America, 34% from continental Europe, 10% from the United Kingdom and the remaining 14% from the Rest of the World. As some events are held other than annually, turnover in any single year may be affected by the cycle of non-annual exhibitions.

     The exhibition industry has historically been extremely fragmented. Within domestic markets, competition comes primarily from industry focused trade associations and convention center and exhibition hall owners. The main U.S. competitor is Miller Freeman, Inc. (VNU), although a number of hall owners are increasingly seeking international presence.

     OAG Worldwide.  The sale of OAG Worldwide is well advanced.

ELSEVIER REED FINANCE BV

     Elsevier Reed Finance BV ("ERF"), the Dutch resident parent company of the ERF group, is directly owned by Reed International and Elsevier. ERF provides treasury, finance and insurance services to the Reed Elsevier plc businesses through its subsidiaries in Switzerland: Elsevier Finance SA ("EFSA"), Elsevier Properties SA ("EPSA") and Elsevier Risks SA ("ERSA"). These three Swiss companies are organized under one Swiss holding company, which is in turn owned by ERF.

     EFSA, EPSA and ERSA each focus on their own specific area of expertise. EFSA is the principal treasury center for Reed Elsevier. It is responsible for all aspects of treasury advice and support for Reed Elsevier plc's businesses operating in continental Europe and certain other territories and undertakes foreign exchange and derivatives dealing services for the whole of Reed Elsevier. EFSA also provides Reed Elsevier plc businesses with financing for acquisitions and product development and manages cash pools and investments. EPSA is responsible for the exploitation of tangible and intangible property rights while ERSA is responsible for insurance activities relating to risk retention.

     During 2000, loans to Reed Elsevier plc businesses in the United States of $461 million were made, of which $200 million was to finance the acquisition of the CMD Group. Additional loans to Reed Elsevier plc businesses in Europe of E425 million were made, of which E413 million was to finance the purchase of the Miller Freeman Europe businesses. To fund this additional lending and to provide capacity to meet new lending requests, ERF raised $495 million by means of a rights issue to which Elsevier subscribed and the funds were contributed to EFSA. Furthermore, EFSA issued a 7-year bond in the Swiss domestic market, for $300 million equivalent. Additionally, EFSA put in place a $3.0 billion U.S. Commercial Paper program in December 2000, in anticipation of financing related to the Harcourt acquisition.

     EFSA continued to advise Reed Elsevier plc businesses on the treasury implications of the introduction of the euro and all euro transfer programs are progressing according to plan. EFSA also organized bank tenders in several European countries, and implemented a number of cash-pooling arrangements within Europe. The volume of foreign exchange dealt by EFSA during 2000 amounted to approximately $3.8 billion equivalent. The average balance of cash under management, on behalf of Reed Elsevier plc companies, was approximately $0.5 billion.

     At the end of 2000, 87% of ERF's gross assets were held in U.S. dollars, including U.S.$4.3 billion in loans to Reed Elsevier plc subsidiaries. The euro currency block represented 12% of total assets.

     Liabilities included $822 million in U.S. dollars and $423 million equivalent in euro currencies, borrowed under the euro commercial paper program and the Swiss domestic bond.

REED ELSEVIER CAPITAL

     Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier plc, which is jointly-owned by Reed International and Elsevier. Reed Elsevier Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by Reed International and Elsevier. Reed Elsevier Capital is authorized to issue 3,000 common shares, $1.00 par value, and 180 common shares are issued and outstanding. Reed Elsevier Capital has $317 million of long-term debt, all of which is guaranteed by Reed International and Elsevier. Reed Elsevier Capital has no short-term debt or other borrowings. Reed Elsevier Capital does not publish separate non-consolidated financial statements. Its principal executive offices are located at 1105 North Market Street, Suite 942, Wilmington DE 19801. The management of Reed Elsevier Capital is described on page S-80 of this prospectus supplement.

LITIGATION

     We are party to various legal proceedings, the ultimate resolutions of which are not expected to have a material adverse effect on our financial position or results of our operations other than as described below.

     Reed Elsevier Inc. ("REI") has been named as one of several defendants in action captioned Electronic Database Copyright Infringement Litigation, M.D.L. Docket No. 1379, a federal multidistrict litigation which consolidates three lawsuits, filed against REI in August and September, 2000, of copyright infringement in federal district courts: The Authors Guild, Inc. v. The Dialog Corporation et al., Laney et ano. v. Dow Jones & Company, Inc., et al., and Posner et al. v. Gale Group Inc. These suits were brought by or on behalf of freelance authors who allege that the defendants have infringed plaintiffs' copyright by making plaintiffs' works available on databases operated by the defendants. The plaintiffs are seeking to be certified as class representatives of all similarly-situated freelance authors. The action was stayed pending disposition by the United States Supreme Court of New York Times Company et al.
v. Tasini et al., No. 00-21, in which REI was a petitioner. On June 25, 2001, the Supreme Court ruled against the petitioners, including REI, holding that the publisher of a print collective work did not have a statutory right to republish an article originally contributed to a print work in an electronic database without the author's permission. No proceedings relating to the class certification motions, or other proceedings of substance, have yet occurred. Plaintiffs in each action seek actual damages, statutory damages and injunctive relief. The Laney plaintiff also seeks an accounting for profits received. REI believes it has strong substantive defenses to these actions and will vigorously pursue them. It will also vigorously contest the motions for class certification. REI has indemnity agreements from each of the content providers that supplied articles to the relevant databases. REI could be adversely affected in the event the plaintiffs are successful in their claims and full recovery were not available under the indemnities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Reed Elsevier, as of December 31, 2000:

     - on an actual basis;

     - on a pro forma basis to give effect to the acquisition of Harcourt and the on-sale to The Thomson Corporation; and

     - on a pro forma basis to give effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes.

     The table has been derived from the audited combined balance sheet of Reed Elsevier as of December 31, 2000 and the unaudited pro forma consolidated balance sheet of Harcourt as of October 31, 2000, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP; see "Reed Elsevier Unaudited Pro Forma Combined Financial Information" on page S-45 of this prospectus supplement. You should read this table together with "Operating and Financial Review and Prospects -- Reed Elsevier" and the combined financial statements of Reed Elsevier in the 2000 Annual Report on Form 20-F and the historical financial statements of Harcourt, each as incorporated by reference in this prospectus supplement.

                                                                    AS OF DECEMBER 31, 2000(1)
                                                    -----------------------------------------------------------
                                                                                  PRO FORMA        PRO FORMA
                                                                                  AFTER THE        AFTER THE
                                                                                 SALE OF THE      SALE OF THE
                                                                 PRO FORMA          NOTES            NOTES
                                                                 AFTER THE         AND THE          AND THE
                                                     ACTUAL    ACQUISITION(2)   ACQUISITION(3)   ACQUISITION(4)
                                                    --------   --------------   --------------   --------------
                                                                           (in millions)
Short term borrowings.............................  L 1,404        L2,125           L1,099           $1,547
Long term borrowings..............................      623         1,482            2,508            3,530
                                                    -------        ------           ------           ------
Total short and long term borrowings..............    2,027         3,607            3,607            5,077
                                                    -------        ------           ------           ------
Less cash and short term investments..............   (1,594)         (374)            (374)            (526)
                                                    -------        ------           ------           ------
Net borrowings(5).................................      433         3,233            3,233            4,551
                                                    -------        ------           ------           ------
Combined shareholders' equity(6)(7)
  Combined share capitals.........................      185           185              185              260
  Combined share premiums.........................    1,621         1,621            1,621            2,282
  Combined retained earnings......................    1,235         1,235            1,235            1,739
                                                    -------        ------           ------           ------
  Total combined shareholders' equity.............    3,041         3,041            3,041            4,281
                                                    -------        ------           ------           ------
Total net borrowings and combined shareholders'
  equity..........................................  L 3,474        L6,274           L6,274           $8,832
                                                    =======        ======           ======           ======

---------------
(1) Except as disclosed below, there has been no material change in the capitalization of Reed Elsevier since December 31, 2000.
(2) Shows the effect of the acquisition of Harcourt and the on-sale to The Thomson Corporation, but not the sale of the Notes.
(3) Shows the effect of the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. Net proceeds of approximately $1,528 million (L1,026 million translated at the closing rate on December 31, 2000 of $1.49 per L1.00) (after deducting underwriting discounts and transaction expenses) are assumed to be realized from the sale of the Notes. In estimating such net proceeds, the proceeds from the offering of the Euro Notes have been translated into U.S. dollars using the applicable currency swap rate of $0.88 per E1.00. However, the U.S. Dollar Notes and the Euro Notes are being offered pursuant to separate underwriting agreements and the sale of the U.S. Dollar Notes is not conditioned upon the sale of the Euro Notes and the sale of the Euro Notes is not conditioned upon the sale of the U.S. Dollar Notes.
(4) For the convenience of the reader, pounds sterling amounts as of December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $1.4077 per L1.00.
(5) The above table does not take account of increases in actual and pro forma net borrowings of approximately L110 million and approximately L250 million, respectively, reflecting normal seasonal cash flows, including the payment of dividends, acquisition spend less disposal proceeds, nontrading items and exchange rate movements between December 31, 2000 and June 30, 2001 for Reed Elsevier and between October 31, 2000 and June 30, 2001 for Harcourt.
(6) The above table does not take account of an increase in the combined share capitals and share premiums of approximately L11 million between December 31, 2000 and June 30, 2001 as a result of the exercise of share options.
(7) The combined share capitals, as of December 31, 2000, combines the issued share capital of Reed International (1,262,450,655 12.5 pence ordinary shares) and the issued share capital of Elsevier (735,717,794 Euro 0.6 ordinary shares). Combined share capitals exclude the Elsevier R-shares held by Reed International.

                     RATIO OF EARNINGS TO FIXED CHARGES(1)
                                  (UNAUDITED)

     The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with "Operating and Financial Review and Prospects -- Reed Elsevier" and the combined financial statements of Reed Elsevier in the 2000 Annual Report on Form 20-F and the historical financial statements of Harcourt, each as incorporated by reference in this prospectus supplement.

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            1996    1997    1998    1999    2000
                                                            ----    ----    ----    ----    ----
REED ELSEVIER (continuing operations)
  In accordance with U.K. and Dutch GAAP..................  4.7     0.7(5)  3.9     1.8     2.2
  In accordance with U.K. and Dutch GAAP (adjusted
     earnings basis)(2)...................................  6.5     7.1     7.3     6.2     5.4
  In accordance with U.S. GAAP(3).........................  6.0     1.3     0.8(6)  1.2     1.8
REED ELSEVIER (pro forma basis)(4)
  In accordance with U.K. and Dutch GAAP................................................    1.9
  In accordance with U.K. and Dutch GAAP (adjusted earnings basis)(2)...................    3.8
  In accordance with U.S. GAAP(3).......................................................    1.7

---------------
(1) For the purpose of computing these ratios of earnings to fixed charges, the term "earnings" means income before taxes and minority interests and fixed charges, and the term "fixed charges" means interest on all indebtedness, including capital leases and amortization of debt expense, plus one-third of rental expense, plus preference dividends.

(2) U.K. and Dutch generally accepted accounting principles ("U.K. and Dutch GAAP") allow the presentation of alternative earnings measures. Adjusted earnings are presented as an additional performance measure and are shown before amortization of goodwill and intangible assets and exceptional items. U.S. generally accepted accounting principles ("U.S. GAAP") do not permit the presentation of alternative earnings measures.

(3) The ratio of earnings to fixed charges under U.S. GAAP reflects the impact of differences between U.K. and Dutch GAAP and U.S. GAAP on the measurement of earnings. The most significant differences relate to the U.S. GAAP requirements regarding the capitalization and amortization of goodwill and intangible assets.

(4) The pro forma ratio of earnings to fixed charges for the year ended December 31, 2000 combines the earnings and fixed charges of Reed Elsevier for the year ended December 31, 2000 and the earnings and fixed charges of Harcourt for the year ended October 31, 2000, as adjusted to conform materially to Reed Elsevier accounting policies under U.K. and Dutch GAAP after giving effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. The pro forma ratio of earnings to fixed charges is provided for illustrative purposes only and does not purport to represent the actual ratio of earnings to fixed charges of Reed Elsevier had the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes occurred on the dates assumed, nor is it indicative of Reed Elsevier's future earnings or fixed charges.

(5) Earnings were insufficient to cover fixed charges by L36 million as a consequence of the provision of L230 million in respect of the Reed Travel Group recompense program and L250 million non-cash write down in intangible asset values. Excluding the provision and write down, the ratio of earnings to fixed charges was 4.7.

(6) Earnings were insufficient to cover fixed charges by L24 million after giving effect to additional amortization of L266 million arising as a consequence of a re-evaluation of the remaining asset lives of goodwill and intangible assets under U.S. GAAP. Excluding the additional amortization, the ratio of earnings to fixed charges was 3.0.

                            SELECTED FINANCIAL DATA

     The following tables present selected financial data of Reed Elsevier, Reed International, Elsevier and Harcourt for the periods specified.

                                 REED ELSEVIER

     The selected combined financial data for Reed Elsevier for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below has been extracted or derived from the combined financial statements, which have been audited by Deloitte & Touche, London and Deloitte & Touche, Amsterdam. You should read the selected combined financial data for Reed Elsevier set forth below together with the audited combined financial statements and accompanying notes of Reed Elsevier in the 2000 Annual Report on Form 20-F for the financial year ended December 31, 2000, incorporated by reference in this prospectus supplement.

     The Reed Elsevier selected combined financial data reflects the combined interests of both sets of shareholders of Reed International and Elsevier and encompasses the businesses of Reed International, Elsevier, Reed Elsevier plc, Elsevier Reed Finance BV and their respective subsidiaries, including Reed Elsevier Capital, and associates and joint ventures.

COMBINED PROFIT AND LOSS ACCOUNT DATA

                                                              YEAR ENDED DECEMBER 31,(1)
                                                 ----------------------------------------------------
                                                  1996     1997     1998     1999     2000    2000(2)
                                                 ------   ------   ------   ------   ------   -------
                                                                    (IN MILLIONS)
AMOUNTS IN ACCORDANCE WITH U.K. AND DUTCH GAAP:
Turnover
  Continuing operations........................  L2,897   L2,987   L3,163   L3,390   L3,768   $5,304
  Discontinued operations(3)...................     484      430       28       --       --       --
                                                 ------   ------   ------   ------   ------   ------
                                                 L3,381   L3,417   L3,191   L3,390   L3,768   $5,304
                                                 ======   ======   ======   ======   ======   ======
Adjusted operating profit (including joint
  ventures)(4)
  Continuing operations........................  L  787   L  812   L  813   L  792   L  793   $1,116
  Discontinued operations(3)...................      69       73       --       --       --       --
Amortization of goodwill and intangible assets
  (including joint ventures)...................    (250)    (289)    (332)    (373)    (468)    (659)
Exceptional items charged to operating
  income(5)....................................      --     (502)     (79)    (239)    (115)    (162)
                                                 ------   ------   ------   ------   ------   ------
Operating profit including joint ventures......     606       94      402      180      210      295
Non operating exceptional items(5).............      24       54      682        7       85      120
                                                 ------   ------   ------   ------   ------   ------
Profit before interest and taxes...............     630      148    1,084      187      295      415
Net interest expense...........................     (51)     (62)     (40)     (82)    (103)    (145)
                                                 ------   ------   ------   ------   ------   ------
Profit before taxes and minority interests.....     579       86    1,044      105      192      270
Taxes..........................................    (212)     (99)    (271)    (167)    (159)    (224)
Minority interests.............................      (1)      (1)      (1)      (1)      --       --
                                                 ------   ------   ------   ------   ------   ------
Profit/(loss) attributable to parent companies'
  shareholders.................................  L  366   L  (14)  L  772   L  (63)  L   33   $   46
                                                 ======   ======   ======   ======   ======   ======
Adjusted figures:(4)
  Adjusted operating profit....................  L  856   L  885   L  813   L  792   L  793   $1,116
  Adjusted profit before tax...................     805      823      773      710      690      971
  Adjusted attributable profit.................     603      608      571      527      511      719

                                                              YEAR ENDED DECEMBER 31,(1)
                                                 ----------------------------------------------------
                                                  1996     1997     1998     1999     2000    2000(2)
                                                 ------   ------   ------   ------   ------   -------
                                                                    (IN MILLIONS)
AMOUNTS IN ACCORDANCE WITH U.S. GAAP:
Continuing operations
  Operating income.............................  L  711   L  107   L   13   L  109   L  236   $  332
  Net income/(loss)............................     450        3     (122)     (73)      60       84
Discontinued operations
  Net income from trading operations...........      43       40       (1)      --       --       --
  Gain on sales net of provisions..............      --       --      521       --       --       --
                                                 ------   ------   ------   ------   ------   ------
  Net income from discontinued operations......      43       40      520       --       --       --
                                                 ------   ------   ------   ------   ------   ------
Net income/(loss)..............................  L  493   L   43   L  398   L  (73)  L   60   $   84
                                                 ======   ======   ======   ======   ======   ======

COMBINED BALANCE SHEET DATA

                                                             AS OF DECEMBER 31,(1)
                                            --------------------------------------------------------
                                             1996     1997      1998      1999      2000     2000(2)
                                            ------   -------   -------   -------   -------   -------
                                                                 (IN MILLIONS)
AMOUNTS IN ACCORDANCE WITH U.K. AND DUTCH
  GAAP:
Total assets..............................  L5,176   L 5,211   L 5,760   L 5,272   L 7,428   $10,456
Long term obligations less current
  portion.................................    (717)     (689)     (520)     (377)     (623)     (877)
Net borrowings............................    (196)     (630)     (962)   (1,066)     (433)     (610)
Combined shareholders' funds(6)...........   2,063     1,692     2,130     1,855     3,041     4,281
AMOUNTS IN ACCORDANCE WITH U.S. GAAP:
Total assets..............................  L6,107   L 6,139   L 6,443   L 5,896   L 8,115   $11,423
Long term obligations less current
  portion.................................    (993)   (1,291)   (1,122)     (772)   (1,724)   (2,427)
Combined shareholders' funds(6)...........   3,075     2,774     2,833     2,423     3,707     5,218

---------------
(1) The combined financial statements are prepared in accordance with accounting policies that are in conformity with U.K. and Dutch GAAP, which differ in certain significant respects from U.S. GAAP. The principal differences between U.K. and Dutch GAAP and U.S. GAAP which are relevant to Reed Elsevier are set forth in Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

(2) The noon buying rate as of June 29, 2001 has been used to provide a convenience translation into U.S. dollars.

(3) Discontinued operations are presented in accordance with U.K. and Dutch GAAP, and comprise IPC Magazines and the consumer book publishing operations which were the final elements of the consumer segment sold in 1998.

(4) U.K. and Dutch GAAP allow the presentation of alternative earnings measures. Adjusted figures, which exclude the amortization of goodwill and intangible assets, exceptional items and related tax effects, are presented as additional performance measures. U.S. GAAP does not permit the presentation of alternative earnings measures.

(5) Exceptional items are significant items within Reed Elsevier's ordinary activities which, under U.K. and Dutch GAAP, need to be disclosed separately by virtue of their size or incidence. The items do not qualify as extraordinary under U.S. GAAP and are considered a part of operating results. Exceptional items charged to operating profit, under U.K. and Dutch GAAP, are:

    - in 2000 L77 million in respect of reorganization costs and L38 million in respect of acquisition related costs;

    - in 1999 L161 million in respect of reorganization costs and L78 million in respect of Year 2000 compliance and acquisition related costs;

    - in 1998 L79 million in respect of Year 2000 compliance and acquisition related costs; and

    - in 1997 L230 million in respect of the cost of programs to recompense advertisers in relation to irregularities in circulation claims for certain Reed Travel Group publications together with related expenses and reorganization costs, L250 million in respect of a non-cash write down of intangible assets related to Reed Travel Group and L22 million in respect of Year 2000 compliance and acquisition related costs.

    Non-operating exceptional items arise primarily from the net profit on disposal of Springhouse, KG Saur and REZsolutions in 2000, of IPC Magazines in 1998 and, in other years, from the disposal of other businesses and surplus property interests.

    For further details see Note 8 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

(6) On December 5, 2000, following a joint international offering, Reed International issued 113,700,000 new 12.5p ordinary shares at 625p each and Elsevier issued 66,255,000 new E0.06 ordinary shares at E14.50 each. The purpose of the offering was to finance the acquisition of Harcourt by Reed Elsevier. The nominal value of the shares issued was L14.2 million and E4.0 million, respectively, and the net proceeds were L694 million and E933 million, respectively.

                               REED INTERNATIONAL

     The selected consolidated financial data for Reed International for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below has been extracted or derived from the consolidated financial statements of Reed International, which have been audited by Deloitte & Touche, London. You should read the selected financial data for Reed International set forth below together with the audited consolidated financial statements and accompanying notes of Reed International in the 2000 Annual Report on Form 20-F for the financial year ended December 31, 2000, incorporated by reference in this prospectus supplement.

     The results and financial position of Reed International reflect the 52.9% economic interest of Reed International's shareholders in Reed Elsevier, after taking account of results arising in Reed International and its subsidiaries. These have been accounted for on a gross equity basis.

                                                         YEAR ENDED DECEMBER 31,(1)
                                            ----------------------------------------------------
                                             1996     1997     1998     1999     2000    2000(2)
                                            ------   ------   ------   ------   ------   -------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
AMOUNTS IN ACCORDANCE WITH U.K. GAAP:
Share of adjusted profit before tax(3)....  L  426   L  435   L  409   L  376   L  365   $  513
Share of amortization.....................    (132)    (153)    (176)    (197)    (248)    (349)
Share of exceptional items before
  tax(4)..................................      13     (237)     319     (122)     (15)     (21)
Elsevier's share of U.K. tax credit on
  distributed earnings....................     (18)     (20)     (12)      (6)      (6)      (8)
                                            ------   ------   ------   ------   ------   ------
Profit on ordinary activities before
  tax.....................................     289       25      540       51       96      135
                                            ------   ------   ------   ------   ------   ------
Tax on profit on ordinary activities......    (113)     (52)    (144)     (90)     (85)    (120)
                                            ------   ------   ------   ------   ------   ------
Profit/(loss) attributable to ordinary
  shareholders............................  L  176   L  (27)  L  396   L  (39)  L   11   $   15
                                            ======   ======   ======   ======   ======   ======
Basic earnings/(loss) per Reed
  International ordinary share............    15.5p    (2.4)p   34.7p    (3.4)p    1.0p       1c
Diluted earnings/(loss) per Reed
  International ordinary share............    15.4p    (2.4)p   34.6p    (3.4)p    1.0p       1c
Gross dividends per Reed International
  ordinary share(5).......................    17.0p   18.25p    17.3p    11.1p    11.1p      16c
Total assets..............................  L1,247   L1,056   L1,292   L1,090   L1,745   $2,456
Long term obligations.....................     (36)     (36)     (36)     (36)     (36)     (51)
Shareholders' funds(6)....................   1,091      895    1,127      981    1,609    2,265
Adjusted figures:(3)
  Adjusted profit before tax..............     426      435      409      376      365      514
  Adjusted profit attributable to ordinary
     shareholders.........................     319      322      302      279      270      380
  Adjusted earnings per Reed International
     ordinary share.......................    28.1p    28.3p    26.4p    24.4p    23.3p      33c

AMOUNTS IN ACCORDANCE WITH U.S. GAAP:
Net income/(loss).........................  L  244   L    4   L  191   L  (47)  L   27   $   38
Basic earnings/(loss) per Reed
  International ordinary share............    21.4p     0.4p    16.7p    (4.1)p    2.3p       3c
Diluted earnings/(loss) per Reed
  International ordinary share............    21.4p     0.4p    16.7p    (4.1)p    2.3p       3c
Total assets..............................  L1,673   L1,511   L1,544   L1,328   L2,009   $2,828
Long term obligations.....................     (36)     (36)     (36)     (36)     (36)     (51)
Shareholders' funds(6)....................   1,627    1,467    1,499    1,282    1,961    2,760

---------------
(1) The consolidated financial statements of Reed International are prepared in accordance with accounting policies that are in conformity with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. The principal differences between U.K. GAAP and U.S. GAAP which are relevant to Reed International are set forth in Note 23 to the Reed International financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

(2) The noon buying rate as of June 29, 2001 has been used to provide a convenience translation into U.S. dollars.

(3) U.K. GAAP allows the presentation of alternative earnings measures. Share of adjusted profit before tax is presented as an additional performance measure and is shown before share of amortization of goodwill and intangible assets and share of exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

(4) Share of exceptional items before tax includes Reed International's share of Reed Elsevier's exceptional items:

    - in 2000 exceptional charges principally relate to the costs of a major program of reorganization across Reed Elsevier businesses, commenced in 1999. Basic earnings per Reed International ordinary share under U.K. and U.S. GAAP include 3.5p (loss) in respect of these items. Exceptional gains, amounting to 3.9p per Reed International ordinary share, arose in 2000 in respect of the disposal of Springhouse, KG Saur and REZsolutions;

    - in 1999 exceptional items principally relate to the costs of a major program of reorganization across Reed Elsevier businesses. Costs include employee severance, surplus leasehold property obligations and fixed asset write-offs. Basic earnings per Reed International ordinary share under U.K. and U.S. GAAP include 7.3p (loss) in respect of these items;

    - in 1998 exceptional items principally relate to the gain on disposal of IPC Magazines. Basic earnings per Reed International ordinary share under, respectively, U.K. GAAP and U.S. GAAP includes 27.4p and 24.1p in respect of this item. In addition, under U.S. GAAP, Reed Elsevier's goodwill and intangible asset lives were re-evaluated and are amortized over shorter periods resulting, from 1998, in a significantly higher amortization charge; see Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement. Basic earnings per Reed International ordinary share includes 12.3p (loss) under U.S. GAAP in respect of the non recurring element of the incremental charge arising from this re-evaluation; and

    - in 1997 exceptional items principally relate to the cost of programs to recompense advertisers in relation to irregularities in circulation claims for certain Reed Travel Group publications together with related expenses and reorganization costs together with the non-cash write down of Reed Travel Group intangible assets. Basic earnings per Reed International ordinary share under, respectively, U.K. GAAP and U.S. GAAP includes 18.3p
      (loss) and 21.6p (loss) in respect of these items.

(5) The amount of gross dividends per Reed International ordinary share shown includes the U.K. tax credit available to certain Reed International shareholders, including beneficial owners of Reed International American Depositary Shares who are residents of the United States for the purposes of the U.K. Tax Treaty but do not include any deduction on account of U.K. withholding taxes, currently at the rate of 15% of the sum of the dividend and the related tax credit in most cases.

(6) On December 5, 2000, Reed International issued 113,700,000 new 12.5p ordinary shares at 625p each following a joint international offering by Reed International and Elsevier. The purpose of the offering was to finance the acquisition of Harcourt by Reed Elsevier. The nominal value for the shares was L14.2 million and the net proceeds were L694 million.

                                    ELSEVIER

     The selected financial data for Elsevier for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below has been extracted or derived from the financial statements of Elsevier, which have been audited by Deloitte & Touche, Amsterdam. You should read the selected financial data for Elsevier set forth below together with the audited financial statements and accompanying notes of Elsevier in the 2000 Annual Report on Form 20-F for the financial year ended December 31, 2000, incorporated by reference in this prospectus supplement.

     The results and financial position of Elsevier reflect the 50% economic interest of Elsevier's shareholders (including Reed International) in Reed Elsevier. The interests are accounted for on a gross equity basis.

                                                      YEAR ENDED DECEMBER 31,(1)
                                       ---------------------------------------------------------
                                        1996      1997      1998      1999      2000     2000(2)
                                       ------    ------    ------    ------    ------    -------
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)}
AMOUNTS IN ACCORDANCE WITH DUTCH
  GAAP:
Share of adjusted profit before
  tax(3).............................  E  480    E  595    E  575    E  540    E  566    $  480
Share of amortization................    (149)     (209)     (247)     (284)     (384)     (326)
Share of exceptional items before
  tax(4).............................      14      (324)      449      (176)      (25)      (21)
Taxation.............................    (127)      (72)     (203)     (128)     (130)     (110)
                                       ------    ------    ------    ------    ------    ------
Profit/(loss) attributable to
  ordinary shareholders..............  E  218    E  (10)   E  574    E  (48)   E   27    $   23
                                       ======    ======    ======    ======    ======    ======
Basic earnings/(loss) per Elsevier
  ordinary share.....................  E 0.31    E(0.01)   E 0.81    E(0.07)   E 0.04         3c
Diluted earnings/(loss) per Elsevier
  ordinary share.....................    0.31     (0.01)     0.81     (0.07)     0.03         3c
Gross dividends per Elsevier ordinary
  share..............................    0.34      0.43      0.39      0.27      0.28        24c
Total assets.........................   1,607     1,535     1,736     1,639     2,650     2,246
Long term borrowings, less current
  portion............................     (10)      (11)      (11)       (8)       (6)       (5)
Shareholders' funds(5)...............   1,385     1,282     1,512     1,493     2,448     2,074
Adjusted figures:(3)
  Adjusted profit before tax.........     480       595       575       540       566       480
  Adjusted profit attributable.......     360       440       425       401       419       355
  Adjusted earnings per Elsevier
     ordinary share..................    0.51      0.62      0.60      0.57      0.59        50c

AMOUNTS IN ACCORDANCE WITH U.S. GAAP:
Net income/(loss)....................  E  314    E   58    E  326    E  (46)   E   58    $   49
Basic earnings/(loss) per Elsevier
  ordinary share.....................    0.44      0.08      0.46     (0.06)     0.08         7c
Diluted earnings/(loss) per Elsevier
  ordinary share.....................    0.44      0.08      0.46     (0.06)     0.08         7c
Total assets.........................   2,118     2,156     2,057     1,997     3,046     2,581
Long term borrowings, less current
  portion............................     (10)      (11)      (11)       (8)       (6)       (5)
Shareholders' funds(5)...............   2,065     2,102     2,012     1,951     2,984     2,529

---------------
(1) The financial statements of Elsevier are prepared in accordance with accounting policies that are in conformity with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. The principal differences between Dutch GAAP and U.S. GAAP which are relevant to Elsevier are set out in Note 15 to the Elsevier financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

(2) The noon buying rate as of June 29, 2001 has been used to provide a convenience translation into U.S. dollars.

(3) Dutch GAAP allows the presentation of alternative earnings measures. Share of adjusted profit before tax is presented as an additional performance measure and is shown before share of amortization of goodwill and intangible assets and share of exceptional items. U.S. GAAP does not permit the presentation of alternative earnings measures.

(4) Share of exceptional items before tax includes Elsevier's share of Reed Elsevier's exceptional items:

    - in 2000 exceptional charges principally relate to the costs of a major program of reorganization across Reed Elsevier businesses, commenced in 1999. Basic earnings per Elsevier ordinary share under U.S. and Dutch GAAP include E0.09 (loss) in respect of these items. Exceptional gains, amounting to E0.10 per Elsevier ordinary share, arose in 2000 in respect of the disposal of Springhouse, KG Saur and REZsolutions;

    - in 1999 exceptional items principally relate to the costs of a major program of reorganization across Reed Elsevier businesses, commenced in 1999. Costs include employee severance, surplus leasehold property obligations and fixed asset write-offs. Basic earnings per Elsevier ordinary share under U.S. and Dutch GAAP include E0.18 (loss) in respect of these items;

    - in 1998 exceptional items principally relate to the gain on disposal of IPC Magazines. Basic earnings per Elsevier ordinary share under, respectively, Dutch GAAP and U.S. GAAP includes E0.55 and E0.62 in respect of this item. In addition, under U.S. GAAP, Reed Elsevier's goodwill and intangible asset lives were re-evaluated and are amortized over shorter periods resulting, from 1998, in a significantly higher amortization charge; see Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement. Basic earnings per Elsevier ordinary share includes E0.28
      (loss) under U.S. GAAP in respect of the non-recurring element of the incremental charge arising from this re-evaluation; and

    - in 1997 exceptional items principally relate to the cost of programs to recompense advertisers in relation to irregularities in circulation claims for certain Reed Travel Group publications together with related expenses and reorganization costs together with the non-cash write down of Reed Travel Group intangible assets. Basic earnings per Elsevier ordinary share under, respectively, U.S. GAAP and Dutch GAAP includes E0.48 (loss) and E0.40 (loss) in respect of these items.

(5) On December 5, 2000, Elsevier issued 66,255,000 new ordinary shares at E14.50 each following a joint international offering by Reed International and Elsevier. The purpose of the offering was to finance the acquisition of Harcourt by Reed Elsevier. The nominal value of the shares issued was E4.0 million and the net proceeds were E933 million.

                                    HARCOURT

     The selected consolidated financial data for Harcourt for the years ended October 31, 1996, 1997, 1998, 1999 and 2000 set forth below has been extracted or derived from the consolidated financial statements of Harcourt, which have been audited by Deloitte & Touche LLP. You should read the selected financial data for Harcourt set forth below together with the audited financial statements of Harcourt for the years ended October 31, 1998, 1999 and 2000 incorporated by reference in this prospectus supplement.

                                                          YEAR ENDED OCTOBER 31,(1)
                                                ----------------------------------------------
                                                 1996      1997      1998      1999      2000
                                                ------    ------    ------    ------    ------
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenue.......................................  $1,215    $1,482    $1,862    $2,143    $2,408
Operating earnings/(loss).....................     188      (184)      214       280       368
Investment and other income...................      27        29         5        12        27
Interest expense..............................     (54)      (68)      (86)     (107)     (106)
                                                ------    ------    ------    ------    ------
Earnings/(loss) from continuing operating
  before income taxes and minority interest...     161      (223)      133       185       289
Income tax (expense)/benefit..................     (44)       25       (46)      (69)     (107)
Minority interest in net losses of
  subsidiaries................................      --        --         1         4         1
                                                ------    ------    ------    ------    ------
Earnings/(loss) from continuing operations....     117      (198)       88       120       183
Earnings from discontinued operations, net....      74        83        54        63      (103)
                                                ------    ------    ------    ------    ------
Net earnings/(loss)...........................  $  191    $ (115)   $  142    $  183    $   80
                                                ======    ======    ======    ======    ======
Total assets..................................  $2,315    $2,816    $3,390    $2,956    $3,080
Total long-term liabilities...................     567     1,186     1,704     1,601     1,481
Basic amounts per common share:
  Continuing operations.......................    1.62     (2.81)     1.22      1.68      2.51
  Discontinued operations.....................    1.04      1.17      0.77      0.89     (1.43)
                                                ------    ------    ------    ------    ------
  Basic net earnings/(loss)...................  $ 2.66    $(1.64)   $ 1.99    $ 2.57    $ 1.08
                                                ======    ======    ======    ======    ======
Diluted amounts per common share:
  Continuing operations.......................  $ 1.60    $(2.81)   $ 1.21    $ 1.67    $ 2.50
  Discontinued operations.....................    1.02      1.17      0.75      0.88     (1.41)
                                                ------    ------    ------    ------    ------
Diluted net earnings/(loss)...................  $ 2.62    $(1.64)   $ 1.96    $ 2.55    $ 1.09
                                                ======    ======    ======    ======    ======
Dividends paid on common stock................  $ 0.69    $ 0.73    $ 0.77    $ 0.81    $ 0.84
                                                ======    ======    ======    ======    ======

---------------
(1) The financial statements of Harcourt are prepared in accordance with accounting policies that are in conformity with U.S. GAAP.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information gives pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes, for each of:

     - Reed Elsevier;

     - Reed International; and

     - Elsevier.

     The unaudited pro forma financial information assumes that the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes take place simultaneously.

                       REED ELSEVIER UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

INTRODUCTORY NOTE

     The following unaudited pro forma combined financial information gives pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. The unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, the respective historical financial information and related notes of Reed Elsevier and Harcourt, which are incorporated by reference in this prospectus supplement.

     The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Reed Elsevier would have been if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes had actually occurred on the dates assumed, nor is it necessarily indicative of Reed Elsevier's future operating results or combined financial position.

     The unaudited pro forma combined financial information has been prepared in accordance with U.K. and Dutch GAAP, which differ in certain significant respects from U.S. GAAP. Note 4 to the unaudited pro forma combined financial information contains a summary of the principal differences between U.K. and Dutch GAAP and U.S. GAAP, together with a reconciliation of unaudited pro forma combined net income and pro forma combined shareholders' funds to U.S. GAAP.

     Reed Elsevier will account for the acquisition of Harcourt using the acquisition method of accounting under U.K. and Dutch GAAP and using the purchase method of accounting, which is similar in effect, under U.S. GAAP. The unaudited pro forma combined financial information has therefore been prepared using the acquisition method of accounting.

     Harcourt's historical financial statements have been prepared in accordance with U.S. GAAP. For the purposes of presenting the unaudited pro forma combined financial information, Harcourt's financial information has been adjusted to conform materially with Reed Elsevier's accounting policies under U.K. and Dutch GAAP. See Note 3 to the unaudited pro forma combined financial information for a description of these adjustments.

     The pro forma adjustments reflected in the accompanying unaudited pro forma combined financial information reflect estimates and assumptions made by us that we believe to be reasonable. The unaudited pro forma combined financial information does not take into account any synergies, including cost savings, or acquisition integration costs which are expected to be realized or incurred as a result of the acquisition of Harcourt.

     Reed Elsevier's pro forma financial information is presented in pounds sterling and is also expressed in U.S. dollars, the latter being presented solely for convenience and translated at the noon buying rate on June 29, 2001, of $1.4077 to L1.00.

          REED ELSEVIER UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 2000

     The following unaudited pro forma combined income statement for the year ended December 31, 2000 is derived from Reed Elsevier's audited combined profit and loss account for the year then ended and Harcourt's unaudited pro forma income statement for the year ended October 31, 2000, adjusted to conform materially to Reed Elsevier's accounting polices under U.K. and Dutch GAAP, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation, the issuance of equity to fund the transaction and the sale of the Notes took place simultaneously on January 1, 2000, the first day of the financial period presented in the unaudited pro forma financial information.

     The table below has been prepared in accordance with U.K. and Dutch GAAP. A reconciliation to U.S. GAAP is presented in Note 4 below.

                                                        PRO FORMA ACQUISITION ADJUSTMENTS(1)
                                       REED         ---------------------------------------------    PRO FORMA
                                     ELSEVIER       HARCOURT      ON-SALE TO                        AFTER ACQUISITION
                                     YEAR ENDED     YEAR ENDED       THE                             YEAR ENDED
                                     DECEMBER 31,   OCTOBER 31,    THOMSON           OTHER          DECEMBER 31,
                                       2000         2000(3)       CORPORATION(1)   ADJUSTMENTS(1)       2000
                                     ------------   -----------   --------------   --------------   -----------------
                                                                      (IN MILLIONS)
Turnover
  Including share of turnover of
    joint ventures.................    L 3,836        L1,648          L(500)(1)(c)      L --             L 4,984
  Less: share of turnover of joint
    ventures.......................        (68)           --             --               --                 (68)
                                       -------        ------          -----             ----             -------
Total..............................      3,768         1,648           (500)              --               4,916
Cost of sales......................     (1,332)         (532)           134(1)(c)         --              (1,730)
                                       -------        ------          -----             ----             -------
Gross profit.......................      2,436         1,116           (366)              --               3,186
Operating expenses:
  Before amortization and
    exceptional items..............     (1,659)         (818)           322(1)(c)         --              (2,155)
  Amortization of goodwill and
    intangible assets..............       (465)          (99)            80(1)(c)         19(1)(d)          (531)
                                                                                         (66)(1)(d)
  Exceptional items................       (115)          (10)            --               --                (125)
                                       -------        ------          -----             ----             -------
Operating profit (before joint
  ventures)........................        197           189             36              (47)                375
Share of operating profit of joint
  ventures.........................         13            --             --               --                  13
                                       -------        ------          -----             ----             -------
Operating profit including joint
  ventures.........................        210           189             36              (47)                388
Non operating exceptional items:
  Profit on sale of fixed asset
    investments....................         85            16            (10)(1)(c)        --                  91
                                       -------        ------          -----             ----             -------
Profit on ordinary activities
  before interest..................        295           205             26              (47)                479
Net interest expense...............       (103)          (70)            --              (45)(1)(e)         (218)
                                       -------        ------          -----             ----             -------
Profit on ordinary activities
  before taxation..................        192           135             26              (92)                261
Tax on profit on ordinary
  activities.......................       (159)          (70)            11(1)(f)         10(1)(f)          (208)
                                       -------        ------          -----             ----             -------
Profit on ordinary activities after
  taxation.........................         33            65             37              (82)                 53
Minority interest and preference
  dividends........................         --             1             --               --                   1
                                       -------        ------          -----             ----             -------
Profit attributable to parent
  companies' shareholders..........    L    33        L   66          L  37             L(82)            L    54
                                       =======        ======          =====             ====             =======
Adjusted figures
  Adjusted operating profit........    L   793        L  298          L (44)            L --             L 1,047
  Adjusted profit before
    taxation.......................        690           228            (44)             (45)                829
  Adjusted profit attributable.....    L   511        L  152          L (29)            L(35)            L   599
                                       =======        ======          =====             ====             =======

                                     PRO FORMA        PRO FORMA      PRO FORMA
                                     SALE OF          YEAR ENDED     YEAR ENDED
                                     THE NOTES        DECEMBER 31,   DECEMBER 31,
                                     ADJUSTMENTS(2)     2000          2000(5)
                                     --------------   ------------   ------------
                                                    (IN MILLIONS)
Turnover
  Including share of turnover of
    joint ventures.................       L--           L 4,984        $ 7,016
  Less: share of turnover of joint
    ventures.......................        --               (68)           (96)
                                          ---           -------        -------
Total..............................        --             4,916          6,920
Cost of sales......................        --            (1,730)        (2,435)
                                          ---           -------        -------
Gross profit.......................        --             3,186          4,485
Operating expenses:
  Before amortization and
    exceptional items..............        --            (2,155)        (3,034)
  Amortization of goodwill and
    intangible assets..............        --              (531)          (747)
  Exceptional items................        --              (125)          (176)
                                          ---           -------        -------
Operating profit (before joint
  ventures)........................        --               375            528
Share of operating profit of joint
  ventures.........................        --                13             18
                                          ---           -------        -------
Operating profit including joint
  ventures.........................        --               388            546
Non operating exceptional items:
  Profit on sale of fixed asset
    investments....................        --                91            128
                                          ---           -------        -------
Profit on ordinary activities
  before interest..................        --               479            674
Net interest expense...............        (5)             (223)          (314)
                                          ---           -------        -------
Profit on ordinary activities
  before taxation..................        (5)              256            360
Tax on profit on ordinary
  activities.......................         1              (207)          (291)
                                          ---           -------        -------
Profit on ordinary activities after
  taxation.........................        (4)               49             69
Minority interest and preference
  dividends........................        --                 1              1
                                          ---           -------        -------
Profit attributable to parent
  companies' shareholders..........       L(4)          L    50        $    70
                                          ===           =======        =======
Adjusted figures
  Adjusted operating profit........       L--           L 1,047        $ 1,474
  Adjusted profit before
    taxation.......................        (5)              824          1,160
  Adjusted profit attributable.....       L(4)          L   595        $   838
                                          ===           =======        =======

     Adjusted figures which exclude the amortization of goodwill and intangible assets, exceptional items and related tax effects, are presented as additional performance measures.

         The notes to the unaudited pro forma combined financial information are an integral part of these statements.

            REED ELSEVIER UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 2000

     The following unaudited pro forma combined balance sheet as of December 31, 2000 is derived from Reed Elsevier's audited combined balance sheet at that date and Harcourt's unaudited pro forma consolidated balance sheet as of October 31, 2000, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes as described in Notes 1 and 2 below. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes took place on December 31, 2000.

     The table below has been prepared in accordance with U.K. and Dutch GAAP. A reconciliation to U.S. GAAP is presented in Note 4 below.

                                                      PRO FORMA ACQUISITION ADJUSTMENTS(1)
                                                -------------------------------------------------          PRO FORMA
                                REED ELSEVIER    HARCOURT AS       ON-SALE TO                          AFTER ACQUISITION
                                    AS OF             OF              THE                                    AS OF
                                DECEMBER 31,     OCTOBER 31,        THOMSON            OTHER             DECEMBER 31,
                                    2000           2000(3)       CORPORATION(1)    ADJUSTMENTS(1)            2000
                                -------------   --------------   --------------    --------------      -----------------
                                                                     (IN MILLIONS)
Fixed assets
  Goodwill and intangible
    assets.....................    L 4,127          L 909            L (320)(1)(c)    L  (589)(1)(d)        L 6,776
                                                                                        2,649(1)(b)
  Tangible fixed assets........        416             86               (28)               --                   474
  Investments..................        153             69                --               (69)(1)(b)            153
                                   -------          -----            ------           -------               -------
                                     4,696          1,064              (348)            1,991                 7,403
                                   -------          -----            ------           -------               -------
Current assets
  Assets held for resale.......         --             --             1,054 (1)(c      (1,054)(1)(b)             --
  Stocks.......................        114            426               (60)(1)(c)         --                   480
  Debtors: amounts falling due
    within one year............        860            426              (114)(1)(c)        (46)(1)(b)          1,126
  Debtors: amounts falling due
    after more than one year...        164             24                --                36(1)(b)             224
  Current asset investments....         --             --                --               104(1)(b)             104
  Cash and short term
    investments(6).............      1,594             20                --            (1,240)(1)(e)            374
                                   -------          -----            ------           -------               -------
                                     2,732            896               880            (2,200)                2,308
                                   -------          -----            ------           -------               -------
Creditors: amounts falling due
  within one year
  Borrowings(6)................     (1,404)           (12)               --              (709)(1)(e)         (2,125)
  Trade creditors and other
    current liabilities........     (1,975)          (556)              101 (1)(c        (154)(1)(b)         (2,584)
                                   -------          -----            ------           -------               -------
                                    (3,379)          (568)              101              (863)               (4,709)
                                   -------          -----            ------           -------               -------
Net current liabilities........       (647)           328               981            (3,063)               (2,401)
                                   -------          -----            ------           -------               -------
Total assets less current
  liabilities..................      4,049          1,392               633            (1,072)                5,002
Creditors: amounts falling due
  after more than one year
  Borrowings(6)................       (623)          (846)               --               (13)(1)(b)         (1,482)
  Other creditors..............       (250)          (107)                9 (1)(c          15(1)(b)            (333)
  Provisions for liabilities
    and charges................       (128)           (11)               --                --                  (139)
  Minority interests...........         (7)            --                --                --                    (7)
                                   -------          -----            ------           -------               -------
Net assets.....................    L 3,041          L 428            L  642           L(1,070)              L 3,041
                                   =======          =====            ======           =======               =======
Capital and reserves
  Combined share capitals......    L   185          L  51            L   --           L   (51)(1)(b)        L   185
  Combined share premium
    accounts...................      1,621            255                --              (255)(1)(b)          1,621
  Combined reserves............      1,235            122               642              (764)(1)(b)          1,235
                                   -------          -----            ------           -------               -------
Combined shareholders' funds...    L 3,041          L 428            L  642           L(1,070)              L 3,041
                                   =======          =====            ======           =======               =======


                                   PRO FORMA       PRO FORMA      PRO FORMA
                                    SALE OF          AS OF          AS OF
                                   THE NOTES      DECEMBER 31,   DECEMBER 31,
                                 ADJUSTMENTS(2)       2000         2000(5)
                                 --------------   ------------   ------------
                                                (IN MILLIONS)
Fixed assets
  Goodwill and intangible
    assets.....................     L    --         L 6,776        $ 9,539
  Tangible fixed assets........          --             474            667
  Investments..................          --             153            216
                                    -------         -------        -------
                                         --           7,403         10,422
                                    -------         -------        -------
Current assets
  Assets held for resale.......          --              --
  Stocks.......................          --             480            676
  Debtors: amounts falling due
    within one year............          --           1,126          1,585
  Debtors: amounts falling due
    after more than one year...          --             224            315
  Current asset investments....          --             104            146
  Cash and short term
    investments(6).............          --             374            526
                                    -------         -------        -------
                                         --           2,308          3,248
                                    -------         -------        -------
Creditors: amounts falling due
  within one year
  Borrowings(6)................       1,026          (1,099)        (1,547)
  Trade creditors and other
    current liabilities........          --          (2,584)        (3,637)
                                    -------         -------        -------
                                      1,026          (3,683)        (5,184)
                                    -------         -------        -------
Net current liabilities........       1,026          (1,375)        (1,936)
                                    -------         -------        -------
Total assets less current
  liabilities..................       1,026           6,028          8,486
Creditors: amounts falling due
  after more than one year
  Borrowings(6)................      (1,026)         (2,508)        (3,530)
  Other creditors..............          --            (333)          (469)
  Provisions for liabilities
    and charges................          --            (139)          (196)
  Minority interests...........          --              (7)           (10)
                                    -------         -------        -------
Net assets.....................     L    --         L 3,041        $ 4,281
                                    =======         =======        =======
Capital and reserves
  Combined share capitals......     L    --         L   185        $   260
  Combined share premium
    accounts...................          --           1,621          2,282
  Combined reserves............          --           1,235          1,739
                                    -------         -------        -------
Combined shareholders' funds...     L    --         L 3,041        $ 4,281
                                    =======         =======        =======

    The notes to the unaudited pro forma combined financial information are an integral part of these statements.

   NOTES TO REED ELSEVIER UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. PRO FORMA ACQUISITION ADJUSTMENTS

     (a) The unaudited pro forma combined financial information has been prepared on the basis of our acquisition of the entire issued share capital of Harcourt and the on-sale to The Thomson Corporation of the Harcourt Higher Education business and the Corporate and Professional Services businesses other than educational and clinical testing.

     The total purchase price comprises aggregate cash consideration of $4,476 million (L3,003 million) based on:

     - the tender offer of $59.00 per share of common stock, or share equivalent;

     - the conversion of each share of Harcourt's Series A Stock into 1.31 shares of common stock;

     - the payment of an amount equal to the difference between $59.00 per share and the related exercise price in respect of all Harcourt common stock options which will vest on completion; and

     - $24 million (L16 million) of legal, tax, accounting, investment banking and other professional fees in connection with the acquisition.

     The consideration received for the on-sale to The Thomson Corporation was $2,060 million (L1,382 million), less associated taxes estimated at $489 million (L328 million).

     The effective purchase price for the Harcourt equity less the estimated post-tax proceeds from the on-sale to The Thomson Corporation and costs associated with the acquisition, amounts to $2,905 million (L1,949 million) in total.

     In order to fund the purchase price, a placing of new shares in Reed International and Elsevier was undertaken jointly in December 2000 and new committed credit facilities were obtained. The committed credit facilities include $6.5 billion (L4.4 billion) put in place in December 2000, subsequently cancelled down to $4.86 billion (L3.26 billion). The placing of new ordinary shares in the parent companies was completed on December 5, 2000. L1,240 million of the net proceeds of the placing has been applied to fund the acquisition of Harcourt in the unaudited pro forma combined financial information.

     The balance of the acquisition funding (L709 million; $1,056 million), excluding the refinancing of existing Harcourt debt, has been provided by short term borrowings off commercial paper programs.

     Commercial paper and other short term borrowings used to fund the acquisition will be refinanced through the sale of the Notes.

     For the purposes of the unaudited pro forma financial information, U.S. dollar amounts relating to the acquisition and on-sale transaction referred to above have been translated at $1.49 to L1.00 being the closing rate as of December 31, 2000.

     (b) The acquisition of the Harcourt businesses is accounted for using the acquisition method of accounting under U.K. and Dutch GAAP, which is similar to the purchase method of accounting under U.S. GAAP. The net assets acquired are incorporated in the pro forma combined financial information at their preliminary fair value to Reed Elsevier. Where the purchase price exceeds the fair value of the net tangible and intangible assets acquired, the excess is regarded as goodwill.

     A preliminary allocation of the purchase consideration has been performed for the purposes of the unaudited pro forma financial information based on initial appraisal estimates and other valuation studies which are in process and assumptions which we believe are reasonable based on the information currently available. The final allocation is subject to the completion of these studies and appraisals which is expected to take place within one year of the acquisition date. The effect of a L100 million increase in the goodwill would be to increase goodwill amortization expense by L2.5 million for the year ended December 31, 2000 (See Note 1(d) below). A summary of the allocation of the purchase consideration is shown below.

                                                              L MILLION
                                                              ---------
Total purchase consideration................................   L 3,003
  Less: preliminary fair value of net tangible and
  intangible assets acquired (see below)....................    (2,470)
                                                               -------
Goodwill....................................................   L   533
                                                               =======

     Preliminary fair value adjustments principally relate to acquired intangible assets, fixed asset investments, businesses held exclusively for resale, corporate liabilities assumed on acquisition, term debt acquired and deferred taxation. The book value of tangible fixed assets is assumed to approximate fair value.

                                                              L MILLION
                                                              ---------
Book value of net assets acquired...........................   L  428
  Preliminary fair value adjustments:
  Elimination of existing goodwill and intangible assets....     (589)
  Fair value of acquired intangible assets..................    2,116
  Fair value of businesses on-sold to The Thomson
     Corporation............................................      642
  Fair value of fixed asset investments.....................       35
  Fair value of acquired pension assets.....................       51
  Fair value of tax benefits on exercise of share options...       20
  Fair value of corporate liabilities assumed on
     acquisition............................................     (154)
  Fair value of term debt acquired..........................      (13)
  Deferred tax..............................................      (66)
                                                               ------
Preliminary fair value of net tangible and intangible assets
  acquired..................................................   L2,470
                                                               ======

     The corporate liabilities assumed on acquisition principally comprise liabilities in respect of change in control severance payments for Harcourt executives and transaction fees.

     Intangible assets principally comprise publishing rights, titles and imprints.

     (c) The pro forma financial information reflects the on-sale to The Thomson Corporation. The pro forma impact of removing the related results of operations for the year ended October 31, 2000 (L37 million loss) is reflected in the pro forma income statement. The carrying values of the trading assets and liabilities of the Harcourt Higher Education business and the Corporate and Professional Services businesses other than educational and clinical testing have been assigned a single fair value, representing the expected post-tax proceeds of L1,054 million, which is reflected in the pro forma combined balance sheet.

     (d) Eliminates historical Harcourt amortization of goodwill and intangible assets and replaces with amortization of goodwill and intangible assets arising on the acquisition of the retained Harcourt businesses. A preliminary review of the goodwill and intangible assets of the Harcourt businesses to be retained has indicated that an expected useful life of approximately 40 years would be appropriate for these assets. Accordingly, the maximum estimated useful life under Reed Elsevier's accounting policy of amortizing goodwill and intangible assets will be increased from 20 to 40 years. A 40 year amortization period has been assumed for the Harcourt assets in preparing the pro forma financial information.

     (e) Accrues interest expense on L709 million of pro forma incremental borrowings required to fund the acquisition of Harcourt after applying L1,240 million of the proceeds from the December 2000 equity issuance. The blended financing rate on incremental borrowings after taking account of interest rate hedges, but before taking account of the sale of the Notes (see Note 2 below), is expected to be approximately 6.5%. The effect of a one-eighth percent increase in interest rates would be to increase interest expense by L0.9 million for the year ended December 31, 2000.

     (f) Records the tax effects of the relevant pro forma adjustments arising from the acquisition of Harcourt at the statutory rate of 40%. The pro forma combined profit and loss account includes an allocation of tax on the profits of the businesses held solely for sale, tax on interest and the tax effects of other pro forma adjustments discussed above.

2. PRO FORMA NET PROCEEDS OF THE SALE OF THE NOTES

     The unaudited pro forma combined financial information includes the sale of $550,000,000 6.125% Notes due 2006, $550,000,000 6.750% Notes due 2011 and
E500,000,000 5.750% Notes due 2008. The net proceeds of approximately $1,528 million (L1,026 million translated at the closing rate on December 31, 2000 of $1.49 per L1.00) (after deducting underwriting discounts and transaction expenses) are assumed to be applied against outstanding short term borrowings. In estimating such net proceeds, the proceeds from the offering of the Euro Notes have been translated into U.S. dollars using the applicable currency swap rate of $0.88 per E1.00. It is estimated that, based on current market interest rates, the sale of the Notes will increase the blended financing rate on the debt component of the funding by 50 basis points and will give rise to an incremental L5 million interest charge on the debt component of the acquisition funding. (See Note 1(e) above).

3. RESTATEMENT OF HARCOURT'S HISTORICAL FINANCIAL INFORMATION TO U.K. AND DUTCH GAAP

  (a) Harcourt historical financial information

     (i) Harcourt Unaudited Consolidated Income Statement -- Year ended October 31, 2000

     The following unaudited consolidated income statement for the year ended October 31, 2000 is derived from Harcourt's audited consolidated income statement for the year then ended, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP.

                                                                                      U.K. AND        U.K. AND
                                               U.S. GAAP(3)(B)   ADJUSTMENTS(3)(C)   DUTCH GAAP   DUTCH GAAP(3)(D)
                                               ---------------   -----------------   ----------   ----------------
                                                                          (IN MILLIONS)
Turnover
  Including share of turnover of joint
     ventures................................      $ 2,408             $  --          $ 2,408          L1,648
  Less: share of turnover of joint
     ventures................................           --                --               --              --
                                                   -------             -----          -------          ------
                                                     2,408                --            2,408           1,648
Cost of sales................................         (778)               --             (778)           (532)
                                                   -------             -----          -------          ------
Gross profit.................................        1,630                --            1,630           1,116
Operating expenses:
  Before amortization and exceptional
     items...................................       (1,195)               --           (1,195)           (818)
  Amortization of goodwill and intangible
     assets..................................          (67)              (77)            (144)            (99)
  Exceptional items..........................           --               (15)             (15)            (10)
                                                   -------             -----          -------          ------
Operating profit (before joint ventures).....          368               (92)             276             189
Share of operating profit in joint
  ventures...................................           --                --               --              --
                                                   -------             -----          -------          ------
Operating profit including joint ventures....          368               (92)             276             189
Non operating exceptional items:
  Profit on sale of fixed asset
     investments.............................           23                --               23              16
                                                   -------             -----          -------          ------
Profit on ordinary activities before
  interest...................................          391               (92)             299             205
Net interest expense.........................         (102)               --             (102)            (70)
                                                   -------             -----          -------          ------
Profit on ordinary activities before
  taxation...................................          289               (92)             197             135
Tax on profit on ordinary activities.........         (107)                5             (102)            (70)
                                                   -------             -----          -------          ------
Profit on ordinary activities after
  taxation...................................          182               (87)              95              65
Minority interest and preference dividends...            1                --                1               1
                                                   -------             -----          -------          ------
Profit from continuing operations............      $   183             $ (87)         $    96          L   66
                                                   =======             =====          =======          ======

     Harcourt's historical financial information is presented on a continuing operations basis and excludes losses from discontinued operations of $103 million (L71 million) under U.S. GAAP.

     (ii) Harcourt Unaudited Consolidated Balance Sheet -- As of October, 31,
2000

     The following unaudited consolidated balance sheet as of October 31, 2000 is derived from Harcourt's audited consolidated balance sheet at that date, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP.

                                                                             U.K. AND        U.K. AND
                                      U.S. GAAP(3)(B)   ADJUSTMENTS(3)(C)   DUTCH GAAP   DUTCH GAAP(3)(D)
                                      ---------------   -----------------   ----------   ----------------
                                                                 (IN MILLIONS)
Fixed assets
  Goodwill and intangible assets....      $ 1,402             $ (81)         $ 1,321          L  909
  Tangible assets...................          125                --              125              86
  Investments.......................          185               (85)             100              69
                                          -------             -----          -------          ------
                                            1,712              (166)           1,546           1,064
                                          -------             -----          -------          ------
Current assets
  Stocks............................          618                --              618             426
  Debtors: amounts falling due
     within one year................          588                31              619             426
  Debtors: amounts falling due after
     more than one year.............           35                --               35              24
  Cash and short term investments...           29                --               29              20
                                          -------             -----          -------          ------
                                            1,270                31            1,301             896
Creditors: amounts falling due
  within one year
  Borrowings........................          (18)               --              (18)            (12)
  Trade creditors and other current
     liabilities....................         (821)               13             (808)           (556)
                                          -------             -----          -------          ------
                                             (839)               13             (826)           (568)
                                          -------             -----          -------          ------
Net current assets..................          431                44              475             328
                                          -------             -----          -------          ------
Total assets less current
  liabilities.......................        2,143              (122)           2,021           1,392
Creditors: amounts falling due after
  more than one year
  Borrowings........................       (1,228)               --           (1,228)           (846)
  Other creditors...................         (155)               --             (155)           (107)
Provisions for liabilities and
  charges...........................          (16)               --              (16)            (11)
Minority interests..................           --                --               --              --
                                          -------             -----          -------          ------
Net assets..........................      $   744             $(122)         $   622          L  428
                                          =======             =====          =======          ======
Capital and reserves
  Share capital.....................      $    74             $  --          $    74          L   51
  Paid in capital...................          370                --              370             255
  Reserves..........................          300              (122)             178             122
                                          -------             -----          -------          ------
Consolidated shareholders' funds....      $   744             $(122)         $   622          L  428
                                          =======             =====          =======          ======

  (b) Reclassification of Harcourt's historical financial statements

     Reclassifications have been made to Harcourt's historical financial information presented under U.S. GAAP to conform to Reed Elsevier's presentation under U.K. and Dutch GAAP.

     The principal income statement reclassifications relate to the presentation of investment and other income as part of exceptional profit on sale of fixed asset investments.

     The principal balance sheet reclassifications relate to:

     - reclassification of pre-publication costs from other assets to inventory;

     - reclassification of other deferred charges and non-current assets to the relevant U.K. and Dutch GAAP headings including borrowings, investments and debtors: amounts falling due after more than one year; and

     - reclassification of accumulated other comprehensive income to retained reserves.

  (c) Adjustments to historical Harcourt financial statements

     The historical Harcourt financial statements are prepared in accordance with U.S. GAAP. The significant adjustments in restating the historical consolidated financial statements of Harcourt to conform materially with Reed Elsevier accounting policies under U.K. and Dutch GAAP are described below.

     (i) Goodwill and other intangible assets

     Under U.S. GAAP, the useful life for capitalized acquired goodwill and intangible assets should not exceed 40 years. As described in Note 1(d) above, under U.K. and Dutch GAAP as applied for the fiscal years ended December 31, 2000, Reed Elsevier amortized acquired goodwill and intangible assets over their estimated useful lives up to a maximum period of 20 years. An adjustment has been made to reflect the impact of differences in acquisition accounting (including the capitalization of acquired in-process research and development costs) under U.K. and Dutch GAAP and, with respect to the Harcourt Higher Education business and Corporate and Professional Services businesses, to conform estimated useful lives.

     (ii) Acquisition accounting

     Under U.S. GAAP, certain severance costs may be provided as part of purchase accounting adjustments on acquisition. An adjustment is required under U.K. and Dutch GAAP, so that such costs in relation to acquisitions are expensed as incurred. Due to their size and incidence, under U.K. and Dutch GAAP those costs are disclosed as exceptional items charged to operating profit.

     (iii) Exceptional items

     Exceptional items are material items within ordinary activities which under U.K. and Dutch GAAP are required to be disclosed separately due to their size or incidence. These items do not qualify as extraordinary under U.S. GAAP and are considered a part of operating results.

     (iv) Deferred taxation

     Under U.K. and Dutch GAAP, Reed Elsevier provides in full for timing differences using the liability method. Under U.S. GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with Statement of Financial Accounting Standards ("SFAS") 109, Accounting for Income Taxes.

     (v) Investments

     Under U.K. and Dutch GAAP, quoted investments held as fixed asset investments are carried at the lower of cost or recoverable amount. Under U.S. GAAP, available-for-sale investments are carried at market value with the unrealized gain or loss from historical cost excluded from earnings and reported in other comprehensive income and included as a separate line item in share capital and reserves. An adjustment is required to restate available-for-sale investments to the lower of cost or recoverable amount.

  (d) Translation of Harcourt's financial statements

     Harcourt presents its financial statements in U.S. dollars. The results of Harcourt, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP, have been translated into pounds sterling at the average rate of $1.4609 to L1.00 for the year ended October 31, 2000.

     The Harcourt balance sheet as of October 31, 2000 in U.S. dollars, adjusted to conform materially to Reed Elsevier's accounting policies under U.K. and Dutch GAAP, has been translated into pounds sterling at $1.4521 to L1.00 being the closing rate as of October 31, 2000.

     These translations should not be taken as assurances that the pounds sterling amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

4. RECONCILIATION OF UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION FROM U.K. AND DUTCH GAAP TO U.S. GAAP

     The unaudited pro forma combined financial statements are prepared in accordance with U.K. and Dutch GAAP, which differ in certain significant respects from U.S. GAAP. The differences which are material to restating the unaudited pro forma net income and pro forma combined shareholders' funds to U.S. GAAP are presented in the tables below. Certain of these differences are described in Note 3(c) above. In addition, further differences in respect of goodwill and intangible assets, deferred taxation, pensions and ordinary dividends are described below.

     A more complete explanation of accounting policies used by Reed Elsevier and the differences between U.K. and Dutch GAAP and U.S. GAAP is set out in Note 30 to the combined financial statements incorporated by reference in this prospectus supplement.

     (a) Goodwill and intangible assets

     In the 1998 fiscal year Reed Elsevier adopted the new U.K. accounting standard Financial Reporting Standard ("FRS") 10: Goodwill and Intangible Assets, and accordingly changed its accounting policy for goodwill and intangible assets. Under this policy, for the fiscal years ended December 31, 1998 to December 31, 2000, goodwill and intangible assets were being amortized through the profit and loss account over their estimated useful lives, up to a maximum of 20 years. In view of this and the determination of appropriate prudent asset lives, the remaining asset lives for U.S. GAAP purposes were reviewed and determined consistently with those adopted for the new U.K. and Dutch GAAP treatment. This re-evaluation of asset lives under U.S. GAAP increased the periodic amortization charge for fiscal years since December 31, 1998, as the unamortized value of certain assets, which were previously amortized over periods up to 40 years, were amortized over shorter periods.

     As explained in Note 1(d) above, the goodwill and intangible assets arising on the acquisition of the retained Harcourt businesses have been assumed to have a useful life of 40 years under U.K. and Dutch GAAP.

     Under the new U.S. accounting standard SFAS 142 Goodwill and other Intangible Assets, no amortization has been charged on goodwill arising on the acquisition of the retained Harcourt businesses for the purpose of the unaudited pro forma financial information, whereas, under U.S. GAAP, intangible assets acquired have been amortized over a 40 year period.

     (b) Deferred Taxation

     Under the U.S. accounting standard SFAS 109 Accounting for Income Taxes, deferred tax liabilities or assets are recognized on business combinations for differences arising between the fair value and related tax values of acquired assets and liabilities. The most significant deferred tax liability arises on acquired intangible assets for which amortization is not tax deductible. Under the timing difference approach applied under U.K. and Dutch GAAP, no such liability would be recognized.

     (c) Pensions

     Reed Elsevier accounts for pension costs under the rules set out in Statement of Standard Accounting Practice ("SSAP") 24 Accounting for Pension Costs. Its objectives and principles are broadly in line with those set out in the U.S. accounting standard for pensions, SFAS 87, Employers' Accounting for Pensions.

However, SSAP 24 is less prescriptive in the application of the actuarial method and assumptions to be applied in the calculation of pension costs.

     Under U.S. GAAP, pension plan assets are valued by reference to market-related values at the date of the financial statements. Liabilities are assessed using the rate of return obtainable on fixed or inflation-linked bonds. Under U.K. GAAP, pension plan assets and liabilities are based on the results of the latest actuarial valuation. Pension assets are valued at discounted present value determined by expected future income. Liabilities are assessed using the expected rate of return on plan assets.

     (d) Ordinary dividends

     Under U.K. and Dutch GAAP, dividends are provided for in the year in respect of which they are proposed by the directors. Under U.S. GAAP, dividends would not be provided for until they are formally declared by the directors.

     (e) Adjusted earnings

     Adjusted earnings measures are presented as permitted by U.K. and Dutch GAAP as an additional performance measure. U.S. GAAP does not permit the presentation of alternative earnings measures.

   EFFECTS ON UNAUDITED PRO FORMA NET INCOME OF MATERIAL DIFFERENCES BETWEEN
                       U.K. AND DUTCH GAAP AND U.S. GAAP

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Pro forma net income under U.K. and Dutch GAAP from
  continuing operations.....................................      L 50
U.S. GAAP adjustments:
  Amortization of goodwill and other intangibles............       (65)
  Deferred taxation.........................................        85
  Pensions..................................................        22
  Other items...............................................        (2)
                                                                  ----
Pro forma net income under U.S. GAAP from continuing
  operations................................................      L 90
                                                                  ====

    EFFECTS ON UNAUDITED PRO FORMA COMBINED SHAREHOLDERS' FUNDS OF MATERIAL
             DIFFERENCES BETWEEN U.K. AND DUTCH GAAP AND U.S. GAAP

                                                                  AS OF
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Pro forma combined shareholders' funds under U.K. and Dutch
  GAAP......................................................     L 3,041
U.S. GAAP adjustments:
  Goodwill and other intangibles............................       1,450
  Deferred taxation.........................................      (1,049)
  Pensions..................................................          86
  Other items...............................................           2
  Ordinary dividends not declared in the period.............         187
                                                                 -------
Pro forma combined shareholders' funds under U.S. GAAP......     L 3,717
                                                                 =======

5. CONVENIENCE TRANSLATIONS

     For the convenience of the reader, pounds sterling and pence amounts for the year ended December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $1.4077 per L1.00.

6. NET DEBT

     Pro forma net debt as of December 31, 2000 is defined as external borrowings less cash and short term investments and is presented after application of the post tax proceeds from the on-sale to The Thomson Corporation of L1,054 million ($1,571 million) to reduce borrowings.

                                                                    CASH AND
                                                                      SHORT
                                                                      TERM
                                                     BORROWINGS    INVESTMENTS    NET DEBT
                                                     ----------    -----------    --------
                                                                 (IN MILLIONS)
Reed Elsevier......................................   L(2,027)       L 1,594      L  (433)
Harcourt...........................................      (858)            20         (838)
                                                      -------        -------      -------
                                                       (2,885)         1,614       (1,271)
Pro forma effective purchase price(1)(a)...........      (709)        (1,240)      (1,949)
Adjustment to fair value of term debt
  acquired(1)(b)...................................       (13)            --          (13)
                                                      -------        -------      -------
Pro forma net debt.................................   L(3,607)       L   374      L(3,233)
                                                      =======        =======      =======

   REED INTERNATIONAL UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTORY NOTE

     The following unaudited pro forma consolidated financial information gives pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. The unaudited pro forma consolidated financial information has been prepared from, and should be read in conjunction with, the respective historical financial information and the related notes of Reed International, Reed Elsevier and Harcourt, which are incorporated by reference in this prospectus supplement.

     The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Reed International would have been if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes had actually occurred on the dates assumed, nor is it necessarily indicative of Reed International's future operating results or consolidated financial position.

     The unaudited pro forma consolidated financial information has been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. Note 3 below contains a summary of the principal differences between U.K. GAAP and U.S. GAAP relevant to Reed International. A reconciliation of unaudited pro forma net consolidated income, pro forma earnings per share and pro forma consolidated shareholders' equity to U.S. GAAP is included in Note 4 below.

     Reed International accounts for its shareholders' 52.9% economic interest in Reed Elsevier under the gross equity method. In the pro forma consolidated financial information the results of operations and financial position of Reed International have been adjusted to reflect its share of the pro forma adjustments relating to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes.

     Reed International's pro forma financial information is presented in pounds sterling and is also expressed in U.S. dollars, the latter being presented solely for convenience and translated at the noon buying rate on June 29, 2001 of $1.4077 to L1.00.

      REED INTERNATIONAL UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 2000

    The following pro forma consolidated income statement for the year ended December 31, 2000 is derived from Reed International's audited consolidated profit and loss account for the year then ended, after giving effect to the pro forma adjustments relating to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation, the issuance of equity to fund the transaction and the sale of the Notes took place simultaneously on January 1, 2000, the first day of the financial period presented in the unaudited pro forma financial information. The table below has been prepared in accordance with U.K. GAAP. A summary of the principal differences between U.K. GAAP and U.S. GAAP is presented in Note 3 below and a reconciliation to U.S. GAAP is presented in Note 4 below.

                                    REED
                                INTERNATIONAL                     PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                 YEAR ENDED       PRO FORMA       YEAR ENDED     SALE OF THE      YEAR ENDED     YEAR ENDED
                                DECEMBER 31,     ACQUISITION     DECEMBER 31,       NOTES        DECEMBER 31,   DECEMBER 31,
                                    2000        ADJUSTMENTS(1)       2000       ADJUSTMENTS(2)       2000         2000(6)
                                -------------   --------------   ------------   --------------   ------------   ------------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Turnover
  Share of turnover of joint
    ventures..................     L 1,994         L   607         L 2,601         L    --         L  2,601       $ 3,661
  Less: share of turnover of
    joint ventures............      (1,994)           (607)         (2,601)             --           (2,601)       (3,661)
                                   -------         -------         -------         -------         --------       -------
                                        --              --              --              --               --            --
Administrative expenses.......          (1)             --              (1)             --               (1)           (1)
                                   -------         -------         -------         -------         --------       -------
Operating loss before joint
  ventures....................          (1)             --              (1)             --               (1)           (1)
                                   -------         -------         -------         -------         --------       -------
Share of operating profit of
  joint ventures:
  Before amortization and
    exceptional items.........         414             135             549              --              549           772
  Amortization of goodwill and
    intangible assets.........        (248)            (35)           (283)             --             (283)         (398)
  Exceptional items...........         (60)             (6)            (66)             --              (66)          (93)
                                   -------         -------         -------         -------         --------       -------
                                       106              94             200              --              200           281
                                   -------         -------         -------         -------         --------       -------
Operating profit including
  joint ventures..............         105              94             199              --              199           280
Share of non operating
  exceptional items of joint
  ventures....................          45               3              48              --               48            68
Net interest including share
  of net interest of joint
  ventures....................         (54)            (60)           (114)             (3)            (117)         (165)
                                   -------         -------         -------         -------         --------       -------
Profit on ordinary activities
  before taxation.............          96              37             133              (3)             130           183
Tax on profit on ordinary
  activities..................         (85)            (26)           (111)              1             (110)         (155)
                                   -------         -------         -------         -------         --------       -------
Profit attributable to
  ordinary shareholders.......          11              11              22              (2)              20            28
                                   -------         -------         -------         -------         --------       -------
Basic earnings per share......         1.0p            0.7p            1.7p           (0.1)p            1.6p            2c
                                   =======         =======         =======         =======         ========       =======
Diluted earnings per share....         1.0p            0.7p            1.7p           (0.1)p            1.6p            2c
                                   =======         =======         =======         =======         ========       =======
Adjusted earnings per
  share(1)(5).................        23.3p            1.8p           25.1p           (0.1)p           25.0p           35c
                                   =======         =======         =======         =======         ========       =======
Average shares outstanding-
  basic/adjusted(1)...........     1,156.4           103.6         1,260.0              --          1,260.0       1,260.0
                                   =======         =======         =======         =======         ========       =======
Average shares outstanding-
  diluted(1)..................     1,161.2           103.6         1,264.8              --          1,264.8       1,264.8
                                   =======         =======         =======         =======         ========       =======

  The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

       REED INTERNATIONAL UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 2000

     The following pro forma consolidated balance sheet as of December 31, 2000 is derived from Reed International's audited consolidated balance sheet, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes took place simultaneously on December 31, 2000. The table below has been prepared in accordance with U.K. GAAP. A summary of the principal differences between U.K. GAAP and U.S. GAAP is presented in
Note 3 below and a reconciliation to U.S. GAAP is presented in Note 4 below.

                                REED
                            INTERNATIONAL                     PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                AS OF         PRO FORMA         AS OF        SALE OF THE        AS OF          AS OF
                            DECEMBER 31,     ACQUISITION     DECEMBER 31,       NOTES        DECEMBER 31,   DECEMBER 31,
                                2000        ADJUSTMENTS(1)       2000       ADJUSTMENTS(2)       2000         2000(6)
                            -------------   --------------   ------------   --------------   ------------   ------------
                                                                   (IN MILLIONS)
Fixed assets
  Investments in joint
     ventures:............
  Share of gross assets...     L3,534          L 1,209         L 4,743            L--          L 4,743        $ 6,677
  Share of gross
     liabilities..........     (2,733)          (1,209)         (3,942)           --            (3,942)        (5,549)
                               ------          -------         -------            --           -------        -------
  Share of net assets.....        801               --             801            --               801          1,128
                               ------          -------         -------            --           -------        -------
Current assets:
  Debtors.................        513               --             513            --               513            722
  Short term
     investments..........        431               --             431            --               431            607
Creditors: amounts falling
  due within one year.....       (100)              --            (100)           --              (100)          (141)
                               ------          -------         -------            --           -------        -------
Net current assets........        844               --             844            --               844          1,188
                               ------          -------         -------            --           -------        -------
Total assets less current
  liabilities.............      1,645               --           1,645            --             1,645          2,316
Creditors: amounts falling
  due after more than one
  year....................        (36)              --             (36)           --               (36)           (51)
                               ------          -------         -------            --           -------        -------
Net assets................     L1,609          L    --         L 1,609            L--          L 1,609        $ 2,265
                               ======          =======         =======            ==           =======        =======
Capital and reserves
  Share capital...........     L  158          L    --         L   158            L--          L   158        $   222
  Share premium account...        926               --             926            --               926          1,304
  Capital redemption
     reserve..............          4               --               4            --                 4              6
  Profit and loss
     account..............        521               --             521            --               521            733
                               ------          -------         -------            --           -------        -------
Consolidated shareholders'
  funds...................     L1,609          L    --         L 1,609            L--          L 1,609        $ 2,265
                               ======          =======         =======            ==           =======        =======

  The notes to the unaudited pro forma consolidated financial information are an integral part of these statements.

     NOTES TO REED INTERNATIONAL UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                  INFORMATION

1. PRO FORMA ACQUISITION ADJUSTMENTS

     The pro forma effect on Reed Elsevier from the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. Reed International accounts for its shareholders' 52.9% economic interest in Reed Elsevier under the gross equity method. The results of operations and the financial position of Reed International have been adjusted to reflect its share of the pro forma acquisition adjustments disclosed in the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

     The Reed Elsevier Unaudited Pro Forma Combined Financial Information records the acquisition of the Harcourt businesses using the acquisition method of accounting under U.K. and Dutch GAAP, which is similar in effect to the purchase method of accounting under U.S. GAAP, the excess of the fair value of the consideration over the fair value of the net assets acquired being allocated to goodwill.

     Pro forma earnings per share have been calculated as if the joint equity placing used in part to fund the acquisition of Harcourt had taken place on January 1, 2000.

2. PRO FORMA PROCEEDS OF THE SALE OF THE NOTES

     The pro forma effect of the sale of the Notes on Reed Elsevier is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. The Reed International Unaudited Pro Forma Consolidated Income Statement and Unaudited Pro Forma Consolidated Balance Sheet reflect its share of the pro forma effect of the sale of the Notes.

3. SUMMARY OF DIFFERENCES BETWEEN U.K. GAAP AND U.S. GAAP

     The unaudited pro forma consolidated financial statements are prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. The differences which are material to reconciling the Reed International unaudited pro forma net income and pro forma consolidated shareholders' equity to U.S. GAAP are summarized below and the reconciliations are presented in Note 4 below.

  (a) Impact of U.S. GAAP adjustments to pro forma combined financial statements

     Reed International accounts for its shareholders' 52.9% economic interest in Reed Elsevier, before the effect of tax credit equalization, by the gross equity method in conformity with U.K. GAAP, which is similar to the equity method used under U.S. GAAP. Using the equity method to present its net income and shareholders' funds under U.S. GAAP, Reed International reflects its shareholders' 52.9% share of the effects of differences between U.K. and Dutch GAAP and U.S. GAAP relating to Reed Elsevier and the effect on tax credit equalization of recognizing dividends, under U.S. GAAP, only if declared in the period, as a single reconciling item. The most significant differences relate to U.S. GAAP requirements in respect of the capitalization and amortization of goodwill and other intangibles, deferred taxes and pensions. See Note 4 to the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

  (b) Exceptional items

     Exceptional items are material items within Reed International's ordinary activities which under U.K. GAAP are required to be disclosed separately due to their size or incidence. These items do not qualify as extraordinary under U.S. GAAP and are considered a part of operating results.

  (c) Ordinary dividends

     Under U.K. GAAP, dividends are provided for in the year in respect of which they are proposed by the directors. Under U.S. GAAP, such dividends would not be provided for until they are formally declared by the directors.

4. RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FROM U.K. GAAP TO U.S. GAAP

     The tables below set forth the principal differences between the unaudited pro forma consolidated financial information on a U.K. GAAP basis and on a U.S. GAAP basis.

            EFFECTS ON PRO FORMA NET INCOME OF MATERIAL DIFFERENCES
                        BETWEEN U.K. GAAP AND U.S. GAAP:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                              (IN MILLIONS,
                                                                EXCEPT PER
                                                              SHARE AMOUNTS)
Pro forma net income under U.K. GAAP........................       L20
U.S. GAAP adjustments:
  Impact of U.S. GAAP adjustments to pro forma combined
     financial statements...................................        23
                                                                   ---
Pro forma net income under U.S. GAAP........................       L43
                                                                   ===
Pro forma basic earnings per ordinary share under U.S.
  GAAP......................................................       3.4p
                                                                   ===
Pro forma diluted earnings per ordinary share under U.S.
  GAAP......................................................       3.4p
                                                                   ===

        EFFECTS ON PRO FORMA SHAREHOLDERS' FUNDS OF MATERIAL DIFFERENCES
                        BETWEEN U.K. GAAP AND U.S. GAAP:

                                                                  AS OF
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Pro forma shareholders' funds under U.K. GAAP...............     L1,609
U.S. GAAP adjustments:
  Impact of U.S. GAAP adjustments to pro forma combined
     financial statements...................................        269
  Ordinary dividends not declared in the period.............         88
                                                                 ------
Pro forma shareholders' funds under U.S. GAAP...............     L1,966
                                                                 ======

5. ADJUSTED EARNINGS PER SHARE

     Adjusted earnings per share is defined as basic earnings per share before amortization of goodwill and intangible assets and exceptional items. A reconciliation from basic to adjusted earnings per share is shown below.

                                                                PER SHARE
                                                                 AMOUNTS
                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                              PENCE    CENTS
                                                              -----    -----
Basic earnings per share....................................   1.6p      2c
Effect of tax credit equalization...........................   0.5p      1c
Amortization of goodwill and intangible assets..............  22.4p     31c
Exceptional items...........................................   0.5p      1c
                                                              ----      ---
Adjusted earnings per share.................................  25.0p     35c
                                                              ====      ===

6. CONVENIENCE TRANSLATIONS

     For the convenience of the reader, pounds sterling and pence amounts for the year ended December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $1.4077 per L1.00.

               ELSEVIER UNAUDITED PRO FORMA FINANCIAL INFORMATION

INTRODUCTORY NOTE

     The following unaudited pro forma financial information gives pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. The unaudited pro forma financial information has been prepared from, and should be read in conjunction with the respective historical financial information and the related notes of Elsevier, Reed Elsevier and Harcourt, which are incorporated by reference in this prospectus supplement.

     The unaudited pro forma financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Elsevier would have been if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes had actually occurred on the dates assumed, nor is it necessarily indicative of Elsevier's future operating results or financial position.

     The unaudited pro forma financial information has been prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. Note 3 below contains a summary of the principal differences between Dutch GAAP and U.S. GAAP relevant to Elsevier. A reconciliation of unaudited pro forma net income, pro forma earnings per share and pro forma shareholders' equity to U.S. GAAP is included in Note 4 below.

     Elsevier accounts for its shareholders' 50% economic interest in Reed Elsevier under the gross equity method. In the pro forma financial information the results of operations and financial position of Elsevier have been adjusted to reflect its share of the pro forma adjustments relating to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes.

     Elsevier's pro forma financial information is presented in euros and is also expressed in U.S. dollars, the latter being presented solely for convenience and translated at the noon buying rate on June 29, 2001 of $0.8474 to E1.00.

                 ELSEVIER UNAUDITED PRO FORMA INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 2000

     The following pro forma income statement for the year ended December 31, 2000 is derived from Elsevier's audited profit and loss account for the year then ended, after giving effect to the pro forma adjustments relating to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation, the issuance of equity to fund the transaction and the sale of the Notes took place simultaneously on January 1, 2000, the first day of the financial period presented in the unaudited pro forma financial information. The table below has been prepared in accordance with Dutch GAAP. A summary of the principal differences between Dutch GAAP and U.S. GAAP is presented in Note 3 below and a reconciliation to U.S. GAAP is presented in Note 4 below.

                                   ELSEVIER                       PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                  YEAR ENDED      PRO FORMA       YEAR ENDED     SALE OF THE      YEAR ENDED     YEAR ENDED
                                 DECEMBER 31,    ACQUISITION     DECEMBER 31,       NOTES        DECEMBER 31,   DECEMBER 31,
                                     2000       ADJUSTMENTS(1)       2000       ADJUSTMENTS(2)       2000         2000(6)
                                 ------------   --------------   ------------   --------------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Turnover
  Share of turnover of joint
    ventures...................    E 3,091          E  940         E 4,031         E    --         E 4,031        $ 3,416
  Less: share of turnover of
    joint ventures.............     (3,091)           (940)         (4,031)             --          (4,031)        (3,416)
                                   -------          ------         -------         -------         -------        -------
                                        --              --              --              --              --             --
Administrative expenses........         (3)             --              (3)             --              (3)            (3)
                                   -------          ------         -------         -------         -------        -------
Operating loss before joint
  ventures.....................         (3)             --              (3)             --              (3)            (3)
                                   -------          ------         -------         -------         -------        -------
Share of operating profit of
  joint ventures:
  Before amortization and
    exceptional items..........        654             208             862              --             862            730
  Amortization of goodwill and
    intangible assets..........       (384)            (54)           (438)             --            (438)          (371)
  Exceptional items............        (95)             (8)           (103)             --            (103)           (87)
                                   -------          ------         -------         -------         -------        -------
                                       175             146             321              --             321            272
                                   -------          ------         -------         -------         -------        -------
Operating profit including
  joint ventures...............        172             146             318              --             318            269
Share of non operating
  exceptional items of joint
  ventures.....................         70               5              75              --              75             64
Net interest (including share
  of net interest of joint
  ventures)....................        (85)            (94)           (179)             (4)           (183)          (155)
                                   -------          ------         -------         -------         -------        -------
Profit on ordinary activities
  before taxation..............        157              57             214              (4)            210            178
Tax on profit on ordinary
  activities...................       (130)            (40)           (170)              1            (169)          (143)
                                   -------          ------         -------         -------         -------        -------
Profit attributable to ordinary
  shareholders.................         27              17              44              (3)             41             35
                                   -------          ------         -------         -------         -------        -------
Basic earnings per share.......    E  0.04          E 0.01         E  0.05         E    --         E  0.05              4c
                                   =======          ======         =======         =======         =======        =======
Diluted earnings per share.....    E  0.03          E 0.01         E  0.04         E    --         E  0.04              3c
                                   =======          ======         =======         =======         =======        =======
Adjusted earnings per
  share(1)(5)..................    E  0.59          E 0.04         E  0.63         E    --         E  0.63             53c
                                   =======          ======         =======         =======         =======        =======
Average shares outstanding-
  basic/adjusted(1)............      714.4            60.8           775.2              --           775.2          775.2
                                   =======          ======         =======         =======         =======        =======
Average shares
  outstanding-diluted(1).......      716.4            60.8           777.2              --           777.2          777.2
                                   =======          ======         =======         =======         =======        =======

         The notes to the unaudited pro forma financial information are an integral part of these statements.

                   ELSEVIER UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 2000

     The following pro forma balance sheet as of December 31, 2000 is derived from Elsevier's audited balance sheet, after giving pro forma effect to the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes. These adjustments have been determined as if the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes took place simultaneously on December 31, 2000. The table below has been prepared in accordance with Dutch GAAP. A summary of the principal differences between Dutch GAAP and U.S. GAAP is presented in Note 3 below and a reconciliation to U.S. GAAP is presented in Note 4 below.

                               ELSEVIER                       PRO FORMA       PRO FORMA       PRO FORMA      PRO FORMA
                                AS OF         PRO FORMA         AS OF          SALE OF          AS OF          AS OF
                             DECEMBER 31,    ACQUISITION     DECEMBER 31,     THE NOTES      DECEMBER 31,   DECEMBER 31,
                                 2000       ADJUSTMENTS(1)       2000       ADJUSTMENTS(2)       2000         2000(6)
                             ------------   --------------   ------------   --------------   ------------   ------------
                                                                    (IN MILLIONS)
Fixed assets
Investments in joint
  ventures:
  Share of gross assets....    E 5,010         E 1,839         E 6,849           E--           E 6,849        $ 5,804
  Share of gross
    liabilities............     (3,336)         (1,839)         (5,175)           --            (5,175)        (4,386)
                               -------         -------         -------            --           -------        -------
Share of net assets........      1,674              --           1,674            --             1,674          1,418
                               -------         -------         -------            --           -------        -------
Current assets
Debtors....................          5              --               5            --                 5              4
Short term investments.....        971              --             971            --               971            823
                               -------         -------         -------            --           -------        -------
                                   976              --             976            --               976            827
Creditors: amounts falling
  due within one year......       (154)             --            (154)           --              (154)          (130)
                               -------         -------         -------            --           -------        -------
Net current assets.........        822              --             822            --               822            697
                               -------         -------         -------            --           -------        -------
Total assets less current
  liabilities..............      2,496              --           2,496            --             2,496          2,115
Creditors: amounts falling
  due after more than one
  year.....................         (6)             --              (6)           --                (6)            (5)
Provisions.................        (42)             --             (42)           --               (42)           (36)
                               -------         -------         -------            --           -------        -------
Net assets.................    E 2,448         E    --         E 2,448           E--           E 2,448        $ 2,074
                               =======         =======         =======            ==           =======        =======
Capital and reserves
Share capital..............    E    47         E    --         E    47           E--           E    47        $    40
Paid in surplus............      1,328              --           1,328            --             1,328          1,125
Profit and loss account....      1,073              --           1,073            --             1,073            909
                               -------         -------         -------            --           -------        -------
Combined shareholders'
  funds....................    E 2,448         E    --         E 2,448           E--           E 2,448        $ 2,074
                               =======         =======         =======            ==           =======        =======

         The notes to the unaudited pro forma financial information are an integral part of these statements.

          NOTES TO ELSEVIER UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. PRO FORMA ACQUISITION ADJUSTMENTS

     The pro forma effect on Reed Elsevier from the acquisition of Harcourt, the on-sale to The Thomson Corporation and the sale of the Notes is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. Elsevier accounts for its shareholders' 50% economic interest in Reed Elsevier under the gross equity method. The results of operations and the financial position of Elsevier have been adjusted to reflect its share of the pro forma acquisition adjustments disclosed in the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

     The Reed Elsevier Unaudited Pro Forma Combined Financial Information records the acquisition of the Harcourt businesses using the acquisition method of accounting under U.K. and Dutch GAAP, which is similar in effect to the purchase method of accounting under U.S. GAAP, the excess of the fair value of the consideration over the fair value of the net assets acquired being allocated to goodwill.

     Pro forma earnings per share have been calculated as if the joint equity placing used in part to fund the acquisition of Harcourt had taken place on January 1, 2000.

2. PRO FORMA PROCEEDS OF THE SALE OF THE NOTES

     The pro forma effect of the sale of the Notes on Reed Elsevier is described in the Reed Elsevier Unaudited Pro Forma Combined Financial Information. The Elsevier Unaudited Pro Forma Income Statement and Unaudited Pro Forma Balance Sheet reflect its share of the pro forma effect of the sale of the Notes.

3. SUMMARY OF DIFFERENCES BETWEEN DUTCH GAAP AND U.S. GAAP

     The pro forma financial statements are prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. The differences which are material to reconciling Elsevier's unaudited pro forma net income and pro forma shareholders' equity to U.S. GAAP are summarized below; the reconciliation is presented in Note 4.

  (a) Impact of U.S. GAAP adjustments to pro forma combined financial statements

     Elsevier accounts for its shareholders' 50% economic interest in Reed Elsevier, before the effect of tax credit equalization, by the gross equity method in conformity with Dutch GAAP which is similar to the equity method used under U.S. GAAP. Using the equity method to present its net income and shareholders' funds under U.S. GAAP, Elsevier reflects its shareholders' 50% share of the effects of differences between Dutch GAAP and U.S. GAAP relating to Reed Elsevier and the effect on tax credit equalization of recognizing dividends, under U.S. GAAP, only if declared in the period, as a single reconciling item. The most significant differences relate to U.S. GAAP requirements in respect of the capitalization and amortization of goodwill and other intangibles, and of deferred taxes and pensions. See Note 4 to the Reed Elsevier Unaudited Pro Forma Combined Financial Information.

  (b) Exceptional items

     Exceptional items are material items within Elsevier's ordinary activities which under Dutch GAAP are required to be disclosed separately due to their size or incidence. These items do not qualify as extraordinary under U.S. GAAP and are considered a part of operating results.

  (c) Ordinary dividends

     Under Dutch GAAP, dividends are provided for in the year in respect of which they are proposed by the directors. Under U.S. GAAP, such dividends would not be provided for until they are formally declared by the directors.

4. RECONCILIATION OF UNAUDITED PRO FORMA FINANCIAL INFORMATION FROM DUTCH GAAP TO U.S. GAAP

     The tables below set forth the principal differences between the unaudited pro forma financial information on a Dutch GAAP basis and on a U.S. GAAP basis.

        EFFECTS ON PRO FORMA NET INCOME OF MATERIAL DIFFERENCES BETWEEN
                           DUTCH GAAP AND U.S. GAAP:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                              (IN MILLIONS,
                                                                EXCEPT PER
                                                              SHARE AMOUNTS)
Pro forma net income under Dutch GAAP.......................      E  41
U.S. GAAP adjustments:
Impact of U.S. GAAP adjustments to pro forma combined
  financial statements......................................         41
                                                                  -----
Pro forma net income under U.S. GAAP........................      E  82
                                                                  =====
Pro forma basic earnings per ordinary share under U.S.
  GAAP......................................................      E0.11
Pro forma diluted earnings per ordinary share under U.S.
  GAAP......................................................      E0.11

    EFFECTS ON PRO FORMA SHAREHOLDERS' FUNDS OF MATERIAL DIFFERENCES BETWEEN
                            DUTCH GAAP AND US GAAP:

                                                                  AS OF
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Pro forma shareholders' funds under Dutch GAAP..............     E2,448
U.S. GAAP adjustments:
Impact of U.S. GAAP adjustments to pro forma combined
  financial statements......................................        404
Ordinary dividends not declared in the period...............        140
                                                                 ------
Pro forma shareholders' funds under U.S. GAAP...............     E2,992
                                                                 ======

5. ADJUSTED EARNINGS PER SHARE

     Adjusted earnings per share is defined as basic earnings per share before amortization of goodwill and intangible assets and exceptional items. A reconciliation from basic to adjusted earnings per share is shown below.

                                                              PER SHARE AMOUNTS
                                                                  YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
                                                               EURO       CENTS
                                                              ------      ------
Basic earnings per share....................................  E0.04          3c
Amortization of goodwill and intangible assets..............   0.57         48c
Exceptional items...........................................   0.02          2c
                                                              -----         --
Adjusted earnings per share.................................  E0.63         53c
                                                              =====         ==

6. CONVENIENCE TRANSLATIONS

     For the convenience of the reader, euro amounts for the year ended December 31, 2000 have been translated into U.S. dollars using the noon buying rate on June 29, 2001 of $0.8474 per E1.00.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

                                 REED ELSEVIER

     The following discussion is based on the combined financial statements for the three years ended December 31, 2000 which have been prepared in accordance with U.K. and Dutch GAAP which differ in certain significant respects from U.S. GAAP as set forth in Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

     The following discussion should be read in conjunction with, and is qualified by reference to, the combined financial statements incorporated by reference in this prospectus supplement. Unless otherwise stated, identified amounts relate to the total results of Reed Elsevier, including the results of discontinued operations.

     Reed Elsevier derives its turnover principally from subscription sales, circulation and copy sales, advertising sales and exhibition fees.

                  TURNOVER BY SOURCE FOR CONTINUING OPERATIONS

                                                          YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------
                                                  1998             1999             2000
                                              -------------    -------------    -------------
                                                     (IN MILLIONS, EXCEPT PERCENTAGES)
Subscriptions...............................  L1,138     36%   L1,305     39%   L1,457     39%
Circulation & copy..........................     630     20       620     18       627     17
Advertising.................................     789     25       821     24       923     24
Exhibition fees.............................     278      9       307      9       363     10
Other.......................................     328     10       337     10       398     10
                                              ------    ---    ------    ---    ------    ---
Total.......................................  L3,163    100%   L3,390    100%   L3,768    100%
                                              ======    ===    ======    ===    ======    ===

     The relative movement in subscription sales largely reflects the acquisition of subscription based businesses, customer migration from transactional to subscription accounts and the relative impact of currency translation. As a result of this and the impact of disposals, turnover from circulation and copy sales has declined as a proportion of total turnover.

           TURNOVER BY GEOGRAPHIC MARKET FOR CONTINUING OPERATIONS(1)

                                                          YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------
                                                  1998             1999             2000
                                              -------------    -------------    -------------
                                                     (IN MILLIONS, EXCEPT PERCENTAGES)
North America...............................  L1,726     55%   L1,906     56%   L2,152     57%
United Kingdom..............................     483     15       484     14       521     14
The Netherlands.............................     222      7       237      7       234      6
Rest of Europe..............................     407     13       418     13       478     13
Rest of the World...........................     325     10       345     10       383     10
                                              ------    ---    ------    ---    ------    ---
Total.......................................  L3,163    100%   L3,390    100%   L3,768    100%
                                              ======    ===    ======    ===    ======    ===

---------------

(1) Reed Elsevier's geographic markets are North America, the United Kingdom, The Netherlands, the Rest of Europe (excluding the United Kingdom and The Netherlands) and the Rest of the World (other than North America, the United Kingdom, The Netherlands and the Rest of Europe).

     The increase in the relative importance of the North American market to Reed Elsevier largely reflects the impact of acquisitions. Acquisitions with significant sales in North America were CMD Group, acquired in May 2000, and Matthew Bender and the remaining 50% interest in Shepard's, both of which were acquired in August 1998. The relative movement in The Netherlands and the Rest of Europe markets reflects the relative impact of currency translation and disposals.

     The cost profile of individual businesses within Reed Elsevier varies widely and costs are controlled on an individual business unit basis. The most significant cost item for Reed Elsevier as a whole is labor costs, which includes all employment costs of employees as well as of temporary or contracted staff. Labor costs represented 42%, 44% and 42% of Reed Elsevier's total costs, before amortization of goodwill and intangible assets and exceptional items, of the continuing operations in 2000, 1999 and 1998, respectively.

     Acquired goodwill and intangible assets are capitalized and, in the three years ended December 31, 2000, were systematically amortized over a maximum period of 20 years.

     The following table shows turnover and adjusted operating profit for each of Reed Elsevier's business segments in each of the three years ended December 31, 2000, together with the percentage change in 2000 and 1999 at both actual and constant exchange rates:

                                    TURNOVER

                                                                            % CHANGE
                                   YEAR ENDED DECEMBER 31,              -----------------        YEAR ENDED DECEMBER 31,
                        ---------------------------------------------   ACTUAL   CONSTANT   ---------------------------------
                                1998                    1999            RATES    RATES(1)                 2000
                        ---------------------   ---------------------   ------   --------   ---------------------------------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
BUSINESS SEGMENT(3)
Science & Medical.....    L  622         19%      L  652         19%       5%        5%             L  693         19%
Legal.................       948         30        1,087         32       15        13               1,201         32
Education.............       159          5          181          5       14        12                 202          5
Business..............     1,434         45        1,470         44        3         2               1,672         44
                          ------        ---       ------        ---       --        --              ------        ---
Continuing
  operations..........     3,163         99        3,390        100        7         6               3,768        100
Discontinued
  operations(4).......        28          1           --         --                                     --         --
                          ------        ---       ------        ---       --        --              ------        ---
Total.................    L3,191        100%      L3,390        100%       6%        5%             L3,768        100%
                          ======        ===       ======        ===       ==        ==              ======        ===

                            % CHANGE
                        -----------------
                        ACTUAL   CONSTANT
                        RATES    RATES(2)
                        ------   --------

BUSINESS SEGMENT(3)
Science & Medical.....     6%        7%
Legal.................    10         5
Education.............    12         9
Business..............    14        12
                          --        --
Continuing
  operations..........    11         9
Discontinued
  operations(4).......
                          --        --
Total.................    11%        9%
                          ==        ==

                        ADJUSTED OPERATING PROFIT(5)(6)

                                                                            % CHANGE
                                   YEAR ENDED DECEMBER 31,              -----------------        YEAR ENDED DECEMBER 31,
                        ---------------------------------------------   ACTUAL   CONSTANT   ---------------------------------
                                1998                    1999            RATES    RATES(1)                 2000
                        ---------------------   ---------------------   ------   --------   ---------------------------------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
BUSINESS SEGMENT(3)
Science & Medical.....    L  223         27%      L  231         29%       4%        5%             L  252         32%
Legal.................       291         36          282         36       (3)       (5)                237         30
Education.............        31          4           34          4       10         8                  40          5
Business..............       268         33          245         31       (9)       (9)                264         33
                          ------        ---       ------        ---       --        --              ------        ---
Continuing
  operations..........       813        100          792        100       (3)       (3)                793        100
Discontinued
  operations(4).......        --         --           --         --                                     --         --
                          ------        ---       ------        ---       --        --              ------        ---
Total.................    L  813        100%      L  792        100%      (3)%      (3)%            L  793        100%
                          ======        ===       ======        ===       ==        ==              ======        ===

                            % CHANGE
                        -----------------
                        ACTUAL   CONSTANT
                        RATES    RATES(2)
                        ------   --------

BUSINESS SEGMENT(3)
Science & Medical.....     9%       12%
Legal.................   (16)      (19)
Education.............    18        15
Business..............     8         7
                         ---       ---
Continuing
  operations..........    (1)       (1)
Discontinued
  operations(4).......
                         ---       ---
Total.................    (1)%      (1)%
                         ===       ===

---------------
(1) Represents percentage change over 1998 at constant rates of exchange, which have been calculated using the average exchange rates for the 1998 financial year.

(2) Represents percentage change over 1999 at constant rates of exchange, which have been calculated using the average exchange rates for the 1999 financial year.

(3) The Education business, previously reported within the Legal segment, was presented separately for the first time in 2000. Comparatives have been restated accordingly. The Scientific segment has been renamed Science & Medical to reflect business strategy.

(4) Discontinued operations are presented in accordance with U.K. and Dutch GAAP, and comprise IPC Magazines and the consumer book publishing operations, which were the final elements of the Consumer segment, sold in 1998.

(5) Adjusted operating profit is shown before the amortization of goodwill and intangible assets and exceptional items. Reed Elsevier businesses focus on adjusted profit as an additional performance measure; see Note 1 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

(6) Exceptional items are significant items within Reed Elsevier's ordinary activities which, under U.K. and Dutch GAAP, are required to be disclosed separately due to their size or incidence. Net exceptional items charged to operating profit totalled L115 million (loss) in the year ended December 31, 2000, L239 million (loss) in the year ended December 31, 1999 and L79 million (loss) in the year ended December 31, 1998. See Note 8 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement for a further description of these items.

THE HARCOURT ACQUISITION

     On July 12, 2001, we acquired Harcourt for $4.45 billion (L3.10 billion/E5.37 billion at exchange rates prevailing on October 27, 2000, the date we announced the acquisition). On July 13, 2001, we sold to The Thomson Corporation, for pre-tax proceeds of $2.06 billion, the Harcourt Higher Education business and the Corporate and Professional Services businesses other than educational and clinical testing.

     We have acquired Harcourt's STM businesses and its U.S. K-12 (kindergarten to grade 12) Schools Education and Testing businesses for an implied value of approximately $4.5 billion, taking into account corporate net debt, taxes payable on the on-sale proceeds and the assumption of corporate and other liabilities. In the year ended October 31, 2000, these businesses had sales of $1.7 billion; (STM -- 2000 $688 million, 1999 $633 million; Education and Testing -- 2000 $990 million, 1999 $787 million); adjusted operating profits (pre-amortization of goodwill and intangible assets) of $371 million
(STM -- 2000 $161 million, 1999 $138 million; Education and Testing -- 2000 $210 million, 1999 $159 million) and net assets of $1.1 billion (including $0.7 billion of goodwill and intangible assets) before corporate net debt of $1.2 billion.

     In order to fund the acquisition, a placing of new shares in Reed International and Elsevier was undertaken jointly in November 2000 and new committed credit facilities were obtained. The placing of new ordinary shares in the parent companies was completed on December 5, 2000. The committed credit facilities include $6.5 billion (L4.4 billion) of new bank facilities put in place in December 2000 subsequently cancelled down to $4.86 billion (L3.26 billion). The net proceeds of the placing totalled L1.3 billion through the issue of 113.7 million ordinary shares in Reed International at 625 pence per share and 66.26 million ordinary shares in Elsevier at E14.50 per share, including the exercise of over-allotment options by the joint bookrunners. This amount represented 9.9% of the ordinary share capitals of both parent companies. The majority of the proceeds have been hedged into U.S. dollars.

     Reed International has subscribed for additional R-shares in Elsevier, which represent the cross-shareholding of Reed International in Elsevier, so as to maintain Reed International's indirect equity interest at 5.8% on a fully diluted basis. This reflects the respective economic interests of the shareholders of Reed International and Elsevier in the combined businesses represented by the equalization arrangements. The equalization ratio is unaffected.

     L1,240 million of the net proceeds of the placing has been applied to fund the acquisition of Harcourt in the unaudited pro forma combined financial information. The balance of the acquisition funding (L709 million, $1,056 million) has been provided by short term borrowings off commercial paper programs. Commercial paper and other short term borrowings used to fund the acquisition will be refinanced through the issuance of the Notes.

     The blended financing rate on the debt component of the funding, inclusive of the Harcourt public debt which may remain outstanding, and the cost of long term debt including interest rate hedging undertaken, is expected to be approximately 7.0% after taking account of the sale of the Notes.

     Pro forma combined net borrowings of the Reed Elsevier businesses (as of December 31, 2000) and Harcourt (as of October 31, 2000), taking into account the acquisition financing and the on-sale of businesses to The Thomson Corporation, is approximately L3.2 billion.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     General. The reported profit before tax for the Reed Elsevier combined businesses, including exceptional items and the amortization of goodwill and intangible assets, was L192 million, which compares with a reported profit of L105 million in 1999. The increase includes the favorable movement in exceptional items with lower reorganization costs and the gain on disposals of businesses. The reported attributable profit of L33 million compares with a reported attributable loss of L63 million in 1999.

     Turnover increased by 11% to L3,768 million. Excluding acquisitions and disposals and currency translation, underlying revenue growth was 5%. The second half continued the improving trend seen in the first, benefiting from the positive impact of investments in our products and our sales and marketing activities.

     Excluding exceptional items and the amortization of goodwill and intangible assets, adjusted operating profits were flat at L793 million. Operating margins at 21.0% were 2.4 percentage points below the prior year principally reflecting major investments in our products and our sales and marketing activities offset by cost reductions achieved in production, distribution and support areas. Excluding acquisitions and disposals and currency translation effects costs increased by 6%.

     The amortization charge for goodwill and intangible assets amounted to L468 million, up L95 million reflecting acquisitions made in 1999 and 2000, and currency translation effects.

     Exceptional items showed a pre-tax charge of L30 million, comprising L38 million of acquisition related costs, L77 million in respect of the major restructuring program initiated in 1999, less L85 million profit on sale of businesses. This compares with a net charge on exceptional items in 1999 of L232 million, of which L161 million related to restructuring. Restructuring charges include costs in relation to employee severance, surplus leasehold property obligations and fixed asset write offs.

     Net interest expense, at L103 million, was L21 million higher than in the previous year principally due to the financing of acquisitions completed in 2000 and currency translation. Net interest cover was 8 times adjusted operating profit.

     Adjusted profit before tax, which excludes the amortization of goodwill and intangible assets and exceptional items, at L690 million, was 3% lower than in previous years expressed in sterling, or 3% lower at constant exchange rates.

     The total tax charge for the year was high as a proportion of profit before tax principally due to non-tax deductible amortization and the non-recognition of potential deferred tax assets. The effective tax rate on adjusted earnings was slightly higher at 25.9% in 2000 compared to 25.6% in 1999. The adjusted profit attributable to shareholders of L511 million compared to L527 million in 1999, 3% lower at constant exchange rates.

     In 2000, the U.S. GAAP net profit was L60 million, compared with a net loss of L73 million in 1999, a movement of L133 million. The movement reflects the factors discussed above, together with year on year changes in the adjustments required to reflect differences between U.K. and Dutch GAAP and U.S. GAAP. The most significant differences relate to the capitalization and amortization of goodwill and other intangibles, and deferred taxes; see Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

     In the following commentary, unless otherwise indicated, all percentage movements refer to constant currency rates, using 1999 full year average rates, and are stated before amortization of goodwill and intangibles and exceptional items. Percentage movements at actual exchange rates are shown in the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement. In anticipation of the acquisition of Harcourt General's STM and Education and Testing businesses, the Reed Educational & Professional Publishing business, formerly reported within the Legal segment, was reported separately as an Education segment, and comparatives were restated accordingly. The Scientific segment was renamed Science & Medical.

     Science & Medical. Turnover and adjusted operating profit in the Science & Medical business increased by 7% and 12%, respectively, at constant rates of exchange, or 8% and 12% excluding acquisitions and disposals. The sales growth was driven by the stronger subscription renewals in the year and the increasing contribution from Internet services. The previously adverse subscriber attrition trends were reversed. Operating margins were slightly higher reflecting the strong revenue growth, with the significant increase in investment, in new product and sales and marketing initiatives, offset by cost savings in production, distribution and back office functions. In addition to the positive impact on subscription renewals, the Internet services contributed an additional 2 percentage points to sales growth. The new policy on pricing introduced for the 2000 subscription year, moderating increases and the impact of currencies so as to give more predictable journal pricing for customers, also contributed to the stronger renewals and helped accelerate the migration from print to electronic products.

     The medical publishing and communications business in 2000 reported turnover lower by 15% due to the disposal of Springhouse in June 2000. Underlying sales were marginally ahead and adjusted operating profits up 22% following reorganization of the sponsored communications business and after the weak performance in France in 1999.

     Operating profit in the Science & Medical business increased by L29 million to L140 million in 2000. This reflected growth in adjusted operating profit and a lower level of exceptional items charged to operating profit offset by higher amortization of goodwill and intangible assets.

     Legal. Turnover in the Legal business increased by 5%, or 3% excluding acquisitions, and adjusted operating profit was down 19%. This reflects the significant step up in investment, particularly at LexisNexis U.S., to deliver upgraded products and services, and sales and marketing programs. The investment was partly funded by the major cost savings program. Operating margins were correspondingly lower, by 6.2 percentage points at 19.7%, from which they are expected to recover as the investment pays off. At LexisNexis U.S., turnover excluding acquisitions was up 2% while adjusted operating profits were 24% lower reflecting the significant step up in investment.

     In the North American Legal Markets division, online revenues grew 5% with the second half growth showing a continuing improvement over the first. This was partly offset by lower print and CD-ROM sales as business migrates online. Online usage is growing as customers migrate to the upgraded functionalities and services of the lexis.com platform which accounted for approximately 65% of searches as of December 2000. The Martindale-Hubbell legal directory business had another successful year.

     In the Corporate and Federal Markets division, Nexis online revenues grew by 4%, a major turnaround from the 4% decline seen the previous year, with a particularly strong second half. The launch of the significantly upgraded flagship product, nexis.com, is driving new sales and expansion of existing customer accounts.

     Across LexisNexis U.S. the major re-engineering program has continued to deliver substantial cost savings, in excess of $90 million, with almost every area re-engineered, including production, IT, administration and other support services.

     LexisNexis International businesses outside the United States (formerly the Reed Elsevier Legal Division) reported turnover and adjusted operating profit up 11% and 2%, respectively, or 5% and 1% excluding acquisitions, reflecting solid sales performance and a significant increase in new product and marketing investment.

     Operating profit in the Legal business decreased by L65 million to an operating loss of L8 million in 2000. This reflected the decline in adjusted operating profit together with an increase in the amortization of goodwill and intangibles reflecting acquisitions made during 2000 and currency translation effects. Exceptional items charged to operating profit were L77 million compared to L89 million in 1999.

     Education. Reed Educational & Professional Publishing saw revenues and adjusted operating profit increase by 9% and 15%, respectively. Rigby, the U.S. supplementary business, had a particularly good year with revenues 37% ahead driven by market share gains and a very successful launch of the new Rigby literacy program. In U.K. Schools, sales in the Primary market were lower than the prior year which benefited from exceptional, ring fenced government funding for literacy materials. In Secondary, however, sales were up 23% on strong new publishing programs addressing curriculum changes. The Australian schools business also performed well.

     Operating profit in the Education business was L19 million, against L20 million in 1999; higher adjusted operating profit being offset by higher exceptional items charged to operating profit.

     Business. Turnover and adjusted operating profit in the Business segment increased by 12% and 7%, respectively, at constant rates of exchange. Excluding acquisitions and disposals, the figures were 4% and 3%, respectively. Turnover growth was held back by the unfavorable cycling of non-annual exhibitions and lower revenues in the travel businesses being sold. Operating margins at 15.8% were 0.9 percentage points lower reflecting the significant increase in investment, although this is substantially funded by the cost saving program.

     Cahners Business Information turnover and adjusted operating profits were up 5% and 30%, respectively, before the impact of acquisitions. The Electronics, Supply Chain, Retail and Entertainment sectors performed particularly well, with Manufacturing flat and Cahners Travel Group lower. New product launches in both print and Internet services added 2% to revenue growth. Operating margins improved, despite a significant increase in new product investment, reflecting the major restructuring program in the second half of 1999.

     At Reed Business Information, turnover increased by 11%, or 7% excluding acquisitions, with stronger growth and market share gains in display and recruitment advertising in U.K. magazines and in Internet revenues. The Computer, Personnel, Aerospace and Science sectors performed particularly well. Underlying operating profits were 1% lower, reflecting the major increase in investment, particularly totaljobs.com, the online recruitment service.

     At Elsevier Business Information, turnover and adjusted operating profits were up 11% and 5%, respectively, or 7% and 10% excluding acquisitions. Strong performances were seen across the businesses in The Netherlands, Belgium, Spain and France. In The Netherlands, the Business and Management, Personnel, Healthcare and Retail sectors were particularly strong and buoyant advertising demand was captured with the launch of supplements.

     Turnover at Reed Exhibition Companies increased by 18% and adjusted operating profit by 19%. Excluding acquisitions, revenue grew by 1% and adjusted operating profit declined by 8% as several major non-annual shows in the United Kingdom and United States did not take place in 2000. The decline in adjusted operating profit also reflects the significant new show launch program, with over 35 new shows launched, and a significant step up in investment in show related websites, of which there are now over 250.

     At OAG Worldwide, turnover declined by 19% due to portfolio rationalization in anticipation of its impending sale and lower sales of the print product. The sale of the business is well advanced.

     Operating profit in the Business segment increased by L67 million to L59 million in 2000. The increase in amortization charges, relating to acquisitions made in 2000 and 1999 were more than offset by higher adjusted operating profits and lower exceptional charges to operating profit.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     General. The reported profit before tax for the Reed Elsevier combined businesses, including exceptional items and the amortization of goodwill and intangible assets, was L105 million, which compares with a reported profit of L1,044 million in 1998. The decline reflects the net L835 million adverse movement in exceptional items, higher amortization charges arising from acquisitions and a weaker trading performance. The reported attributable loss of L63 million compares with a reported attributable profit of L772 million in 1998.

     Turnover increased by 6% to L3,390 million. Underlying revenue growth, excluding the impact of acquisitions and disposals and currency translation effects, was 3%.

     Excluding exceptional items and the amortization of goodwill and intangible assets, adjusted operating profits were down 3% to L792 million. Operating margins at 23.4% were 2.1 percentage points below the prior year. Excluding acquisitions and disposals and currency translation effects, revenue growth was 3% while costs increased by 5%, principally reflecting investment in people, products and sales and marketing.

     The amortization charge for goodwill and intangible assets amounted to L373 million, up L41 million reflecting acquisitions made in 1998 and 1999.

     Exceptional items showed a pre tax charge of L232 million, being L161 million in respect of the major restructuring projects across the operating businesses, L50 million in respect of the Year 2000 compliance program, L28 million on acquisition related costs, and L7 million profit on sale of fixed asset investments. This compares with a net gain on exceptional items in 1998 of L603 million which included a L692 million profit on the sale of IPC Magazines and other businesses.

     Net interest expense at L82 million, was L42 million higher than the previous year due to the financing of the Matthew Bender and Shepard's acquisitions completed in the second half of 1998. Net interest cover was 10 times adjusted operating profit.

     Adjusted profit before tax, which excludes the amortization of goodwill and intangible assets and exceptional items, at L710 million, was 8% lower than in 1998.

     The total tax charge for the year was high as a proportion of profit before tax principally due to the non-tax deductible amortization, the non-recognition of potential deferred tax assets and taxes arising on restructuring related business consolidation. The effective tax rate on adjusted earnings was slightly lower at 25.6% in 1999 compared to 26% in 1998.

     The adjusted profit attributable to shareholders of L527 million compared to L571 million in 1998, a decline of 8% at constant exchange rates.

     In 1999, the U.S. GAAP net loss was L73 million, compared with net loss of L398 million in 1998, a reduction of L471 million. This reduction reflects the factors discussed above together with the increased amortization charge following the re-evaluation under U.S. GAAP of the useful lives of goodwill and intangible assets in 1998, together with other year on year changes in adjustments to reflect differences between U.K. and Dutch GAAP and U.S. GAAP. The most significant differences relate to the capitalization and amortization of goodwill and other intangible assets, and deferred taxes; see Note 30 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

     In the following commentary, unless otherwise indicated, all percentage movements refer to constant currency rates, using 1998 full year average rates, and are stated before amortization of goodwill and intangibles and exceptional items. Percentage movements at actual exchange rates are shown in the tables titled "Turnover" and "Adjusted Operating Profit" on page S-68 of this prospectus supplement.

     Science & Medical. Turnover and adjusted operating profits in the Science & Medical segment both increased by 5% at constant rates of exchange, or 2% excluding acquisitions. Operating margins were slightly lower at 35.4%. Sales growth at Elsevier Science of 5%, which included 3% benefit from acquisitions, was adversely affected by the impact on subscription renewals of currency movements on library budgets, particularly in Japan and continental Europe. Operating profits excluding acquisitions increased by 4%.

     Progress was made during the year in the roll-out of ScienceDirect, the web-based scientific information service, with approximately 25% of journal subscription revenues covering both print journals and the ScienceDirect service as of December 1999.

     The medical publishing and communications businesses in 1999 reported turnover growth of 6% at constant rates of exchange due to acquisitions. Excluding acquisitions, turnover and adjusted operating profit fell by 1% and 12%, respectively, due to some weakness in the sponsored communications business and in France.

     Operating profit in the Science & Medical segment fell by L15 million to L111 million. Increases in adjusted operating profits were offset by L29 million of exceptional items charged to operating profit.

     Legal. Turnover in the Legal segment increased by 13% while adjusted operating profits declined by 5% at constant rates of exchange. Excluding the effect of acquisitions, principally Matthew Bender and the remaining 50% of Shepard's acquired in August 1998, turnover increased by 3% while adjusted operating profits declined by 14%. This result reflected the combination of low revenue growth at LexisNexis U.S. and continued investment spending, resulting in operating margins 4.8 percentage points lower at 25.9% for the segment.

     At LexisNexis U.S., turnover increased by 13%, whereas adjusted operating profits were down 8% as significant additional investment was made in new product development and in sales and marketing. Excluding acquisitions, turnover was up 2% and adjusted operating profits down 18%. The North American Legal Markets division had flat revenues with a good performance in the large law firm market offset by weaker revenues in other markets. The print/CD-ROM legal publishing business saw some loss of revenues, principally at Shepard's, due to heavy promotion of a competing product and discounting of Shepard's by a competitor as its license to the Shepard's content expired. The Martindale-Hubbell legal directory business had an excellent year with revenues 12% ahead. In the Corporate and Federal Markets division, NEXIS revenues fell by 4%, reflecting pricing pressures across the industry.

     LexisNexis International, comprising Reed Elsevier's legal businesses outside the United States, saw turnover and adjusted operating profits up 13% and 7%, respectively, including the benefit of small acquisitions in Austria, Argentina, Australia and South Africa. Excluding these, adjusted operating profit growth was 5% on sales up 7%, led by strong performances in the United Kingdom, France and South East Asia.

     Operating profit in the Legal segment decreased by L98 million to L57 million, reflecting increased amortization due to the impact of acquisitions in 1999 and 1998, and increased exceptional items charged to operating profit principally attributable to reorganization costs.

     Education. Turnover in the Education segment increased by 12% and adjusted operating profit by 8% at constant exchange rates. Operating margins fell 0.7% to 18.8%. The U.K. and U.S. Schools businesses both increased turnover by 15%, driven by additional government funding for literacy materials and by increased market share. Costs increased faster than turnover as investment was made in new publishing programs to capture demand. The Butterworth-Heinemann businesses reported a strong front-list in scientific, technical and medical markets.

     Operating profit increased by L6 million to L20 million. This movement was primarily attributable to the increase in adjusted operating profit.

     Business. Turnover in the Business segment increased by 2% while adjusted operating profit decreased by 9%, reflecting low underlying revenue growth, particularly at Cahners, while costs rose. Excluding acquisitions, turnover was up 1% and operating profits 11% lower. Operating margins at 16.7% were 2.0 percentage points lower than the prior year.

     Cahners Business Information's turnover was flat in 1999, before a 1% reduction due to the net effect of disposals less acquisitions. Adjusted operating profit at constant rates of exchange declined by 40% due to a 5% increase in costs, largely reflecting the full year effect of prior year investments made in the organization, which had anticipated much stronger revenue growth. Growth in the Entertainment & Media, Building & Construction and Retail sectors was offset by revenue declines in Manufacturing, Electronics and Travel. Although the slowdown in turnover growth began in the second half of 1998, the degree to which this persisted into 1999 was unexpected. A major restructuring of the business took place in the second half of 1999 to realign the cost base.

     At Reed Business Information turnover and adjusted operating profit declined by 2% and 6%, respectively, at constant exchange rates. Weakness in advertising demand, particularly in high margin recruitment advertising, in the first half was recovered in the second half as the U.K. economy strengthened with the exception of the important Computer sector which saw strong competition both in print and online. Online services established around the core titles continued to develop in 1999 with growth in subscriptions and advertising support. The Healthcare, Property and Social Services sectors performed well.

     Elsevier Business Information (excluding Elsevier Tuition activities) saw underlying turnover and adjusted operating profit growth of 3% and 6%, respectively, in 1999 at constant exchange rates, before several small acquisitions in both 1999 and 1998, as advertising demand in Continental Europe picked up during the year. In The Netherlands, turnover growth was driven by the journal Elsevier and titles in the Human Resources, General Management and Construction sectors, while improvements in profitability were reported in Spain and France. The tuition activities in The Netherlands increased turnover and adjusted operating profit by 8% at constant rates of exchange in 1999, driven by growth from in-company and open training. During 1999 management and development responsibility for this business was moved to Elsevier Business Information to provide combined product focus on targeted customer groups.

     Turnover at Reed Exhibitions companies was ahead by 8% while adjusted operating profit rose by 11% at constant exchange rates, driven by growth in the annual trade shows, particularly in North America, and the contribution of the PGA golf equipment and accessories shows acquired in 1998. Thirty new shows were launched in the year in North America, Europe and Asia, adding over 3 percentage points to the growth in turnover. The impact of show cycling, i.e., of non-annual shows, and acquisitions was broadly neutral in 1999.

     At OAG Worldwide, adjusted operating profit increased by 18% in 1999 at constant exchange rates, on turnover down 6%. During 1999 good progress was made in stabilizing the business with certain activities terminated to increase profitability, and plans developed to capitalize on the growing demand for electronic products using OAG Worldwide data. Growth in electronic turnover was offset by the continued shift of customers from print to online services. In February 2000 the decision to divest OAG Worldwide was announced.

     Operating profit in the Business segment fell by L116 million to an operating loss of L8 million. This movement reflected the decline in adjusted operating profit together with exceptional charges to operating profit. Exceptional charges were principally attributable to restructuring costs.

EFFECT OF CURRENCY TRANSLATION

     The combined financial statements are expressed in pounds sterling and are therefore subject to the impact of movements in exchange rates on the translation of the financial information of individual businesses whose operational currencies are other than sterling. The principal exposures are the U.S. dollar and the euro, both of which generally reflect Reed Elsevier's business exposure to the United States and the Euro Zone, its most important markets outside the United Kingdom.

     The currency profile of Reed Elsevier's adjusted profit before tax for 2000, taking account of the currencies of the interest on its borrowings and cash over that period, is set forth below:

 ADJUSTED PROFIT BEFORE TAX IN EACH CURRENCY AS A PERCENTAGE OF TOTAL ADJUSTED
                               PROFIT BEFORE TAX

U.S. DOLLARS  POUNDS STERLING  EURO  OTHER  TOTAL
------------  ---------------  ----  -----  -----
         33%              29%   31%     7%   100%
============  ===============  ====  =====  =====

     Currency translation differences increased Reed Elsevier's turnover by L86 million and decreased adjusted profit before tax by L1 million in 2000 compared to 1999.

     To help protect Reed International's and Elsevier's shareholders' funds from the effect of currency movements, Reed Elsevier will, if deemed appropriate, hedge the foreign exchange translation exposure by borrowing in those currencies where significant translation exposure exists or by selling forward surplus cash flow into one of the shareholders' currencies. Hedging of foreign exchange translation exposure is undertaken only by the regional centralized treasury departments and under policies agreed by the Boards of Reed International and Elsevier. Borrowing in the operational currency of individual businesses provides a structural hedge for the assets in those markets and for the income realized from those assets. The currencies of Reed Elsevier's borrowings, therefore, reflect two key objectives, namely to minimize funding costs and to hedge currencies where it has significant business exposure.

     Individual businesses within Reed Elsevier plc and Elsevier Reed Finance BV are subject to foreign exchange transaction exposures caused by the effect of exchange rate movements on their turnover and operating costs, to the extent that such turnover and costs are not denominated in their operating currencies. Individual businesses are encouraged to hedge their exposures internally at market rates with the centralized treasury department within the Elsevier Reed Finance BV group. To minimize hedging costs, these exposures are matched whenever possible with offsetting exposures existing in other individual businesses. When opportunities for such matching of exposures internally do not exist, exposures may instead be hedged externally with third parties. Hedging of foreign exchange transaction exposure is the only hedging activity undertaken by the individual businesses. For further details see Note 24 to the combined financial statements in the 2000 Annual Report on Form 20-F incorporated by reference into this prospectus supplement.

EUROPEAN ECONOMIC AND MONETARY UNION

     On January 1, 1999, the euro was introduced as the de facto currency of the 12 European countries now participating in European Economic and Monetary Union
(EMU). The Netherlands is a participant in EMU; the United Kingdom is not.

     In 2002, the Dutch guilder, like the currencies of other participants, will be fully replaced by the euro once euro-denominated notes and coins are substituted. In the interim, the euro and the participating currencies coexist and are inextricably linked by fixed conversion rates.

     The implications for Reed Elsevier businesses have been initially low relative to many other multinational European companies. Principally this is because, with the significant exception of Elsevier Science, which already publishes global prices, Reed Elsevier's businesses have limited cross border trade. The most significant issue, therefore, is the timing of euro based marketing and invoicing and the transfer to euro denominated business and financial systems. In this respect, Reed Elsevier businesses have put in place systems to accommodate the euro.

     The profit and loss expense of moving to a euro currency environment has not been significant and is not expected to be significant in the future. While Reed Elsevier is continuing to evaluate the impact of the euro introduction over time, based on currently available information, management does not believe that the introduction of the euro will have a material adverse impact on the financial condition or overall trends in results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") 133: Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and, as amended by SFAS 138, is effective for the financial year beginning January 1, 2001. The standard requires all derivative instruments to be valued at fair value in the balance sheet. Changes in fair value are accounted for through the profit and loss account or comprehensive income statement depending on a derivative's designation and its effectiveness as a hedging instrument. On implementation, a cumulative transition adjustment of L1 million (loss) to the 2000 U.S. GAAP net income and L86 million (loss) in other comprehensive income was made. Under U.K. and Dutch GAAP derivative instruments are recorded at appropriate historic cost amounts, with fair values shown as a disclosure item.

     FRS 17, Retirement Benefits, was issued by the U.K. Accounting Standards Board in November 2000. As under SFAS 87, plan assets and liabilities are determined by, respectively, market-related values at the date of the financial statements and by discounting plan obligations using a market derived discount factor. Under FRS 17 actuarial gains and losses are recognized in full in the balance sheet with movements recognized in the statement of total recognized gains and losses. This will differ from current U.S. GAAP which does not require the full recognition of actuarial gains and losses, and also requires the amortization of actuarial gains and losses to be recognized in the profit and loss account. The standard is required to be fully implemented in the 2003 financial year with disclosures of the impact required from 2001. The impact of adopting the standard cannot be reasonably estimated at this time.

     FRS 19, Deferred Tax, was issued by the U.K. Accounting Standards Board in December 2000. FRS 19 requires deferred tax to be provided in full, except on timing differences arising where non-monetary assets are revalued and where there is no commitment to sell the asset and on the retained earnings of subsidiaries, joint ventures or associates where there is no commitment to remit such earnings. FRS 19 is required to be implemented in the 2002 financial year. The standard is not expected to have a material impact on implementation.

     The Financial Accounting Standards Board ("FASB") staff is in the process of finalizing SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. Board members voted by written ballot on June 29, 2001 and were unanimously in support of these FASB statements which will be issued in the second half of July 2001. The statement on business combinations will eliminate the pooling-of-interests method and will address accounting for "negative goodwill"; it will be effective for any business combination that is completed after June 30, 2001. The statement on goodwill and intangible assets will state that goodwill should not be amortized but should be tested for impairment at the reporting unit level. SFAS 142 will be effective for fiscal years beginning after December 15, 2001, except for goodwill and intangible assets acquired after June 30, 2001 but before the statement is initially applied, in which case, the goodwill and intangible assets would be accounted for in accordance with the provisions of SFAS 142.

LIQUIDITY AND CAPITAL RESOURCES

     Reed Elsevier businesses focus on adjusted operating cash flow as the key cash flow measure. Reed Elsevier's adjusted operating cash flow before exceptional items in 2000, 1999 and 1998 amounted to, respectively, L775 million, L780 million and L808 million. In each of these years the adjusted operating cash flow conversion was, respectively, 98%, 98% and 99%. Adjusted operating cash flow conversion expresses adjusted operating cash flow as a percentage of adjusted operating profit. Adjusted operating cash flow is measured after dividends from joint ventures, tangible fixed asset spend and proceeds from the sale of fixed assets, but before exceptional payments and proceeds.

     Reed Elsevier generates significant cash flows as its principal businesses do not require major fixed or working capital investments. Working capital requirements are negative overall, due to the substantial proportion of revenues received through subscription and similar advanced receipts, principally for scientific journals and exhibition fees. Trading working capital amounted to L479 million net liabilities at December 31, 2000 and L394 million net liabilities at December 31, 1999. Subscriptions and other revenues in advance represented L679 million and L583 million, respectively, of these totals. Capital expenditure principally relates to computer equipment and, increasingly, investment in systems infrastructure to support electronic publishing activities. Total capital expenditures amounted to L141 million, L137 million and L151 million in 2000, 1999 and 1998, respectively.

     During 2000, Reed Elsevier paid a total of L952 million for acquisitions and fixed asset investments, including net debt assumed of L48 million and L13 million deferred payments in respect of acquisitions made in prior years. All payments were financed by net cash inflow from operating activities, available cash resources and commercial paper borrowings. Exceptional net inflows of L90 million were received in 2000, comprising proceeds from sale of fixed asset investments and property disposals less amounts paid in respect of reorganization costs and acquisition related costs.

     During 1999, Reed Elsevier paid a total of L166 million for acquisitions and fixed asset investments including net L5 million deferred payments in respect of acquisitions made in prior years. All payments were financed by net cash inflow from operating activities, available cash resources and commercial paper borrowings. Exceptional net outflows of L61 million were paid in 1999, comprising amounts paid in respect of reorganization costs, acquisition related costs, Year 2000 compliance and the Reed Travel Group recompense plans less exceptional tax repayments.

     Net borrowings at December 31, 2000 were L433 million, a reduction of L633 million compared to December 31, 1999, principally reflecting the proceeds from the joint international share offering by Reed International and Elsevier in December 2000, together with the free cash flow and exceptional receipts, less spend on acquisitions.

     Gross borrowings at December 31, 2000 amounted to L2,027 million, denominated mostly in U.S. dollars and partly offset by cash balances of L1,594 million invested in short term deposits and marketable securities. Approximately 98% of cash balances were held in sterling, euros and U.S. dollars. A total of 46% of Reed Elsevier's gross borrowings were at fixed rates, including L516 million of floating rate debt fixed through the use of interest rate swaps. At December 31, 2000, the fixed rate debt had a weighted average coupon of 6.6% and an average remaining life of 7.7 years. The net interest expense also reflects the interest yield differentials between short term cash investments and long term fixed rate borrowings.

                        REED INTERNATIONAL AND ELSEVIER

     The following discussion is based on the financial statements of Reed International and Elsevier for the three years ended December 31, 2000. The results of Reed International reflect its shareholders' 52.9% economic interest in the Reed Elsevier combined businesses. The results of Elsevier reflect its shareholders' 50% economic interest in the Reed Elsevier combined businesses. The respective economic interests of the Reed International and Elsevier shareholders take account of Reed International's interest in Elsevier. Both parent companies equity account for their respective shares in the Reed Elsevier combined businesses. The financial statements have been prepared in accordance with, respectively, U.K. and Dutch GAAP, which differ in certain significant respects from U.S. GAAP as set out in Note 23 to the Reed International financial statements and Note 15 to the Elsevier financial statements in the 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     Adjusted earnings per share for Reed International were 23.3p, a decline of 5% compared to the previous year. Adjusted earnings per share for Elsevier were E0.59, an increase of 4% compared to the prior year. The difference in percentage change is entirely attributable to the impact of the strengthening, on average, of sterling against the euro in 2000. At constant rates of exchange, the adjusted earnings per share of both companies would have shown a decline of 5% over the previous year.

     After their share of the exceptional items and the charge in respect of goodwill and intangible assets amortization, the reported earnings per share of Reed International after tax credit equalization and Elsevier were 1.0p and E0.04, compared to a loss per share in 1999 of 3.4p and E0.07, respectively.

     Dividends to Reed International and Elsevier shareholders are equalized at the gross level, including the benefit of the U.K. attributable tax credit of 10% (20% prior to April 1999) received by certain Reed International shareholders. The exchange rate used for each dividend calculation -- as defined in the Reed Elsevier merger agreement dated January 1, 1993 -- is the spot euro/sterling exchange rate, averaged over a period of five business days commencing with the tenth business day before the announcement of the proposed dividend.

     As announced in 2000, the 2000 interim dividend was reduced by one-third and the final dividend adjusted upwards correspondingly to restore normal proportions between the interim and final dividends following the dividend reduction in 1999.

     Reed International paid a final dividend of 6.9p, giving a total dividend of 10.0p for 2000, the same as for 1999. Elsevier, in accordance with the dividend equalization arrangements, paid a final dividend of E0.19. This resulted in a total dividend of E0.28 for the year, 4% higher than in 1999. The difference in percentage growth is attributable to currency movements.

     Dividend cover for Reed International, using adjusted earnings, was 2.1 times. For Elsevier, the adjusted dividend cover was 2.1 times. Measured for the combined businesses, dividend cover was 2.1 times compared with 1999 at 2.3 times.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Adjusted earnings per share for Reed International were 24.4p, a decline of 8% compared to the previous year. Adjusted earnings per share for Elsevier were E0.57, a decline of 5%. The difference in the percentage change is entirely attributable to the impact of the strengthening of sterling against the euro in 1999. At constant rates of exchange, the adjusted earnings per share of both companies would have shown a decline of 8% over the previous year.

     After their share of the exceptional items and the charge in respect of goodwill and intangible assets amortization, the reported loss per share of Reed International after tax credit equalization and Elsevier were 3.4p and E0.07, compared to earnings per share in 1998 of 34.7p and E0.81, respectively.

     Reed International paid a final dividend of 5.4p, giving a total dividend of 10.0p for 1999, 33% lower than in 1998. Elsevier, in accordance with the dividend equalization arrangements, paid a final dividend of E0.15 (Dfl 0.33), reflecting a guilder/sterling exchange rate of Dfl 3.58 to L1. This resulted in a total dividend of 0.27 (Dfl 0.59) for the year, 31% lower than in 1998. The difference in percentage reductions was attributable to currency movements and the change in the level of U.K. tax credit effective April 1999.

     Dividend cover for Reed International, using adjusted earnings, was 2.4 times. For Elsevier, the adjusted dividend cover was 2.2 times. Measured for the combined businesses, dividend cover was 2.3 times compared with 1998 at 1.6 times.

     The reduction of approximately one-third in the equalized Reed International and Elsevier dividends from the 1998 level reflects the adjustment to dividend policy in support of the new Reed Elsevier strategy for investment-led growth.

                                   MANAGEMENT

     The directors and executive officers of each of Reed International, Elsevier, Reed Elsevier plc, Elsevier Reed Finance BV and Reed Elsevier Capital as of July 11, 2001 were:

                              REED                                          ELSEVIER REED   REED ELSEVIER
NAME (AGE)               INTERNATIONAL      ELSEVIER     REED ELSEVIER PLC    FINANCE BV       CAPITAL
----------               --------------  --------------  -----------------  --------------  --------------
Cornelis Alberti (64)                                                       Managing
                                                                            Director
Mark Armour (46)         Chief           Member of the   Chief Financial    Member of the   Director and
                         Financial       Executive       Officer            Supervisory     Chief
                         Officer         Board and                          Board           Executive
                                         Chief                                              Officer
                                         Financial
                                         Officer

William Bechstein (36)                                                                      Director

Willem Boellaard (70)                                                       Managing
                                                                            Director

John Brock (53)          Non-executive   Member of the   Non-executive
                         Director        Supervisory     Director(3)(4)
                                         Board

Crispin Davis (52)       Chief           Member of the   Chief Executive
                         Executive       Executive       Officer(4)
                         Officer(1)      Board and
                                         Chief
                                         Executive
                                         Officer(1)

Dien de Boer-Kruyt (56)                  Member of the                      Member of the
                                         Supervisory                        Supervisory
                                         Board                              Board

David Fontello (52)                                                                         Director

Derk Haank (48)          Executive       Member of the   Executive
                         Director        Executive       Director
                                         Board

James Mulligan (68)                                                                         Director

Roelof Nelissen (70)     Non-executive   Member of the   Non-executive      Chairman of
                         Director(2)     Supervisory     Director(2)(3)     the
                                         Board(2)                           Supervisory
                                                                            Board

Steven Perrick (52)      Non-executive   Member of the   Non-executive      Member of the
                         Director(2)(1)  Supervisory     Director(2)        Supervisory
                                         Board(2)(1)                        Board

Andrew Prozes (55)       Executive       Member of the   Executive
                         Director        Executive       Director
                                         Board

Paul Richardson (41)                                     Group Treasurer                    Director and
                                                                                            Chief
                                                                                            Financial
                                                                                            Officer

Dr. Rolf Stomberg (61)   Non-executive   Member of the   Non-executive
                         Director(1)     Supervisory     Director(3)
                                         Board(1)

Morris Tabaksblat (63)   Non-executive   Chairman of     Non-executive
                         Chairman(1)     the             Chairman(4)
                                         Supervisory
                                         Board(1)

Gerard van de Aast (43)  Executive       Member of the   Executive
                         Director        Executive       Director
                                         Board


                              REED                                          ELSEVIER REED   REED ELSEVIER
NAME (AGE)               INTERNATIONAL      ELSEVIER     REED ELSEVIER PLC    FINANCE BV       CAPITAL
----------               --------------  --------------  -----------------  --------------  --------------
David Webster (56)       Non-executive   Member of the   Non-executive
                         Director(1)     Supervisory     Director(1)(4)
                                         Board(1)

Stephen Cowden (48)      Company                         General Counsel/
                         Secretary                       Company Secretary

Erik Ekker (52)                          Company         Legal Director     Company
                                         Secretary       (Continental       Secretary
                                                         Europe)

---------------
(1) Member of the Joint Nominations Committee of the Boards of Reed International and Elsevier.

(2) Member of the Audit Committees of the Boards of Reed International, Elsevier and Reed Elsevier plc.

(3) Member of the Remuneration Committee of the Board of Reed Elsevier plc.

(4) Member of the Strategy Committee of the Board of Reed Elsevier plc.

     A person described as a non-executive Director of Reed International or Reed Elsevier plc or a member of the Supervisory Board of Elsevier is a director not employed by such company.

     Mr. Alberti has been Managing Director of Elsevier Reed Finance BV since the merger. He was an Executive Director of Reed Elsevier plc from the merger until December 1996. He joined Elsevier in 1978 and was a member of the Executive Board of Elsevier from 1984 until 1999.

     Mr. Armour was appointed Chief Financial Officer of Reed International and Reed Elsevier plc in July 1996, having been Deputy Chief Financial Officer of Reed Elsevier plc since February 1995. He was appointed Chief Financial Officer of Elsevier in April 1999. He became a member of the Supervisory Board of Elsevier Reed Finance BV in December 1998. He has been a Director and Chief Executive Officer of Reed Elsevier Capital since November 1999. He was previously a partner in Price Waterhouse.

     Mr. Bechstein has been a Director of Reed Elsevier Capital since November 1999. He is a banker with Wilmington Trust Company.

     Mr. Boellaard was appointed a Managing Director of Elsevier Reed Finance BV in December 1998. He joined Reed International in 1990.

     Mr. Brock was appointed a non-executive Director of Reed Elsevier plc and Reed International and a member of the Supervisory Board of Elsevier in April 1999. He is Chief Operating Officer of Cadbury Schweppes plc.

     Mr. Davis became Chief Executive Officer of Reed Elsevier plc, Reed International and Elsevier in September 1999. He was previously Chief Executive Officer of Aegis Group plc from 1994 to 1999.

     Mrs. de Boer-Kruyt became a member of the Supervisory Board of Elsevier in April 2000. She was appointed a member of the Supervisory Board of Elsevier Reed Finance BV in July 2000. She is a non-executive Director of Sara Lee/DE, Hollandske Beton Group and Internatio Muller.

     Mr. Fontello has been a Director of Reed Elsevier Capital since May 1995. He is a banker with Wilmington Trust Company.

     Mr. Haank was appointed an Executive Director of Reed Elsevier plc and Reed International in November 1999. He is Chief Executive Officer of Science & Medical. He was Chief Executive Officer of Elsevier Business Information from 1996 to 1998. Mr. Haank was appointed a member of the Executive Board of Elsevier in April 2000.

     Mr. Mulligan has been a Director of Reed Elsevier Capital since April 1995. He is a partner in Connolly Bove Lodge & Hutze LLP.

     Mr. Nelissen was appointed a non-executive Director of Reed International and Reed Elsevier plc in April 1999, having previously been a non-executive Director of Reed Elsevier plc since the merger until

July 1998. He has been a member of the Supervisory Board of Elsevier since 1990. He was appointed Chairman of the Supervisory Board of Elsevier Reed Finance BV in April 1999. Mr. Nelissen is also a member of the Supervisory Board of ABN AMRO Bank NV. He was formerly Chief Executive Officer of ABN AMRO and Finance and Economics Minister of The Netherlands.

     Mr. Perrick was appointed a member of the Supervisory Board of Elsevier in April 1998, a non-executive Director of Reed Elsevier plc in June 1998, a non-executive Director of Reed International in April 1999 and a member of the Supervisory Board of Elsevier Reed Finance BV in April 2001. He was a member of the Supervisory Board of Elsevier Reed Finance BV from July 1998 until August 1999. Mr. Perrick is a partner in the Amsterdam offices of the law firm Freshfields Bruckhaus Deringer.

     Mr. Prozes became an Executive Director of Reed Elsevier plc and Reed International in August 2000 and a member of the Executive Board of Elsevier in April 2001. He is Chief Executive Officer of Legal. Prior to joining Reed Elsevier, Mr. Prozes was an Executive Vice President with the West Group, a part of The Thomson Corporation, where he was also Chief Operating Officer of West's on-line legal publishing business.

     Mr. Richardson has been a Director and Chief Financial Officer of Reed Elsevier Capital since April 1995. He was appointed Group Treasurer of Reed Elsevier plc in May 1997.

     Dr. Stomberg was appointed a non-executive Director of Reed International and Reed Elsevier plc in January 1999 and a member of the Supervisory Board of Elsevier in April 1999. Dr Stomberg is also Chairman of John Mowlem & Co plc, Management Consulting Group PLC and Unipoly SA, Luxembourg.

     Mr. Tabaksblat was appointed a member of the Supervisory Board of Elsevier in April 1998 and a non-executive Director of Reed Elsevier plc in June 1998. He became a non-executive Director and Chairman of Reed International in April 1999, when he was also appointed Chairman of the Supervisory Board of Elsevier and Chairman of Reed Elsevier plc. Mr. Tabaksblat is Chairman of the Supervisory Board of Aegon NV, Vice Chairman of the Supervisory Board of TPG Group NV, a member of the Supervisory Board of VEBA AG, and Chairman of the European Round Table of Industrialists. He was Chairman and Chief Executive Officer of Unilever NV from 1994 to 1999.

     Mr. van de Aast became an Executive Director of Reed Elsevier plc and Reed International in December 2000 and a member of the Executive Board of Elsevier in April 2001. He is Chief Executive Officer of Business. Prior to joining Reed Elsevier, Mr. van de Aast was Vice President of Compaq's Europe, Middle East and Africa business.

     Mr. Webster has been a non-executive Director of Reed Elsevier plc since the merger, a non-executive Director of Reed International since 1992 and a member of the Supervisory Board of Elsevier since April 1999. He was non-executive Chairman of Reed Elsevier plc from August 1998 until April 1999. He is Chairman of Safeway plc.

     Mr. Cowden, a U.K. lawyer, joined Reed Elsevier in December 2000 as General Counsel, and was appointed Company Secretary of Reed Elsevier plc and Reed International in February 2001. Prior to joining Reed Elsevier, Mr. Cowden was Group Company Secretary of Glaxo Wellcome plc.

     Mr. Ekker, a Dutch lawyer, has been Legal Director (Continental Europe) of Reed Elsevier plc since 1993. He has been Company Secretary of Elsevier since 1989 and was appointed Company Secretary of Elsevier Reed Finance BV in March 1997. He joined Elsevier in 1977 as Legal Counsel.

                  DESCRIPTION OF THE NOTES AND THE GUARANTEES

     The following description of the terms and conditions of the Notes and the Guarantees supplements and, to the extent inconsistent, replaces the more general terms and conditions of our debt securities and guarantees contained in the accompanying prospectus.

GENERAL

     The Notes will constitute the senior unsecured debt obligations of Reed Elsevier Capital and will rank equally with all of the existing and future senior, unsecured and unsubordinated debt of Reed Elsevier Capital. The Notes will be issued in registered form under the indenture, dated as of May 9, 1995 and amended as of the closing date, in denominations of $1,000 and whole multiples of $1,000 for the U.S. Dollar Notes and E1,000, E10,000 and E100,000 for the Euro Notes. The Chase Manhattan Bank will serve as trustee and registrar with respect to the Notes and paying agent and authenticating agent with respect to the U.S. Dollar Notes. The Chase Manhattan Bank, London Branch will serve as paying agent and authenticating agent with respect to the Euro Notes. As long as the Notes are listed on the Luxembourg Stock Exchange, Kredietbank S.A. will be the listing agent and Chase Manhattan Bank Luxembourg S.A. will be the paying agent for the Notes in Luxembourg.

     Reed Elsevier Capital may redeem some or all of the U.S. Dollar 6.125% Notes and the U.S. Dollar 6.750% Notes at any time at the "make whole" redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption of U.S. Dollar Notes" on page S-87 of this prospectus supplement.

     Reed Elsevier Capital may also redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading "Description of the Notes and the Guarantees -- Optional Redemption for Tax Reasons" on page S-88 of this prospectus supplement.

     The Notes do not provide for any sinking fund.

MATURITY/INTEREST

     The U.S. Dollar 6.125% Notes will mature at par on August 1, 2006 and will bear interest at a rate of 6.125% per annum from July 31, 2001. The U.S. Dollar 6.750% Notes will mature at par on August 1, 2011 and will bear interest at a rate of 6.750% per annum from July 31, 2001. The Euro Notes will mature at par on July 31, 2008 and will bear interest at a rate of 5.750% per annum from July 31, 2001.

     Interest on the U.S. Dollar 6.125% Notes will be payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2002. The regular record dates for the U.S. Dollar 6.125% Notes will be January 15 and July 15 of each year, commencing January 15, 2002. Interest on the U.S. Dollar 6.750% Notes will be payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2002. The regular record dates for the U.S. Dollar 6.750% Notes will be January 15 and July 15 of each year, commencing January 15, 2002. Interest on the Euro Notes will be payable annually on July 31 of each year, beginning July 31, 2002. The regular record date for the Euro Notes will be July 15 of each year, commencing July 15, 2002. If any interest payment or maturity date of a Note falls on a day which is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest will accrue on the amount so payable for the period from and after such interest payment or maturity date, as the case may be.

     Interest on the U.S. Dollar 6.125% Notes and the U.S. Dollar 6.750% Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Euro Notes will be computed on the basis of the "Actual/Actual
(ISMA)" Fixed Day Count Convention.

     "Actual/Actual (ISMA)" Fixed Day Count Convention means:

      -- in the case where the number of days in the relevant period from and including the most recent interest payment date (or, if none, from and including the original issue date of the Euro Notes) to but excluding the relevant payment date (the "Accrual Period") is equal to or shorter than the Determination Period (as defined below) during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year; or

      -- in the case where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

        - the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of
          (x) the number of days in such Determination Period and (y) the number of Determination Periods that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year; and

        - the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year.

     "Business Day" for purposes of the U.S. Dollar Notes means:

      --  any day other than Saturday or Sunday; or

      -- any day other than a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

     "Business Day" for purposes of the Euro Notes means:

      --  any day other than Saturday or Sunday;

      -- any day other than a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is closed; or

      -- any day other than a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in London.

     "Determination Period" means the period from and including a Determination Date to but excluding the next Determination Date (including, where either the first or last interest payment date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

     "Determination Date" means each interest payment date.

PRIMARY DISTRIBUTION OF NOTES

     The U.S. Dollar Notes will be issued as global notes registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). The Euro Notes will be issued as global notes registered in the name of Chase Nominees Limited, as nominee for The Chase Manhattan Bank, London Branch. The Chase Manhattan Bank, London Branch, will hold the global notes for the Euro Notes and accordingly act as common depositary for Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg"), and Euroclear Bank S.A./N.V., as operator of the Euroclear system (or its successor) ("Euroclear").

     You may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC, Clearstream, Luxembourg and Euroclear systems, as applicable. Book-entry interests in the Euro Notes and all transfers relating to the Euro Notes will be reflected only in the book-entry records of Clearstream, Luxembourg and Euroclear. See "-- Book-Entry Issuance" below.

CLEARANCE AND SETTLEMENT PROCEDURES -- DTC

     DTC participants that hold U.S. Dollar Notes through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System.

     U.S. Dollar Notes will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date.

CLEARANCE AND SETTLEMENT PROCEDURES -- EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     We understand that investors that hold their Notes through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form.

     Notes will be credited to the securities custody accounts of Euroclear or Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited against payment for value on the settlement date.

SECONDARY MARKET TRADING

  Trading between DTC participants in respect of the U.S. Dollar Notes

     We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System.

     If payment is made in U.S. dollars, settlement will be in same-day funds.

  Trading between Euroclear and/or Clearstream, Luxembourg participants

     We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

  Trading between a DTC seller and a Euroclear or Clearstream, Luxembourg purchaser in respect of the U.S. Dollar Notes

     A purchaser of Notes that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the Notes from the selling DTC participant's account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear or Clearstream, Luxembourg to receive the Notes either against payment or free of payment.

     The interests in the Notes will be credited to the respective clearing system. The clearing system will then credit the account of the participant following its usual procedures. Credit for the Notes will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the Notes will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended value date, the Clearstream, Luxembourg or Euroclear cash debit will be valued instead on the actual settlement date.

     Clearstream, Luxembourg participants and/or Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under

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this approach, they may take on credit exposure to Clearstream, Luxembourg or
Euroclear until the global securities are credited to their accounts one day later.

     As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg participants or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance the settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing global securities would incur overdraft charges for one day, assuming they cleared the overdraft when the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each Clearstream, Luxembourg participant's or Euroclear participant's particular cost of funds.

     Since the settlement is taking place during New York business hours in respect of the U.S. Dollar Notes, DTC participants can employ their usual procedures for sending global securities to the respective depositary for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

  Trading between Clearstream, Luxembourg or Euroclear seller and DTC purchaser in respect of the U.S. Dollar Notes

     Due to time zone differences in their favor, Clearstream, Luxembourg participants and/or Euroclear participants may employ their customary procedures for transactions in which global securities are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg participant or Euroclear participant at least one business day before settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct the respective depositary, as appropriate, to deliver the bonds to the DTC participant's account against payment. Payment will include interest accrued on the global securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg participant's or Euroclear participant's account would be backvalued to the value date. The value date would be the day before the day that settlement occurred in New York. Should the Clearstream, Luxembourg participant or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over the one-day period. If the trade fails and settlement is not completed on the intended value date, receipt of the cash proceeds in the Clearstream, Luxembourg participant's or Euroclear participant's account would instead be valued on the actual settlement date. Finally, day traders that use Clearstream, Luxembourg or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

      -- borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, under the clearing system's customary procedures;

      -- borrowing the global securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give the global securities sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade; or

      -- staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day before the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

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GUARANTEES

     Reed International and Elsevier have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, interest and additional amounts, if any, on the Notes as and when the same shall respectively become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the Notes and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital thereunder. The Guarantees will be direct, unconditional, unsubordinated and unsecured, joint and several obligations of each of Reed International and Elsevier, without preference among themselves, and will rank at least equally with all other existing and future unsecured and unsubordinated obligations of Reed International and Elsevier, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors' rights.

     The Guarantees may be enforced against either Reed International or Elsevier, in the event of a default in payment with respect to the Notes issued by Reed Elsevier Capital, without making prior demand upon, or seeking to enforce remedies against, Reed Elsevier Capital, the other guarantor or other persons. The Guarantees of Reed International and Elsevier will be endorsed on each of the Notes issued by Reed Elsevier.

OPTIONAL REDEMPTION OF U.S. DOLLAR NOTES

     The U.S. Dollar 6.125% Notes and the U.S. Dollar 6.750% Notes may each be redeemed, at the option of Reed Elsevier Capital, at any time or from time to time, on notice given not more than 60 days, if the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be, are being redeemed in full, or 45 days, if the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be, are being redeemed in part, nor less than 30 days prior to the date of redemption at the greater of:

      -- 100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date of the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be, to be redeemed; and

      -- the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 20 basis points, in the case of the U.S. Dollar 6.125% Notes, and 25 basis points, in the case of the U.S. Dollar 6.750% Notes.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by that amount of interest accrued thereon to such redemption date.

     "Treasury Rate" means, with respect to any redemption date for the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be:

      -- the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

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

      -- if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     The Treasury Rate will be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such U.S. Dollar 6.125% Notes or the U.S. Dollar 6.750% Notes, as the case may be.

     "Comparable Treasury Price" means with respect to any redemption date for the Notes:

      -- the average of four Reference U.S. Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference U.S. Treasury Dealer Quotations; or

      -- if the trustee obtains fewer than four Reference U.S. Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

     "Independent Investment Banker" means one of the Reference U.S. Treasury Dealers, to be appointed by Reed Elsevier Capital in its sole discretion.

     "Reference U.S. Treasury Dealer" means each of Lehman Brothers Inc., Salomon Smith Barney Inc. and UBS Warburg LLC and one other treasury dealer selected by Reed Elsevier Capital and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," Reed Elsevier Capital will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference U.S. Treasury Dealer Quotations" means with respect to each Reference U.S. Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference U.S. Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

OPTIONAL REDEMPTION FOR TAX REASONS

     The Notes may be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at 100% of the principal amount and premium, if any, together with accrued but unpaid interest, if any, to, but not including, the redemption date if, as a result of any change in, or amendment to, the laws of the jurisdiction under which Reed Elsevier Capital, Reed International or Elsevier is organized or the jurisdiction of residence of Reed Elsevier Capital, Reed International or Elsevier for tax purposes, or any political subdivision or taxing authority of or in that jurisdiction having power to tax, affecting taxation, or any change in official position regarding application or interpretation of those laws, regulations or rulings, including a holding by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to Notes, Reed Elsevier Capital, Reed International or Elsevier, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Notes, be obligated, in making that payment, to pay additional amounts as described in the accompanying prospectus on page 11 and that obligation cannot be avoided by Reed Elsevier Capital, Reed International or Elsevier, individually or together, taking reasonable measures available to them.

     The Notes may also be redeemed, at the option of Reed Elsevier Capital in whole, but not in part, at the Special U.S. Dollar Redemption Price and the Special Euro Redemption Price, as applicable, (as
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

defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to the Notes, the deductibility or timing of interest payments on the Notes would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed International or Elsevier, individually or together, taking reasonable measures available to them.

     The "Special U.S. Dollar Redemption Price" will equal the principal amount of the U.S. Dollar 6.125% Note and the U.S. Dollar 6.750% Note, as applicable, to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, plus the U.S. Dollar Redemption Premium.

     The "U.S. Dollar Redemption Premium" equals the amount (but not less than zero) obtained by subtracting:

      -- the aggregate amount of the principal being redeemed on the redemption date with respect to that U.S. Dollar Note from

      -- the sum of the present values of the Remaining Scheduled Payments, discounted on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate.

     The "Special Euro Redemption Price" will equal the principal amount of the Euro Note to be redeemed, plus accrued and unpaid interest to, but not including, the redemption, plus the Euro Redemption Premium.

     The "Euro Redemption Premium" equals the amount (but not less than zero) obtained by subtracting:

      -- the aggregate amount of the principal being redeemed on the redemption date with respect to that Euro Note from

      -- the sum of the present values of the Remaining Scheduled Payments, discounted on an annual basis (based on the actual number of days elapsed divided by 365 or 366 as the case may be), at the Reference Euro Dealer Rate.

     "Reference Euro Dealer Rate" means with respect to the Reference Euro Dealer and any redemption date, the midmarket annual yield to maturity, as determined by the Reference Euro Dealer, of the 4.750% BUND due 4 July 2008, or if, in the reasonable judgment of the Euro Reference Dealer, such security is no longer appropriate, a security selected by the Euro Reference Dealer as having a maturity comparable to the remaining term of the Euro Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Euro Notes, at 11:00 a.m. (London time) on the fifth business day in London preceding such redemption date, quoted in writing to the trustee by such Reference Euro Dealer.

     "Reference Euro Dealer" means any of Lehman Brothers International (Europe), Salomon Brothers International Limited, UBS AG, acting through its business group UBS Warburg, or their respective successors, as selected by Reed Elsevier Capital.

NOTICES

     Notices will be mailed and will also be published in a leading daily newspaper in The City of New York and in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. We expect that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxembourg Wort. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

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

GOVERNING LAW

     The Notes, the Guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY ISSUANCE

     The U.S. Dollar 6.125% Notes, U.S. Dollar 6.750% Notes and Euro Notes issued by Reed Elsevier Capital will each be represented by one or more global securities. The global securities for the U.S. Dollar Notes will be deposited with and registered in the name of Cede & Co., as nominee for DTC. The global security for the Euro Notes will be deposited with Chase Nominees Limited, as nominee for The Chase Manhattan Bank, London Branch, common depositary for Clearstream, Luxembourg and Euroclear. A global security may be exchanged in whole but not in part for certificated securities only in the limited circumstances described in the accompanying prospectus. Global securities may not be exchanged in part for certificated securities.

     The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of Notes in definitive form. These laws may impair the ability of some purchasers to transfer or pledge book-entry interests in a global security.

     If a global security is exchanged in whole but not in part for certificated securities as described in the accompanying prospectus, The Chase Manhattan Bank, as trustee will keep the registration books for the Notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

     If we issue Notes in certificated form in whole but not in part under the limited circumstances described in the accompanying prospectus, and the Notes are listed on the Luxembourg Stock Exchange at that time, then holders of certificated securities may transfer their Notes in whole upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive Note, at the office of The Chase Manhattan Bank, New York Branch, transfer agent for the U.S. Dollar Notes, The Chase Manhattan Bank, London Branch, transfer agent for the Euro Notes, or at the main office of Chase Manhattan Bank Luxembourg S.A., the transfer agent in Luxembourg. Each time that we transfer or exchange a new Note in certificated form for another Note in certificated form, and after the applicable transfer agent receives a completed assignment form, we will make available for delivery the new definitive Note at the office of the applicable transfer agent or at the main office of Chase Manhattan Bank Luxembourg S.A., the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new definitive Note to the address of that person which is specified in the assignment form. In addition, if we issue Notes in certificated form in whole but not in part and the Notes are listed on the Luxembourg Stock Exchange at that time, then we will make payments of principal and interest on the Notes to holders in whose names the Notes in certificated form are registered at the close of business on the record date for those payments. If the Notes are issued in certificated form, we will make payments of principal against the surrender of these certificated Notes at the office of the applicable paying agent or at the main office of Chase Manhattan Bank Luxembourg S.A., the paying agent in Luxembourg. We will make payments to holders of Notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the United States.

     The policies of DTC, Clearstream, Luxembourg and Euroclear, as the case may be, will govern payments, transfers, exchange and other matters relating to the investor's interest in Notes held by them.

     We have no responsibility for any aspect of the actions of or the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

     DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

     The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

     The Depository Trust Company. DTC will keep a computerized record of its participants whose clients have purchased interests in the U.S. Dollar Notes. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, such global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security in whole to one another, and these transfers are required to be recorded on the records of Reed Elsevier Capital or a register to be maintained by The Chase Manhattan Bank, as trustee.

     Book-entry interests in a global security will be shown on, and transfers of such interests will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     When you purchase interests in U.S. Dollar Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the interests on DTC's records. When you actually purchase interests in the U.S. Dollar Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of interests. DTC's records will show only the identity of the direct participants and the amount of the U.S. Dollar Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The Chase Manhattan Bank, as trustee will wire payments on the U.S. Dollar Notes issued by Reed Elsevier Capital to DTC's nominee. Reed Elsevier Capital and The Chase Manhattan Bank, as trustee will treat DTC's nominee as the owner of the global securities representing the U.S. Dollar Notes for all purposes. Accordingly, Reed Elsevier Capital, The Chase Manhattan Bank, as trustee and the applicable paying agent will have no direct responsibility or liability to pay amounts due on the global securities representing the U.S. Dollar Notes to you or any other beneficial owners in that global security. Any redemption notices will be sent by us or by the book-entry depositary to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate beneficial owner of U.S. Dollar Notes, based on their customary practices. Payments to you will be the

                                       S-91
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responsibility of the participants and not of DTC, the trustee or Reed Elsevier
Capital, Reed International or Elsevier.

     Clearstream, Luxembourg and Euroclear. Clearstream, Luxembourg and Euroclear will record the ownership interests of their participants in much the same way as DTC.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg will facilitate the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg will provide to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg will interface with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Customers of Clearstream, Luxembourg are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. U.S. customers of Clearstream, Luxembourg are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer.

     Euroclear advises that it was created in 1968 and that it will clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear will provide various other services, including securities lending and borrowing and interface with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

TAXATION -- UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     For a discussion of the United States federal income tax consequences to you of the purchase, ownership and disposition of the Notes, please see "Taxation -- United States Federal Income Tax Considerations," in the accompanying prospectus. You should note, however, that recently enacted legislation progressively reduces the rate of backup withholding tax over the next five years. The 31 percent rate has been reduced to 30.5% for 2001 (gradually reducing to 28% by the year 2006). However, there is a sunset provision in the legislation that provides that the rates set forth above shall not apply to taxable years beginning after December 31, 2010 unless the United States Congress passes legislation that restores the provisions before the scheduled expiration date.

PRESCRIPTION

     The indenture provides that, any money deposited with the trustee or any paying agent, or then held by Reed Elsevier Capital or either Guarantor, in trust for the payment of the principal of, premium, if any, additional amount, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, additional amount, if any, or interest has become due and payable shall be paid to Reed Elsevier Capital or either Guarantor on its written request or (if then held by Reed Elsevier Capital or either Guarantor) shall be discharged from such trust; and the holder of such Note shall thereafter, as a secured creditor, look only to Reed Elsevier Capital or either Guarantor for payment thereof,

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

and all liability of the trustee or such paying agent with respect to such trust money, and all liability of Reed Elsevier Capital or either Guarantor as trustee thereof, shall thereupon cease; provided, however, that the trustee or such paying agent, before being required to make any such repayment, may give notice to the holder that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, any unclaimed balance of such money then remaining will be repaid to Reed Elsevier Capital or a Guarantor, as the case may be. Moreover, under New York State's statute of limitations, any legal action upon the Notes must be commenced within six years after the payment thereof is due. Thereafter, the Notes will become generally unenforceable.

TRUSTEE

     In connection with the exercise of its duties the trustee will be responsible for the interests of the holders of the Notes as a class and will not be responsible for the consequences of the exercise of its duties for individual noteholders.

                                  UNDERWRITING

     Reed International, Elsevier and Reed Elsevier Capital have entered into an underwriting agreement, dated July 25, 2001, with respect to the U.S. Dollar Notes with underwriters for whom Lehman Brothers Inc., Salomon Smith Barney Inc. and UBS Warburg LLC are acting as representatives, and an underwriting agreement, dated July 25, 2001, with respect to the Euro Notes with underwriters for whom Lehman Brothers International (Europe), Salomon Brothers International Limited and UBS AG, acting through its business group UBS Warburg, are acting as representatives. Subject to the terms and conditions set forth in the underwriting agreements the underwriters have severally agreed to purchase the principal amount of Notes set forth opposite their respective names:

                                                            PRINCIPAL         PRINCIPAL
                                                              AMOUNT            AMOUNT
                                                          OF U.S. DOLLAR    OF U.S. DOLLAR
UNDERWRITERS                                               6.125% NOTES      6.750% NOTES
------------                                              --------------    --------------
Lehman Brothers Inc.....................................   $165,000,000      $165,000,000
Salomon Smith Barney Inc................................    165,000,000       165,000,000
UBS Warburg LLC.........................................    137,500,000       137,500,000
Barclays Capital Inc....................................     27,500,000        27,500,000
Deutsche Banc Alex. Brown Inc...........................     27,500,000        27,500,000
J.P. Morgan Securities Inc..............................     27,500,000        27,500,000
                                                           ------------      ------------
          Total.........................................   $550,000,000      $550,000,000
                                                           ============      ============

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                   OF EURO NOTES
------------                                                  ----------------
Lehman Brothers International (Europe)......................    E150,000,000
Salomon Brothers International Limited......................     150,000,000
UBS AG, acting through its business group UBS Warburg.......     125,000,000
Barclays Bank PLC...........................................      25,000,000
Deutsche Bank AG London.....................................      25,000,000
J.P. Morgan Securities Ltd..................................      25,000,000
                                                                ------------
          Total.............................................    E500,000,000
                                                                ============

     The underwriting agreements provide that the obligation of the underwriters to pay for and accept delivery of the Notes is subject to certain conditions, including the delivery of certain legal opinions by their counsel. Under the terms and conditions of each underwriting agreement, the underwriters are committed to take and pay for all of the Notes covered by such underwriting agreement if any are taken. However, the sale of the U.S. Dollar Notes is not conditioned upon the sale of the Euro Notes and the sale of the Euro Notes is not conditioned upon the sale of the U.S. Dollar Notes.

     Subject to the conditions set forth in the underwriting agreements, each underwriter has agreed to purchase the Notes set forth opposite its name in the above tables at a discount from the price indicated on the cover page of this prospectus supplement, and to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a selling concession not in excess of 0.200% of the principal amount of the U.S. Dollar 6.125% Notes and a selling concession not in excess of 0.300% of the principal amount of the U.S. Dollar 6.750% Notes. The underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.125% of the principal amount of the U.S. Dollar 6.125% Notes and not in excess of 0.125% of the principal amount of the U.S. Dollar 6.750% Notes. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and these concessions.

     In connection with this offering, Lehman Brothers Inc., Salomon Smith Barney Inc. and UBS Warburg LLC or their respective affiliates (the "Stabilizing Underwriters") may overallot or effect transactions which stabilize or maintain the market price for the Notes at levels which might not otherwise prevail. In any jurisdiction where there can be only one stabilizing agent, Lehman Brothers International (Europe) or its affiliates shall effect any such transactions. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those underwriters and affiliates may bid for or purchase Notes for the purpose of stabilizing the market price. The Stabilizing Underwriters also may create a short position for the account of the underwriters by selling more Notes in connection with this offering than they are committed to purchase from us. In that case, the Stabilizing Underwriters may purchase Notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     Neither Reed International, Elsevier, Reed Elsevier Capital nor or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither Reed International, Elsevier, Reed Elsevier Capital nor any of the underwriters makes any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

     Reed International, Elsevier and Reed Elsevier Capital will pay transaction expenses, estimated to be approximately $1.0 million, not including the underwriting discount.

     Reed International, Elsevier and Reed Elsevier Capital have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each underwriter has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute any offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriter's knowledge and belief, result in compliance with the applicable laws and regulations.

     The underwriters and their affiliates have from time to time, directly or indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions. Certain of the underwriters participating in this offering are dealers under our commercial paper program, and may receive proceeds from the repayment of commercial paper which is being repaid with proceeds from this offering. This offering is being conducted pursuant to NASD Conduct Rule 2710(c)(8).

                             OFFERING RESTRICTIONS

UNITED KINGDOM

     Each underwriter has represented and agreed that:

          (1) it has not offered or sold and, prior to the date six months after the date of issuance of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary business activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

          (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 Act (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

THE NETHERLANDS

     The Euro Notes will be issued under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Euro Notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

     In The Netherlands, this document may only be distributed to individuals or entities that trade or invest in securities in the course of their business or profession ("professional investors") and will be filed with The Netherlands Securities Board (Stichting Toezicht Effectenverkeer of STE). The U.S. Dollar Notes referred to herein may not be publicly offered or sold to persons other than professional investors unless and until a prospectus complying with the requirements of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) is recognized by The Netherlands Securities Board (Stichting Toezicht Effectenverkeer of STE).

                                 LEGAL MATTERS

     The validity of the Notes and the Guarantees will be passed on for us by Simpson Thacher & Bartlett, New York, New York. The underwriters are being represented by Cravath, Swaine & Moore, New York, New York. Legal matters will be passed upon by Freshfields Bruckhaus Deringer, English solicitors for Reed International and Netherlands counsel to Elsevier, as to certain matters of English law and Netherlands law, respectively.

                                    EXPERTS

     Our combined financial statements in our 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche, Amsterdam, The Netherlands, independent auditors, and Deloitte & Touche, London, United Kingdom, independent auditors, as stated in their joint report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon those firms' joint report, given upon the authority of those respective firms as experts in accounting and auditing.

     The consolidated financial statements of Reed International in our 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche, London, United Kingdom, independent auditors, as stated in their report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm's report, given upon their authority as experts in accounting and auditing.

     The financial statements of Elsevier in our 2000 Annual Report on Form 20-F incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche, Amsterdam, The Netherlands, independent auditors, as stated in their report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm's report, given upon their authority as experts in accounting and auditing.

     The financial statements of Harcourt and related financial statement schedule in its Annual Report on Form 10-K for the year ended October 31, 2000 incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon that firm's reports, given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Reed International, Elsevier and Harcourt are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing Reed International, Elsevier and Harcourt have made with the SEC directly from the SEC. You may either:

     - read and copy materials we file with the SEC at the SEC's public reference rooms at:

450 Fifth Street, N.W.  Seven World Trade Center   Citicorp Center
Room 1024               Suite 1300                 500 West Madison Street
Washington, D.C. 20549  New York, NY 10048         Suite 1400
                                                   Chicago, IL 60661

     - visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     You can obtain more information about the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     You may also inspect and copy these materials at the offices of:

      The New York Stock Exchange, Inc.               Kredietbank S.A. Luxembourgeoise
               20 Broad Street                               43 Boulevard Royal
              New York, NY 10005                             L-2955 Luxembourg

     The American Depositary Shares of Reed International and Elsevier and the common shares of Harcourt are listed on The New York Stock Exchange.

                     INFORMATION INCORPORATED BY REFERENCE

     Reed International, Elsevier and Harcourt are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. The SEC allows us to incorporate by reference in this prospectus supplement the information contained in those documents already filed with the SEC. This means:

     - incorporated documents are considered part of this prospectus supplement;

     - we can disclose important information to you by referring you to those documents;

     - information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

     - information that we file in the future with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede this prospectus supplement.

     We incorporate by reference the documents listed below filed by Reed International and Elsevier with the SEC under the Exchange Act:

     - our 2000 Annual Report on Form 20-F, filed on March 31, 2001; and

     - our Form 6-K, filed on July 16, 2001.

     We also incorporate by reference the documents listed below filed by Harcourt with the SEC under the Exchange Act:

     - the financial statements included in Harcourt's annual report on Form 10-K for the fiscal year ended October 31, 2000; and

     - the financial statements included in Harcourt's quarterly reports on Form 10-Q for the periods ended January 31, 2001 and April 30, 2001.

     We incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus supplement but before such time as all of the Notes covered by the prospectus supplement have been sold:

     - any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

     - those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on its cover page those portions that will be incorporated by reference in this prospectus supplement.

     We have included or incorporated by reference in this prospectus supplement information filed by Harcourt with the SEC. Harcourt is not affiliated with us and was not involved in the preparation of such information and statements. Accordingly, we cannot be sure that the information relating to Harcourt contained or incorporated by reference in this prospectus supplement is accurate or complete.

     The documents incorporated by reference (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus supplement incorporates) will be made available free of charge at the following addresses:

          Reed Elsevier Capital Inc.                  Kredietbank S.A. Luxembourgeoise
           1105 North Market Street                          43 Boulevard Royal
                  Suite 942                                  L-2955 Luxembourg
             Wilmington, DE 19801

                        LISTING AND GENERAL INFORMATION

     Application has been made to list the Notes on the Luxembourg Stock Exchange and the U.S. Dollar Notes on The New York Stock Exchange in accordance with their respective rules. In connection with the listing application, each of Reed International, Elsevier and Reed Elsevier Capital has deposited its respective article of association, certificate of incorporation and by-laws and a legal notice relating to the issuance of the Notes with Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where copies may be obtained upon request.

     So long as any of the Notes are outstanding, copies of these documents, together with this prospectus supplement, the accompanying prospectus, the indenture and supplemental indentures, a copy of the global notes representing the Notes and our current annual and six month interim reports, and all future annual reports and six month interim reports, will be made available at the main office of Kredietbank S.A. Luxembourgeoise in Luxembourg, our Luxembourg listing agent, for the Notes in Luxembourg. Reed Elsevier reports its financial information on an annual and semi-annual basis, as of December 31 and June 30, respectively. Our annual reports on Form 20-F filed by Reed International and Elsevier pursuant to the Exchange Act include the audited combined financial statements of Reed Elsevier, the audited consolidated financial statements of Reed International and the audited financial statements of Elsevier. Our six month interim reports on Form 6-K filed by Reed International and Elsevier pursuant to the Exchange Act include the six month unaudited combined financial statements of Reed Elsevier, the six month unaudited consolidated financial statements of Reed International and the six month unaudited financial statements of Elsevier. Reed Elsevier Capital does not publish separate non-consolidated financial statements.

     In addition, copies of the documents incorporated by reference will be made available free of charge at the main office of Kredietbank S.A. Luxembourgeoise.

     The issuance of the Notes was authorized by the board of directors of Reed Elsevier Capital on February 15, 2001 and July 25, 2001. The issuance of the Guarantees was authorized by the board of directors of Reed International on October 10, 2000 and the executive board of Elsevier on October 10, 2000 and February 19, 2001.

     Except as disclosed in the prospectus supplement or the accompanying prospectus, there has been no material adverse change in the financial position of Reed Elsevier Capital, Reed International or Elsevier since December 31, 2000.

     Except as disclosed in this prospectus supplement or the accompanying prospectus, neither Reed Elsevier Capital, Reed International or Elsevier nor any of their subsidiaries are involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the offering of the Notes and the Guarantees, and they are not aware of any material litigation, arbitration or administrative proceedings that is pending or, to their knowledge, threatened.

     The Notes have been accepted for clearance through the facilities of Clearstream, Luxembourg and Euroclear and in the case of the U.S. Dollar Notes, DTC, and have been assigned the following identification numbers:

     The CUSIP number for the U.S. Dollar 6.125% Notes is 758202 AA 3, the Common Code is 13353328 and the ISIN is US758202AA31. The CUSIP number for the U.S. Dollar 6.750% Notes is 758202 AB 1, the Common Code is 13353344 and the ISIN is US758202AB14.

     The Common Code for the Euro Notes is 013345872 and the ISIN is
XS0133458728.

PROSPECTUS

                                 $5,000,000,000

                             [REED & ELSEVIER LOGO]
                           REED ELSEVIER CAPITAL INC.
                                DEBT SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED JOINTLY AND SEVERALLY BY

REED INTERNATIONAL P.L.C.                                            ELSEVIER NV
--------------------------------------------------------------------------------
THE ISSUER:

      --  Reed Elsevier Capital Inc.

THE GUARANTORS:

      --  Reed International P.L.C.

      --  Elsevier NV

THE DEBT SECURITIES AND THE OFFERING:

      -- This prospectus may be used to offer and sell, in one or more offerings at various times, up to $5,000,000,000 of the debt securities of Reed Elsevier Capital Inc.

      -- The debt securities may be offered as separate series, in amounts, prices and on terms to be determined at the time of the sale. When Reed Elsevier Capital Inc. offers debt securities it will provide you with a prospectus supplement describing the terms of the specific issue of debt securities.

      -- Reed Elsevier Capital Inc. may sell debt securities to or through one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents. These underwriters or agents may include one or more of Lehman Brothers Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., Goldman, Sachs & Co., UBS Warburg LLC or Chase Securities Inc. or a group represented by one or more of those firms or by one or more other firms.

      -- You should read this prospectus and any prospectus supplement carefully before you invest.

THE GUARANTEES:

      -- The payment of principal, premium, if any, interest and additional amounts, if any, on the debt securities will be fully and unconditionally guaranteed jointly and severally by Reed International P.L.C. and Elsevier NV.

--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 April 17, 2001

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000.

     We provide information to you about the debt securities in the following two documents:

      -- this prospectus, which contains general information, some of which may not apply to your debt securities; and

      -- the accompanying prospectus supplement, which describes the terms of your debt securities and may also add, update or change information contained in this prospectus.

If the terms of your debt securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" to learn more about us and the debt securities we are offering.

     In this prospectus:

      --  "Reed International" refers to Reed International P.L.C.;

      --  "Elsevier" refers to Elsevier NV;

      --  "Reed Elsevier Capital" refers to Reed Elsevier Capital Inc.;

      --  "guarantors" refers to Reed International and Elsevier; and

      -- "Reed Elsevier," "we," "us" and "our" collectively refers to Reed International, Elsevier, Reed Elsevier plc and Elsevier Reed Finance BV and their respective subsidiaries, including Reed Elsevier Capital, and associates and joint ventures.

Reed Elsevier is not a legal entity but a collective reference to the separate legal entities of Reed Elsevier. The businesses of all of the entities comprising Reed Elsevier are collectively referred to in this prospectus as the "combined businesses," and the financial statements of the combined businesses are referred to as the "combined financial statements."

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Reed International is a public limited company incorporated in England and Elsevier is a public limited company incorporated under the laws of The Netherlands. Some of the directors and executive officers of Reed Elsevier Capital and the guarantors are non-residents of the United States, and all or a substantial portion of the assets of the guarantors and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the guarantors or these non-resident persons or to enforce against any of them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

     Reed International has been advised by its English solicitors, Freshfields Bruckhaus Deringer, that there is doubt as to the enforceability in England in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon the federal securities laws of the United States.

     Elsevier has been advised by its Dutch counsel, Freshfields Bruckhaus Deringer, that in the absence of an applicable convention between the United States and The Netherlands, a judgment rendered by a U.S. court, whether or not predicated upon the civil liability provisions of the federal securities laws of the

United States, will not be enforced by the courts of The Netherlands. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Netherlands court. A judgment rendered by a U.S. court will, under current practice, be confirmed by a Netherlands court if it finds that:

      -- the judgment results from proceedings compatible with Netherlands concepts of due process;

      --  the judgment is final and conclusive; and

      --  the judgment does not contravene the public policy of The Netherlands.

If the judgment is confirmed by a Netherlands court, that court will generally grant the same claim without re-litigation on the merits, provided that the court may mitigate the amount of damages awarded by a U.S. court. Each of Reed International and Elsevier has consented to service of process in the Borough of Manhattan, the City of New York, for claims based upon the indenture (as described below under the heading "Description of the Debt Securities and Guarantees"), the debt securities and the guarantees.

                      WHERE YOU CAN FIND MORE INFORMATION

     Reed International and Elsevier are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, and therefore file reports and other information with the SEC. No separate financial information on Reed Elsevier Capital will be provided, as permitted by the rules and regulations of the SEC. You can inspect and copy reports and other information filed by Reed International and Elsevier. You may either:

      -- read and copy materials filed with the SEC at the SEC's public reference rooms at:

450 Fifth Street, N.W.  Seven World Trade Center  Citicorp Center
Room 1024               Suite 1300                500 West Madison Street
Washington, D.C. 20549  New York, NY 10048        Suite 1400
                                                  Chicago, IL 60661

      -- visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     You can obtain more information about the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     You may also inspect and copy these materials at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. The American Depositary Shares of Reed International and Elsevier are listed on the New York Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference in this prospectus the information contained in those documents already filed with the SEC. This means:

      --  incorporated documents are considered part of this prospectus;

      -- we can disclose important information to you by referring you to those documents;

      -- information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

      -- information that we file in the future with the SEC that we incorporate by reference in this prospectus will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below filed with the SEC under the Exchange Act:

      -- our joint annual report on Form 20-F for the fiscal year ended December 31, 2000, filed on March 13, 2001.

     We also incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus but before the time that all of the debt securities covered by this prospectus have been sold:

      -- any joint annual report on Form 20-F filed by us pursuant to the Exchange Act; and

      -- those portions of any joint report on Form 6-K filed by us pursuant to the Exchange Act that indicate on the cover page those portions that will be incorporated by reference in this prospectus.

     You may request a copy of any filings referred to above (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates), at no cost, by contacting us at the following address:

                           Reed Elsevier Capital Inc.
                            1105 North Market Street
                                   Suite 942
                              Wilmington, DE 19801
                                 (302) 427-9299

                                 REED ELSEVIER

     We are one of the world's leading publishers and information providers. Our activities include scientific, legal, education and business publishing. Our principal operations are in North America and Europe. For the year ended December 31, 2000, we had total turnover of approximately L3.8 billion (approximately $5.7 billion) and an average of approximately 28,900 employees.

     We came into existence on January 1, 1993 when Reed International and Elsevier contributed their businesses to two jointly owned companies, Reed Elsevier plc, a U.K. registered company which owns our publishing and information businesses, and Elsevier Reed Finance BV, a Dutch registered company which owns our finance activities. Reed International and Elsevier have retained their separate legal and national identities and are publicly held companies with separate stock exchange listings in London, Amsterdam and New York. Reed Elsevier Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of Reed Elsevier plc, which is jointly owned by Reed International and Elsevier.

     Reed International and Elsevier each holds a 50% interest in Reed Elsevier plc. Reed International holds a 39% interest in Elsevier Reed Finance BV, with Elsevier holding a 61% interest. Reed International additionally holds an indirect equity interest in Elsevier, reflecting the arrangements entered into between Reed International and Elsevier at the time of the merger, which determined the equalisation ratio whereby one Elsevier ordinary share is, in broad terms, intended to confer equivalent economic interests to 1.538 Reed International ordinary shares. The equalisation ratio is subject to change to reflect share splits and similar events that affect the number of outstanding ordinary shares of either Reed International or Elsevier.

     Under the equalisation arrangements, Reed International shareholders have a 52.9% economic interest in Reed Elsevier, and Elsevier shareholders (other than Reed International) have a 47.1% economic interest in Reed Elsevier. Holders of ordinary shares in Reed International and Elsevier have substantially equivalent dividend and capital rights with respect to their ordinary shares.

     During 1999 Reed International, Elsevier and Reed Elsevier plc introduced a unitary management structure comprising a single non-executive chairman, a sole chief executive officer and, so far as practicable, the same directors for all three companies. This was an evolution of the management structure in place since the merger of the businesses of Reed International and Elsevier, under which the day to day management of the jointly owned businesses of Reed Elsevier plc had been under the control of an executive committee of the board of Reed Elsevier plc.

     Reed International's principal executive offices are located at 25 Victoria Street, London, SW1H 0EX, United Kingdom (telephone number 011-44-20-7227-5681). Elsevier's principal executive officers are located at Van de Sande Bakhuyzenstraat 4, 1061 AG Amsterdam, The Netherlands (telephone number 011-31-20-515-9257). Reed Elsevier Capital's principal executive offices are located at 1105 North Market Street, Suite 942, Wilmington, DE 19801 (telephone number 302-427-9299).

                     RATIO OF EARNINGS TO FIXED CHARGES(1)
                                  (UNAUDITED)

     The following table sets forth the ratio of earnings to fixed charges of Reed Elsevier for the periods indicated. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reed Elsevier" and the combined financial statements of Reed Elsevier incorporated by reference in this prospectus from our joint annual report on Form 20-F for the fiscal year ended December 31, 2000.

                                                       YEAR ENDED DECEMBER 31,
                                                 ------------------------------------
                                                 1996    1997    1998    1999    2000
                                                 ----    ----    ----    ----    ----
REED ELSEVIER (continuing operations)
In accordance with U.K. and Dutch GAAP.........  4.7     0.7(4)  3.9     1.8     2.2
In accordance with U.K. and Dutch GAAP
  (adjusted earnings basis)(2).................  6.5     7.1     7.3     6.2     5.4
In accordance with U.S. GAAP(3)................  6.0     1.3     0.8(5)  1.2     1.8

---------------
(1) For the purpose of computing these ratios of earnings to fixed charges, the term "earnings" means income before taxes and minority interests and fixed charges, and the term "fixed charges" means interest on all indebtedness, including capital leases and amortization of debt expense, plus one-third of rental expense, plus preference dividends.

(2) U.K. and Dutch generally accepted accounting principles ("U.K. and Dutch GAAP") allow the presentation of alternative earnings measures. Adjusted earnings are presented as an additional performance measure and are shown before amortization of goodwill and intangible assets and exceptional items. U.S. generally accepted accounting principles ("U.S. GAAP") do not permit the presentation of alternative earnings measures.

(3) The ratio of earnings to fixed charges under U.S. GAAP reflects the impact of differences between U.K. and Dutch GAAP and U.S. GAAP on the measurement of earnings. The most significant differences relate to the U.S. GAAP requirements regarding the capitalization and amortization of goodwill and intangible assets.

(4) Earnings were insufficient to cover fixed charges by L36 million arising as a consequence of the provision of L230 million in respect of the Reed Travel Group recompense programme and L250 million non-cash write down in intangible asset values. Excluding the provision and write down, the ratio of earnings to fixed charges was 4.7.

(5) Earnings were insufficient to cover fixed charges by L24 million after giving effect to additional write downs of L266 million arising as a consequence of a re-evaluation of the remaining asset lives of goodwill and intangible assets under U.S. GAAP. Excluding the write down, the ratio of earnings to fixed charges was 3.0.

                                USE OF PROCEEDS

     The net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include acquisitions and repayment of indebtedness.

               DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

     The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities.

     The debt securities and the guarantees will be issued under an indenture, dated as of May 9, 1995, among Reed Elsevier Capital, Reed International, Elsevier and The Chase Manhattan Bank, as trustee, as supplemented to date. A copy of the indenture and any supplemental indentures are filed as exhibits to the registration statement of which this prospectus is a part.

     The following are summaries of the material provisions of the debt securities, the guarantees and the indenture.

GENERAL

     The indenture does not limit the amount of the debt securities that can be issued and provides that debt securities may be issued from time to time in one or more series. Any debt securities issued under the indenture are collectively referred to in this prospectus as debt securities. The particular terms of each series of debt securities offered by a prospectus supplement will be described in the prospectus supplement relating to that series.

     Each debt security and all the related obligations of Reed Elsevier Capital will constitute direct, unconditional, unsubordinated and unsecured obligations of Reed Elsevier Capital, without any preference among themselves. The debt securities will rank at least equally with all other unsecured and unsubordinated obligations of Reed Elsevier Capital.

     Please refer to the appropriate prospectus supplement for information relating to the following:

      -- the designation, aggregate principal amount and authorized denominations of the series of debt securities;

      -- the percentage or percentages of principal amount at which the debt securities of the series will be issued;

      -- the original issue date or dates or periods during which the debt securities may be issued and the date or dates (or manner of determining that date or dates), on which, or the range of dates within which, the principal of (and premium, if any, on) the debt securities of the series is payable and the record dates, if any, for the determination of holders of debt securities of the series to whom principal (and premium, if any) is payable;

      -- the rate or rates (or the manner of calculating that rate or rates, including any provisions for the increase or decrease of that rate or rates upon the occurrence of specific events) at which the debt securities of the series will bear interest, if any, or the discount, if any, at which any discounted securities may be issued, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable (or manner of determining those dates) and the regular record date for the interest payable on any debt securities on any interest payment date;

      -- the place or places where the principal of (and premium, if any, on) and interest, if any, on debt securities of the series will be payable and the place or places where any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange, and notices and demands to or upon Reed Elsevier Capital or either guarantor, in respect of the debt securities of the series, may be served;

      -- the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, the currency or currency unit in which, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at the option of Reed Elsevier Capital or otherwise;

      -- the obligation (which may be fixed or contingent upon events), if any, of Reed Elsevier Capital to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

      -- the currency, currencies or currency units in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any of the debt securities will be issued if other than U.S. dollars;

      -- the denominations in which any debt securities of the series will be issuable, if other than the denomination of $1,000 and any integral multiples thereof;

      -- if other than the entire principal amount, the portion of the principal amount of debt securities of the series which will be payable upon a declaration of acceleration of their stated maturity;

      -- any additional events of default (as defined below under "-- Events of Default"), or any additional covenants or agreements of Reed Elsevier Capital or either guarantor, with respect to the debt securities of the series, whether or not those events of default or covenants or agreements are consistent with the terms of the indenture;

      -- if a person other than The Chase Manhattan Bank is to act as trustee for the debt securities of the series, and the name and location of the corporate trust office of that trustee;

      -- if a person other than The Chase Manhattan Bank is to act as principal paying agent for the debt securities of the series and the name and location of the principal office of that principal paying agent and, if other than that principal paying agent, the identity of the registrar for the debt securities of the series;

      -- if other than the terms of the indenture described below under "-- Satisfaction and Discharge," provisions for the satisfaction and discharge of the indenture with respect to the debt securities of the series;

      -- the date as of which any global security representing outstanding debt securities of the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

      -- if applicable, the fact that the terms of the indenture described under "-- Payment of Additional Amounts" and
          "-- Redemption -- Optional Redemption for Tax Reasons" below will not apply with respect to the debt securities of the series;

      -- whether the debt securities of the series will be issued in whole or in part in the form of a global security or securities and, in that case, the depositary for that global security or securities;

      -- whether any legends will be stamped or imprinted on all or a portion of the debt securities of the series, and the terms and conditions upon which any of those legends may be removed;

      -- the form of the debt securities of the series (including the terms and conditions of that series of debt securities); and

      -- any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture). (Section 301).

     All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series. (Section 301).

     Some of the debt securities may be issued as discounted securities (providing that upon their redemption or acceleration of their stated maturity an amount less than their stated principal amount will become due and payable) to be sold at a substantial discount below their stated principal amount. Any U.S. federal income tax consequences, U.K. tax consequences, Netherlands tax consequences and other special considerations applicable to any discounted securities will be described in the applicable prospectus supplement.

     UNLESS OTHERWISE INDICATED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE DEBT SECURITIES OF A SERIES, THE PROVISIONS OF THE INDENTURE AND THE DEBT SECURITIES DO NOT AFFORD HOLDERS OF THE DEBT SECURITIES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED OR OTHER TRANSACTION, IF ANY, INVOLVING REED ELSEVIER CAPITAL OR EITHER GUARANTOR WHICH MIGHT ADVERSELY AFFECT THE HOLDERS OF THE DEBT SECURITIES.

DENOMINATIONS, REGISTRATION AND TRANSFER

     The debt securities of a series will only be issuable as registered securities. Debt securities of a series may be issuable in the form of one or more global securities, as described under "-- Global Debt Securities" below. (Section 201). Unless otherwise provided in the prospectus supplement with respect to the debt securities of a series, debt securities will be issued only in denominations or integral multiples of $1,000. (Section 302).

     Registered securities of any series will be exchangeable for other registered securities of any authorized denomination of a like series and of a like aggregate principal amount with like terms and conditions. (Section 305). Registered securities (other than a global security) may be presented for registration of transfer (with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent designated by Reed Elsevier Capital for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305). That transfer or exchange will be effected after the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305). Reed Elsevier Capital has initially appointed the principal paying agent as the registrar under the indenture. (Section 305). If a prospectus supplement refers to any transfer agents (in addition to the registrar) initially designated by Reed Elsevier Capital with respect to any series of debt securities, Reed Elsevier Capital may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that Reed Elsevier Capital will be required to maintain a transfer agent in each place of payment for each series. Reed Elsevier Capital may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption of the debt securities of a series in part, Reed Elsevier Capital will not be required to:

      -- issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

      -- register the transfer of or exchange any debt security selected for redemption as a whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305).

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. Unless and until a global security is exchanged in whole or in part for debt securities in definitive registered form, a global security representing all or a portion of the debt securities of a series may not be transferred except as a whole by the depositary for that series to its nominee or vice versa or by a nominee to another nominee of that depositary or in either case to a successor of that depositary or a nominee of that successor. (Section 305).

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series. Reed Elsevier Capital anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by that global security. Those accounts will be designated by the underwriters or agents with respect to those debt securities or by Reed Elsevier Capital if those debt securities are offered and sold directly by Reed Elsevier Capital. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). THE LAWS OF SOME JURISDICTIONS REQUIRE THAT CERTAIN PURCHASERS OF SECURITIES TAKE PHYSICAL DELIVERY OF THOSE SECURITIES IN DEFINITIVE FORM. THOSE LIMITS AND THOSE LAWS MAY IMPAIR THE ABILITY TO TRANSFER BENEFICIAL INTERESTS IN A GLOBAL SECURITY.

     So long as the depositary, or its nominee, is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series registered in their names, will not receive or be entitled to receive physical delivery of securities of that series in definitive form and will not be considered the owners or holders of those global securities under the indenture.

     Any payments of principal, premium, interest and additional amounts, if any, on debt securities registered in the name of a depositary or its nominee will be made to it as the registered owner of the global security representing those debt securities. (Section 307). None of Reed Elsevier Capital, the guarantors, the trustee, any principal paying agent or the registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Section 308).

     Reed Elsevier Capital and the guarantors expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest on a debt security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities of that series as shown on the records of that depositary or its nominee. (Section 307). Reed Elsevier Capital and the guarantors also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     Beneficial interests in global securities are exchangeable for debt securities in definitive registered form in denominations and integral multiples of $1,000 if:

      -- the depositary notifies Reed Elsevier Capital that it is unwilling or unable to continue as the holder of the global securities or ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact does cease business and a successor to the depositary registered as a clearing agency under the Exchange Act is not appointed by Reed Elsevier Capital within 90 days of this notification or announcement;

      -- Reed Elsevier Capital in its discretion at any time determines that global securities should be exchanged (in whole, but not in part) for definitive securities; or

      -- there occurs an event of default as described below under "-- Events of Default."

     Any debt security that is exchangeable in the circumstances described above is exchangeable for definitive debt securities issuable in authorized denominations and registered in those names as the depositary will direct. (Section 305).

GUARANTEES

     The guarantors have agreed unconditionally and irrevocably to jointly and severally guarantee the due and punctual payment of the principal of, premium (if any), interest and all other amounts in respect of the debt securities as and when they will become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the debt securities and the indenture, and the punctual performance of all other obligations of Reed Elsevier Capital under the debt securities and the indenture. (Section 1301). The guarantees will be direct, unconditional, unsubordinated and (subject to the provisions of the guarantees and the indenture) unsecured, joint and several obligations of each of the guarantors, without preference among themselves, and will rank at least equally with all other unsecured and unsubordinated obligations of the guarantors, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors' rights. (Section 1301).

     The guarantees will provide that they may be enforced against either of the guarantors, in the event of a default in payment with respect to the debt securities issued by Reed Elsevier Capital, without making prior demand upon or seeking to enforce remedies against Reed Elsevier Capital, the other guarantor or other persons. The guarantees of the guarantors will be endorsed on each of the debt securities issued by Reed Elsevier Capital.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.

     The indenture provides that if withholding or deduction is required by law, then Reed Elsevier Capital, Reed International or Elsevier, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which Reed Elsevier Capital, Reed International or Elsevier, as the case may be, is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by Reed Elsevier Capital, Reed International or Elsevier, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a "Relevant Taxing Jurisdiction"), will not be less than the amount provided for in any debt security to be then due and payable; provided, however, that Reed Elsevier Capital, Reed International or Elsevier, as the case may be, will not be required to make any payment of additional amounts for or on account of:

      -- any tax, assessment or other governmental charge which would not have been imposed but for:

      - the existence of any present or former connection between that holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that holder, if that holder is an estate, trust, partnership or corporation or any person other than the holder to which that debt security or any amount payable on that debt security is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including without limitation, that holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or person other than the holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction; or

      - the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later except to the extent that the holder would have been entitled to additional amounts on presenting that debt security for payment on or before the thirtieth day;

      -- any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

      -- any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by that holder or any other person mentioned in the first bullet above to comply with a request of Reed Elsevier Capital, Reed International or Elsevier, as the case may be, addressed to that holder or that other person to provide information concerning the nationality, residence or identity of that holder or that other person, or to make any declaration or other similar claim or reporting requirement, which is in either case required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

      -- any tax, assessment or other governmental charge imposed by reason of that holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

      -- any tax, assessment or other governmental charge imposed on interest received by:

        - a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations that may be promulgated thereunder) of Reed Elsevier Capital; or

        - a controlled foreign corporation with respect to Reed Elsevier Capital within the meaning of the Code;

      -- any tax, assessment or other governmental charge that is imposed on a payment to an individual resident of a member state of the European Union and is required to be made pursuant to any European Union directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced to conform to, that directive;

      -- any debt security that is presented for payment by or on behalf of an individual resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union; or

      --  any combination of the seven above items,

nor will additional amounts be paid with respect to:

      -- any tax, assessment or governmental charge that is payable other than by deduction or withholding from payments on the debt securities; or

      -- any payment to any holder which is a fiduciary or a partnership or other than the sole beneficial owner of that debt security to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the holder of that debt security. (Section 1008).

REDEMPTION

     GENERAL. The debt securities of a series may provide for mandatory redemption by Reed Elsevier Capital or the guarantors or redemption at the election of Reed Elsevier Capital or the guarantors.

     Prior to the giving of any notice of redemption of any series of debt securities, Reed Elsevier Capital will deliver to the trustee a written opinion of independent legal counsel of recognized standing in the appropriate jurisdiction who is reasonably acceptable to the trustee, Reed Elsevier Capital and the guarantors stating that Reed Elsevier Capital is entitled to effect the redemption, together with an officers' certificate of Reed Elsevier Capital and each of the guarantors setting forth a statement of facts showing that the conditions precedent, if any, to the right to redeem have occurred. (Section
1102).

     Unless otherwise provided in the applicable prospectus supplement, notice of a redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, if any, in accordance with the provisions described under "-- Notices" below and pursuant to the terms of the indenture. (Section 1104). Notice having been given, those debt securities will become due and payable on the redemption date and will be paid at the applicable redemption price at the place or places of payment and in the manner specified in those debt securities. (Section 1106).

     Following the redemption date, if moneys for the redemption of the debt securities called for redemption have been made available, as provided in those debt securities, on the redemption date, those debt securities will cease bearing interest, and the only right of the holders of those debt securities will be to receive payment of the applicable redemption price specified in those debt securities. (Sections 1105 and 1106).

     In the event of a partial redemption of debt securities of a series of like terms and conditions, the debt securities to be redeemed will be selected by the trustee pursuant to the provisions of the indenture. (Section 1103).

     Reference is made to the applicable prospectus supplement relating to each series of debt securities which are discounted securities for the particular provisions relating to redemption of those discounted securities.

     OPTIONAL REDEMPTION FOR TAX REASONS. All of the debt securities of any series may be redeemed, at the option of Reed Elsevier Capital, at 100% of the principal amount (or, in the case of discounted securities, that lesser amount as may be provided for) and premium, if any, together with accrued but unpaid interest, if any, to the redemption date if, as a result of any change in, or amendment to, the laws of a Relevant Taxing Jurisdiction, or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, Reed Elsevier Capital, Reed International or Elsevier, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the debt securities, be obligated, in making that payment, to pay additional amounts and that obligation cannot be avoided by Reed Elsevier Capital, Reed International or Elsevier, individually or together, as the case may be, taking reasonable measures available to it. (Section 1108).

     All of the debt securities constituting any series may also be redeemed, at the option of Reed Elsevier Capital at the Special Redemption Price (as defined below), if, as a result of any change in, or amendment to, the U.S. Internal Revenue Code of 1986, as amended, or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, the deductibility or timing of interest payments on the debt securities would be affected in any manner which is then adverse to Reed Elsevier Capital and that effect cannot be avoided by Reed Elsevier Capital, Reed International or Elsevier, individually or together, taking reasonable measures available to it. (Section 1108).

     The "Special Redemption Price" will equal the principal amount of the debt security to be redeemed (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities), plus accrued and unpaid interest to the redemption date, plus the Redemption Premium.

     The "Redemption Premium" at any time with respect to any debt security means the amount (but not less than zero) obtained by subtracting:

      -- the aggregate amount of the principal being redeemed on that redemption date with respect to that debt security (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) from:

      --  the sum of the Present Values on the redemption date of:

      - the aggregate amount of principal being redeemed (assuming principal was paid at stated maturity); and

      - each amount of interest (other than accumulated interest payable on the next interest payment date) which would have been payable on the amount of that principal being redeemed (assuming principal was paid at stated maturity and interest payments pursuant to the terms of the debt securities were paid when due). (Section 1108).

     "Present Value," for any amount of principal or interest, will be computed on a semiannual basis at a discount rate equal to the Treasury Yield. The "Treasury Yield" will be determined by reference to the most recent Federal Reserve Statistical Release H.15 (519), Selected Interest Rates, or any successor publication ("H.15 (519)") which has become available prior to the redemption date (or, if H.15 (519) is no longer published, any publicly available source of similar market data), and will be the most recent yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to, in the case of principal, the time (the "time to maturity") between the redemption date and the date that the principal payment would otherwise have become due, and in the case of interest which would have been payable on the amount of that principal being redeemed, the then remaining weighted average life to maturity of those interest payments. (Section 1108). If the time to maturity or the weighted average life to maturity

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

of those interest payments (so computed), as the case may be, is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the Treasury Yield will be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of U.S. Treasury securities for which those yields are given, except that if the weighted average life to maturity (so computed) is less than one year, the yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used. (Section 1108).

REPURCHASE

     Subject to applicable law (including U.S. federal securities law), Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor (as defined below under "-- Covenants of Reed Elsevier Capital and the Guarantors") may at any time repurchase debt securities of any series in any manner and at any price. Debt securities of a series repurchased by Reed Elsevier Capital, either guarantor or any subsidiary of either guarantor may be held, resold or surrendered by that purchaser through Reed Elsevier Capital, to the trustee or any paying agent appointed by Reed Elsevier Capital with respect to those debt securities for cancellation.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of (and premium, if any, on) and interest, if any, on debt securities (other than a global security) will be made at the office of that paying agent or paying agents as Reed Elsevier Capital or the guarantors may designate from time to time, except that, at the option of Reed Elsevier Capital, payment of any interest may be made:

      -- by check mailed or delivered to the address of the person entitled to that interest at the address that appears in the register for debt securities of any series; or

      -- by wire transfer to an account maintained with a bank located in the United States by the person entitled to that interest as specified in that securities register.

     Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment; provided, however, that interest, if any, payable at maturity will be payable to the person to whom the principal is payable.

     Unless otherwise indicated in an applicable prospectus supplement, The Chase Manhattan Bank will act as the paying agent for each series of debt securities.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in The City of New York will be designated as the sole paying agency of Reed Elsevier Capital and the guarantors for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by Reed Elsevier Capital or either guarantor, as the case may be, for the debt securities of a series will be named in the related prospectus supplement. Reed Elsevier Capital or either guarantor may at any time appoint additional paying agents, rescind the appointment of any paying agent or approve a change in the office through which any paying agent acts, except that Reed Elsevier Capital and each guarantor will be required to maintain a paying agent in each place of payment for a series.

     All moneys paid by Reed Elsevier Capital or either guarantor to the trustee or any paying agent for the debt securities of any series, or then held by Reed Elsevier Capital or either guarantor, in trust for the payment of principal of (and premium, if any, on) and interest, if any, on any debt security or in respect of any other additional payments which remain unclaimed at the end of two years after that principal (and premium, if any), and interest, if any, or additional payments will have become due and payable will (subject to applicable laws) be repaid to Reed Elsevier Capital or either guarantor, as the case may be, on issuer request or guarantor request or (if then held by Reed Elsevier Capital or either guarantor) will be discharged from that trust; and the holder of that debt security will thereafter, as an unsecured general creditor, look only to Reed Elsevier Capital (or to each guarantor pursuant to its guarantees) for payment. (Section 1003).

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

EVENTS OF DEFAULT

     An "event of default" with respect to each series of debt securities means any one of the following events:

      -- Reed Elsevier Capital defaults in payment or prepayment of all or any part of the principal of any debt security or any prepayment charge or interest (which default, in the case of interest only, has continued for a period of 30 days or more) on the debt securities when they have become due and payable, whether at stated maturity, by acceleration, by notice of redemption or otherwise;

      -- except as provided in the preceding paragraph, Reed Elsevier Capital or either guarantor fails to perform or observe any of its obligations under the indenture or the guarantees (other than an obligation included in the indenture solely for the benefit of any series of debt securities other than that series) or the debt securities of that series and that failure continues for a period of more than 60 days after the date on which there has been given, by registered or certified mail, to Reed Elsevier Capital and each guarantor by the trustee or to Reed Elsevier Capital, each guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series a written notice specifying the default or breach and requiring it to be remedied;

      -- the maturity of any Indebtedness (as defined below) of Elsevier Capital or either guarantor in an aggregate principal amount of at least U.S.$20,000,000 (or the equivalent in another currency) has been accelerated because of a default or any of that Indebtedness in an aggregate principal amount of at least U.S.$20,000,000 (or the equivalent in another currency) has not been paid at final maturity (as extended by any applicable grace period) and, with respect to Reed Elsevier Capital in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during the 90-day period following that acceleration or non-payment by another Component Company (as defined below) all of whose voting stock is directly or indirectly owned by the guarantors;

      --  Reed Elsevier Capital has:

      - applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

      - made a general assignment for the benefit of its creditors;

      - commenced a voluntary case under the U.S. federal Bankruptcy Code;

      - filed a petition seeking to take advantage of any other law providing for the relief of debtors;

      - acquiesced in writing to any petition filed against it in an involuntary case under the Bankruptcy Code;

      - admitted in writing its inability to pay its debts generally as those debts become due;

      - taken any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing; or

      - taken any requisite corporate action for the purpose of effecting any of the foregoing;

      -- a proceeding or case has been commenced, without the application or consent of Reed Elsevier Capital in any court of competent jurisdiction, seeking:

      - the liquidation, reorganization, dissolution, winding up, or composition or readjustment of Reed Elsevier Capital's debts;

      - the appointment of a trustee, receiver, custodian, liquidator or the like in respect of Reed Elsevier Capital or in respect of all or any substantial part of its assets; or

      - similar relief, under any law providing for the relief of debtors;

      and that proceeding or case has continued undismissed, or unstayed and in effect, for 90 days; or an order for relief has been entered in an involuntary case under the Bankruptcy Code against Reed Elsevier Capital and that order remains undismissed, or unstayed and in effect, for 90 days; or action under the laws of the jurisdiction of incorporation of Reed Elsevier Capital analogous to any

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

      of the foregoing has been taken with respect to Reed Elsevier Capital and has continued undismissed, or unstayed and in effect, for 90 days; and in any case described in this paragraph, the obligations of Reed Elsevier Capital under that series of debt securities have not been assumed during that 90-day period by another Component Company wholly owned by the guarantors;

      --  either:

      - an order for the winding up of either of the guarantors is made and is not set aside within 90 days of the date of that order or pursuant to an appeal lodged within 90 days of the date of that order, except an order for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under "-- Covenants of Reed Elsevier Capital and the Guarantors -- Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets" below;

      - an effective resolution is passed for the winding up of either of the guarantors, except a resolution passed for the winding up of either of the guarantors in connection with a transaction not otherwise prohibited under "-- Covenants of Reed Elsevier Capital and the Guarantors -- Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets" below;

      - either of the guarantors ceases to pay its debts or ceases to carry on a major part of its business, except any cessation by either of the guarantors in connection with a transaction not otherwise prohibited under "-- Covenants of Reed Elsevier Capital and the
        Guarantors -- Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets" below;

      - an encumbrancer takes possession, or any administrative or other receiver or any manager is appointed, of the whole or any substantial part of the undertaking or assets of either of the guarantors;

      - a distress or execution is levied or enforced upon or sued out against all or any substantial part of the property of either of the guarantors, and, in each case, is not discharged within 90 days; or

      - Reed International is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, an English statute, or Elsevier is unable to pay its debts within the meaning of Article 1 of The Netherlands Bankruptcy Code of September 30, 1893;

      --  either:

      - the guarantees with respect to either of the guarantors cease to be in full force and effect for any reason whatsoever and new guarantees with respect to the guarantors of substantially the same scope as the guarantees have not come into effect or the debt securities have not been redeemed in full or funds have not been set aside for redemption; or

      - either of the guarantors contests or denies in writing the validity or enforceability of any of its obligations under the guarantees; or

      -- any other event of default provided with respect to the debt securities of that series. (Section 501).

     If an event of default with respect to any particular series of debt securities occurs and is continuing, the trustee for the debt securities of that series or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may exercise any right, power or remedy permitted by law and will have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal amount (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) of (including premium, if any, on) all the debt securities of that series to be due and payable immediately, by a notice in writing to Reed Elsevier Capital and each guarantor (and to the trustee if given by holders), and upon that declaration of acceleration that principal or that lesser amount, as the case may be, including premium, if any, together with any accrued interest and all other amounts owing will become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which have been expressly waived by Reed Elsevier Capital and each guarantor. (Section 502). However, at any time after that declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee for the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration. (Section 502).

     Holders of debt securities of any series may not enforce the indenture, the debt securities or the guarantees, except as described in the preceding paragraph; provided, that each holder of debt securities will have the right to institute suit for the enforcement of payment of the principal of (and premium, if any, on) and interest, if any, on those debt securities on their respective stated maturities as provided in the indenture. (Section 507). The trustee may require indemnity satisfactory to it before it enforces the indenture, the debt securities or the guarantees. (Section 514). Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power. (Section 512). Reed Elsevier Capital and each guarantor will furnish the trustee with an annual certificate of certain of its officers certifying, to the best of their knowledge, whether Reed Elsevier Capital or each guarantor is, or has been, in default and specifying the nature and status of that default. (Section 1004). The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities, give to the holders of the debt securities notice of any default, known to it, unless that default has been cured or waived; provided, that the trustee may withhold from holders of debt securities of any series notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of that notice is in the interest of the holders. (Section 602).

COVENANTS OF REED ELSEVIER CAPITAL AND THE GUARANTORS

     Reed Elsevier Capital and each guarantor have also agreed that, so long as any of the debt securities are outstanding, it or they, as the case may be, will comply with the obligations set forth below.

     PAYMENT OF PRINCIPAL, PREMIUM (IF ANY) AND INTEREST. Reed Elsevier Capital will duly and punctually pay the principal of, premium, if any, interest, if any, and all other amounts due on the debt securities in accordance with their terms and the terms of the indenture. (Section 1001).

     OWNERSHIP OF REED ELSEVIER CAPITAL. The guarantors will, either individually or together, at all times own, directly or indirectly, all of the voting stock of Reed Elsevier Capital. (Section 1006).

     CONSOLIDATION, MERGER, AMALGAMATION, SALE, LEASE OR CONVEYANCE OF
ASSETS. Neither Reed Elsevier Capital nor either of the guarantors will, directly or indirectly, consolidate, merge or amalgamate with, or sell, lease or otherwise dispose of substantially all its assets to any other person unless:

      -- no event of default and no event which, after the giving of notice or lapse of time or both, would become an event of default, will exist immediately before and immediately after that transaction;

      --  either:

      - Reed Elsevier Capital or either guarantor is the survivor of that transaction; or

      - if Reed Elsevier Capital or either guarantor is not the survivor, the survivor is:

        - in the case of a transaction involving Reed Elsevier Capital, a Component Company, all of whose voting stock is directly or indirectly owned by the guarantors and which is incorporated and existing under the laws of the United States or one of the States and that Component Company expressly assumes, by a supplemental indenture that is executed and delivered to the trustee, in form reasonably satisfactory to that trustee, Reed Elsevier Capital's obligations under the debt securities, or

        - in the case of a transaction involving either of the guarantors, a person which expressly assumes, by a supplemental indenture that is executed and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to each of those trustees, with any amendments or revisions necessary to take account of the jurisdiction in which that corporation or other person is organized (if other than the United Kingdom, in the case of Reed International, or The Netherlands, in the case of Elsevier), the applicable guarantor's obligations under the guarantees; and

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

      -- Reed Elsevier Capital or either guarantor has delivered to the trustee a certificate signed by two duly authorized officers of Reed Elsevier Capital or either guarantor and an opinion of counsel stating that the consolidation, merger, amalgamation, sale, lease or conveyance and the supplemental indenture evidencing the assumption by a Component Company or person comply with the indenture and that all conditions precedent provided for in the indenture relating to that transaction have been complied with. (Section 801).

     Upon any consolidation, amalgamation or merger, or any conveyance, transfer or lease, the successor Component Company or person will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital or either guarantor under the indenture with the same effect as if that successor subsidiary or person has been named as Reed Elsevier Capital or either guarantor, and thereafter, except in the case of a lease, the predecessor obligor will be relieved of all obligations and covenants under the indenture, the debt securities or the related guarantees. (Section 802).

     The guarantors may cause any Component Company, all of whose voting stock is directly or indirectly owned by the guarantors, which is a corporation organized and existing under the laws of the United States or one of the States to be substituted for Reed Elsevier Capital, and to assume the obligations of Reed Elsevier Capital (or any corporation which has previously assumed the obligations of Reed Elsevier Capital) for the due and punctual payment of the principal of (and, premium, if any, on) and interest, if any, on the debt securities and the performance of every covenant of the indenture and the debt securities on the part of Reed Elsevier Capital to be performed or observed; provided, that:

      -- that Component Company will expressly assume those obligations by a supplemental indenture, executed by that Component Company and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to that trustee, and, if that Component Company assumes those obligations, each guarantor will, in that supplemental indenture, confirm that its guarantees as guarantor will apply to that Component Company's obligations under the debt securities and the indenture, as so modified by that supplemental indenture; and

      -- immediately after giving effect to that assumption of obligations, no event of default with respect to any series of debt securities and no event which, after notice or lapse of time or both, would become an event of default, with respect to any series of debt securities will have occurred and be continuing. (Section 803).

     Upon that assumption of obligations, that Component Company will succeed to, and be substituted for, and may exercise every right and power of, Reed Elsevier Capital under the indenture with respect to the debt securities with the same effect as if that Component Company had been named as the "issuer" under the indenture, and the former issuer, or any successor corporation which will therefore have become Reed Elsevier Capital in the manner prescribed in the indenture, will be released from all liability as obligor upon the debt securities. (Section 803).

     If the guarantors cause any Component Company all of whose voting stock is directly or indirectly owned by them to be substituted for Reed Elsevier Capital in accordance with the terms and conditions of the debt securities, that substitution may constitute a deemed sale or exchange of the debt securities for U.S. federal income tax purposes. As a result, the holder of a debt security may recognize taxable gain or loss and may be required to include in income different amounts during the remaining term of that debt security than would have been included absent that substitution. If that substitution occurs, holders should consult their tax advisors regarding the tax consequences.

     LIMITATIONS ON LIENS. The guarantors will not, nor will they permit any Restricted Company to, create or assume after the date specified for a series of debt securities in the applicable prospectus supplement any Lien securing Indebtedness other than:

      -- Liens securing Indebtedness for which either of the guarantors or any Restricted Company is contractually obligated on that date;

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

      -- Liens securing Indebtedness incurred in the ordinary course of business of either of the guarantors or any Restricted Company;

      -- Liens securing Indebtedness incurred in connection with the financing of receivables of either of the guarantors or any Restricted Company;

      -- Liens on Property acquired or leased after that date securing Indebtedness in amounts not exceeding the acquisition cost of that Property (provided that the Lien is created or assumed within 360 days after that acquisition or lease);

      -- in the case of real estate owned on or acquired after that date which, on or after that date, is improved, Liens on that real estate and/or improvements securing Indebtedness in amounts not exceeding the cost of those improvements;

      -- Liens on Property acquired after that date securing Indebtedness existing on that Property at the time of that acquisition (provided that the Lien has not been created or assumed in contemplation of that acquisition);

      -- Liens securing Indebtedness of a corporation at the time it becomes a subsidiary of a Component Company (provided that the Lien has not been created or assumed in contemplation of that corporation becoming a subsidiary of a Component Company);

      -- rights of set-off over deposits of either of the guarantors or any Restricted Company held by financial institutions;

      -- Liens on Property of either of the guarantors or any Restricted Company in favor of any governmental authority of any jurisdiction securing the obligation of that guarantor or that Restricted Company pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

      -- Liens securing industrial revenue, development or similar bonds issued by or for the benefit of either of the guarantors or any Restricted Company, provided that those industrial revenue, development or similar bonds are nonrecourse to either guarantor or that Restricted Company;

      -- Liens in favor of either of the guarantors or of any other Component Company; and

      -- extensions, renewals, refinancings or replacements of any Liens referred to above; provided, that the outstanding principal amount of the obligation secured thereby at any time is not increased above the outstanding principal amount at any previous time and so long as any extension, renewal, refinancing or replacement of any Liens is limited to the property originally encumbered. (Section 804).

     Notwithstanding the provisions set forth above either of the guarantors or any Restricted Company may create or assume any Lien securing Indebtedness which would otherwise be subject to the foregoing restrictions provided that either:

      -- after giving effect to the Liens, Indebtedness secured by those Liens (not including Indebtedness secured by Liens permitted above) then outstanding does not exceed 15 percent of Adjusted Total of Capital and Reserves (as defined below); or

      -- at the time the Lien is created or assumed, the debt securities or the obligations of that guarantor which has created or assumed, or the obligations of both guarantors if the Lien is created or assumed by a Restricted Company, that Lien pursuant to its guarantees are equally and ratably secured with that Indebtedness for so long as that Indebtedness is secured. (Section 804).

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The guarantors will not, and will not cause or permit any Restricted Company to, engage in any sale and leaseback transaction (other than a sale and leaseback transaction involving any property acquired after the date specified for a series of debt securities in the applicable prospectus supplement) unless:

      -- either of the guarantors or any Restricted Company would be entitled (other than pursuant to the exceptions under "-- Limitations on Liens" above) to secure Indebtedness equal to the amount realized upon the sale or transfer involved in that transaction without securing the debt securities or the guarantees; or

      -- an amount equal to the fair value, as determined in good faith by the board of directors or the executive board of either guarantor or any Restricted Company, of the leased property is applied or definitively committed within 360 days of the effective date of the sale and leaseback transaction to:

      - the acquisition or construction of property other than current assets;

      - the repayment of the debt securities pursuant to their terms; or

      - the repayment of Indebtedness of either guarantor or any Restricted Company (other than Indebtedness owed to that guarantor or to any other Component Company and other than Indebtedness the payment of principal of or interest on which is contractually subordinated to the prior payment of principal of or interest on the debt securities). (Section
        805).

     For the purpose of these covenants and the events of default the following terms have the following respective meanings:

     "Adjusted Total of Capital and Reserves" means:

      -- the amount for the time being paid up on the issued share capital of Reed International and Elsevier; and

      -- the amounts standing to the credit of the reserves of Reed Elsevier (being the elements of combined shareholders' funds other than the paid up issued share capital of Reed International and Elsevier, including the balance standing to the credit of profit and loss account) as shown in the last audited combined financial statements of Reed Elsevier after making those adjustments as in the opinion of Reed International's and Elsevier's auditors may be appropriate, including adjustments to take account of any alterations to those reserves resulting from any distributions or any issues of share capital whether for cash or other consideration (including any transfers to share premium account) or any payments up by capitalization from reserves of share capital theretofore not paid up or any reductions of paid up share capital or share premium account which may have taken place since the date of those balance sheets, less any amounts included in the reserves and appearing on those audited combined financial statements as being reserved or set aside for future taxation assessable by reference to profits earned down to the date to which those balance sheets are made up.

     "Component Company" means any one of Reed International, Elsevier, Reed Elsevier plc, Elsevier Reed Finance BV and their respective direct and indirect subsidiaries (or the successor to any of those companies).

     "Indebtedness," with respect to any person, means:

      --  any obligation of that person for borrowed money;

      -- any obligation incurred for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements on the Property, other than accounts payable included in current liabilities and incurred in respect of Property purchased in the ordinary course of business;

      -- any obligation under capitalized leases (as determined in accordance with U.K. GAAP) of that person; and

      -- any direct or indirect guarantees of that person of any obligation of the type described in the preceding three paragraphs of any other person.

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

     "Lien" means any security interest, mortgage, pledge, lien, charge, encumbrance, lessor's interest under a capitalized lease or analogous instrument in, of or on any Property.

     "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision or any other entity.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, share capital.

     "Restricted Company" means any Component Company, other than one of the guarantors, substantially all of the physical properties of which are located, or substantially all of the operations of which are conducted, within the United States, the United Kingdom or The Netherlands. "Restricted Company" does not include any Component Company which is principally engaged in leasing or financing installment receivables or which is principally engaged in financing the operations of one or more Component Companies (which includes only those Component Companies in which more than 50% of the capital stock having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the guarantors).

     "subsidiary," with respect to any person, means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by that person. (Section 101).

SATISFACTION AND DISCHARGE

     Except as may otherwise be set forth in the prospectus supplement relating to the debt securities of any particular series, the indenture provides that Reed Elsevier Capital will be discharged from its obligations under the debt securities of that series (with certain exceptions) at any time prior to the stated maturity or redemption of those debt securities when:

      -- Reed Elsevier Capital has irrevocably deposited with or to the order of the trustee for the debt securities of that series, in trust:

      - sufficient funds in U.S. dollars to pay and discharge the entire indebtedness on all of the outstanding debt securities of that series for unpaid principal (and premium, if any) and interest, if any, to the stated maturity, or redemption date, as the case may be; or

      - that amount of U.S. Government Obligations (as defined below) as will, together with the predetermined and certain income to accrue on all of the outstanding debt securities (without consideration of any reinvestment), be sufficient to pay and discharge when due the principal (and premium, if any) and interest, if any, to the stated maturity or any redemption date, as the case may be; or

      - that amount equal to the amount referred to in the above two paragraphs in any combination of U.S. dollars or U.S. Government Obligations;

      -- Reed Elsevier Capital or any guarantor has paid or caused to be paid all other sums payable with respect to the debt securities of that series;

      -- Reed Elsevier Capital has delivered to the trustee for the debt securities of that series an opinion of counsel to the effect that:

      - Reed Elsevier Capital has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

      - since the date of the indenture there has been a change in applicable U.S. federal income tax law in either case to the effect that, and based upon an opinion of counsel which confirm that, the beneficial owners of debt securities of that series will not recognize income, gain or loss for

      U.S. federal income tax purposes as a result of that discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if that discharge had not occurred; and certain other conditions are met. (Section 401).

     Upon a discharge, the holders of the debt securities of that series will no longer be entitled to the benefits of the terms and conditions of the indenture, the debt securities and the guarantees, if any, except for certain provisions, including registration of transfer and exchange of those debt securities and replacement of mutilated, destroyed, lost or stolen debt securities of that series, and will look for payment only to those deposited funds or obligations. (Section 401).

     "U.S. Government Obligations" means non-callable:

      -- direct obligations (or certificates representing an ownership interest in those obligations) of the United States for which its full faith and credit are pledged; or

      -- obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States. (Section 101).

SUPPLEMENTAL INDENTURES

     The indenture contains provisions permitting Reed Elsevier Capital, each guarantor and the trustee for the debt securities of any or all series:

      -- without the consent of any holders of debt securities issued under the indenture, to enter into one or more supplemental indentures to, among other things, cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of the holders of debt securities of any particular series; and

      -- with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities then outstanding and affected by the supplemental indenture, to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of those debt securities under the indenture.

     However, no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

      -- change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or the rate of interest, if any, or any premium or principal payable upon the redemption of that debt security, or change any obligation of Reed Elsevier Capital to pay additional amounts thereon or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the stated maturity, or change any place of payment where any debt security or any interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity or the date any such payment is otherwise due and payable (or, in the case of redemption, on or after the redemption date);

      -- reduce the percentage in aggregate principal amount of outstanding debt securities of any particular series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

      -- change any obligation of Reed Elsevier Capital and each guarantor to maintain an office or agency in the places and for the purposes specified in the indenture;

      -- modify certain of the provisions of the indenture pertaining to the waiver by holders of debt securities of past defaults, supplemental indentures with the consent of holders of debt securities and the waiver by holders of each debt security of certain covenants, except to increase any specified percentage in aggregate principal amount required for any actions by holders of debt securities or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected; or

      -- change in any manner adverse to the interests of the holders of any outstanding debt securities the terms and conditions of the obligations of each guarantor in respect of the due and punctual payment of the principal (or, if the context so requires, lesser amount in the case of discounted securities) of (and premium, if any) and interest, if any, on or any additional amounts or any sinking fund payments provided in respect of that debt security. (Section 902).

WAIVERS

     The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series of debt securities issued under the indenture and affected thereby may, on behalf of the holders of those debt securities of that series, waive compliance by Reed Elsevier Capital or any guarantor with certain restrictive provisions of the indenture as pertain to the corporate existence of Reed Elsevier Capital and that guarantor, the maintenance of certain agencies by Reed Elsevier Capital and that guarantor or to the covenants described under "-- Covenants of Reed Elsevier Capital and the Guarantors" above. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (and premium, if any, on) and interest, if any, on any debt security of that series or with respect to a covenant or a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 513).

FURTHER ISSUANCES

     Reed Elsevier Capital may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the indenture further debt securities ranking equally with those debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of those further debt securities or except for the first payment of interest following the issue date of those further debt securities), and those further debt securities will be consolidated and form a single series with those debt securities and will have the same terms as to status, redemption or otherwise as those debt securities.

NOTICES

     Notices to holders of debt securities of a series will be given by mail to the addresses of holders as they appear in the applicable security register for that series.

TITLE

     Reed Elsevier Capital, any trustees and any agent of Reed Elsevier Capital or any trustees may treat the registered owner of any debt security as its absolute owner (whether or not that debt security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

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

CONSENT TO SERVICE

     Reed Elsevier Capital and each of the guarantors has designated and appointed Henry Z. Horbaczewski, Reed Elsevier Inc., at 125 Park Avenue, 23rd floor, in the Borough of Manhattan, The City of New York, New York 10017 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the debt securities, the guarantees or the indenture which may be instituted in any federal or New York State court located in the Borough of Manhattan, City and State of New York, and has submitted (for the purposes of any suit or proceeding) to the jurisdiction of any court in that area in which any suit or proceeding is instituted. Each of Reed International and Elsevier has agreed, to the fullest extent that it lawfully may do so, that final judgment in any suit, action or proceeding brought in a court will be conclusive and binding upon it and may be enforced in the courts of the United Kingdom and The Netherlands, as the case may be (or any other courts to the jurisdiction of which it is subject).

     Notwithstanding the foregoing, any actions arising out of or relating to the debt securities, the guarantees or the indenture may be instituted by the trustees or the holder of any debt security of a series in any competent court in the United Kingdom, The Netherlands or other competent jurisdiction.

CONCERNING THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will have no obligations other than the performance of those duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of that person's own affairs. (Section 601).

                                    TAXATION

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets and does not deal with taxpayers subject to special rules such as:

      --  a dealer in securities or currencies;

      --  a financial institution;

      --  an insurance company;

      --  a tax exempt organization;

      -- a person holding debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

      -- a trader in securities that has elected the mark-to-market method of accounting for its securities;

      --  a person liable for alternative minimum tax; or

      --  a U.S. person whose "functional currency" is not the U.S. dollar.

     In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company").

     The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that all debt securities issued under the program will be classified for U.S. federal income tax purposes as indebtedness of the issuer and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. We will summarize any special U.S. federal income tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement.

     If a partnership holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.

     If you are considering the purchase of the debt securities, you should consult your own tax advisors concerning the federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

CONSEQUENCES TO U.S. HOLDERS

     The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the debt securities.

     Certain consequences to "Non-U.S. Holders" of the debt securities, that are beneficial owners of debt securities that are not U.S. Holders, are described under "-- Non-U.S. Holders" below.

     "U.S. Holder" means a beneficial owner of a debt security that is:

      --  a citizen or resident of the United States;

      -- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;
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

      -- an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

      -- a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     PAYMENTS OF INTEREST. Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

     ORIGINAL ISSUE DISCOUNT. If you own debt securities issued with original issue discount ("OID"), you will be subject to special tax accounting rules, as described in greater detail below. You generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

     A debt security with an issue price that is less than the "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

      --  it is payable at least once per year;

      --  it is payable over the entire term of the debt security; and

      -- it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

     We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

     If you own a debt security issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

     Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

     If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

     The amount of OID that you must include in income if you are the initial U.S. Holder of an original issue discount debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security
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

("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual period for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

      -- the debt security's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

      -- the aggregate of all qualified stated interest allocable to the accrual period.

     OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

     Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

      -- the interest on a floating rate debt security is based on more than one interest index; or

      --  the principal amount of the debt security is indexed in any manner.

     You should refer to the discussion below under "Foreign Currency Debt Securities" for additional rules applicable to original issue discount debt securities that are denominated in or determined by reference to a specified currency other than the U.S. dollar. The discussion above generally does not address debt securities providing for contingent payments that do not constitute qualified stated interest. You should carefully examine the applicable prospectus supplement regarding the U.S. federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments that do not constitute qualified stated interest.

     You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the U.S. Internal Revenue Service ("IRS"). You should consult with your own tax advisors about this election.

     SHORT-TERM DEBT SECURITIES. In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method U.S. Holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

     MARKET DISCOUNT. If you purchase a debt security, other than an original issue discount debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

     ACQUISITION PREMIUM, AMORTIZABLE BOND PREMIUM. If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

     If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (1) you will exercise or not exercise options in a manner that maximizes your yield, and (2) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

     SALE, EXCHANGE AND RETIREMENT OF DEBT SECURITIES. Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the debt security. Except as otherwise described herein with respect to:

      --  certain short-term debt securities;

      --  market discount;

      -- gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency debt securities; or

      -- contingent payment debt instruments, which this summary generally does not discuss,

that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     EXTENDIBLE DEBT SECURITIES, RENEWABLE DEBT SECURITIES AND RESET DEBT SECURITIES. If so specified in an applicable prospectus supplement relating to a debt security, we may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

     The U.S. federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.

     If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

     The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue a debt security and have an option or combination of options to extend the term of the debt security, we will be presumed to exercise such option or options in a manner that minimizes the yield on the debt security. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt security. If we exercise such option or options to extend the term of the debt security, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, the debt security will be treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date. You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

     FOREIGN CURRENCY DEBT SECURITIES

     PAYMENTS OF INTEREST. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the "spot rate" for such

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

foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

     If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

      --  the last day of the accrual period;

      -- the last day of the taxable year if the accrual period straddles your taxable year; or

      -- on the date the interest payment is received if such date is within five days of the end of the accrual period.

     Upon receipt of an interest payment on such debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

     ORIGINAL ISSUE DISCOUNT. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

      -- first, as the receipt of any stated interest payments called for under the terms of the debt security;

      -- second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

      --  third, as the receipt of principal.

     MARKET DISCOUNT AND BOND PREMIUM. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

     Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt security.

     If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

     SALE, EXCHANGE OR RETIREMENT. Your tax basis in a foreign currency debt security will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss you recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in your income which will be taxable as ordinary income), determined at the time of the sale, exchange, retirement or other disposition.

     You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.

     If a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally:

      -- exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the debt security was held, and

      -- such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency debt security.

     Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the U.S. dollar value thereof at the spot rate at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

     DUAL CURRENCY DEBT SECURITIES. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. The U.S. federal income tax treatment of dual currency debt securities is uncertain. Treasury Regulations currently in effect do not address the tax treatment of dual currency debt securities.

     An IRS announcement states that the IRS is considering issuing proposed regulations that would:

      -- apply the principles contained in regulations governing contingent debt instruments to dual currency debt securities in the "predominant currency" of the dual currency debt securities, and

      -- apply the rules discussed above with respect to foreign currency debt securities with OID for the translation of interest and principal into U.S. dollars.

     The IRS states that these concepts are still under consideration. If you are considering the purchase of dual currency debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

     If we exercise the option described above, you may be considered to have exchanged your debt security denominated in the specified currency for a debt security denominated in the optional payment currency. If the exercise is treated as a taxable exchange, you will recognize gain or loss if any, equal to the difference between your basis in the debt security denominated in the specified currency and the value of the debt security denominated in the optional payment currency. If the exercise of the option is not treated as an exchange, you will not recognize gain or loss and your basis in the debt security will be unchanged.

     INDEXED DEBT SECURITIES

     The tax treatment of a U.S. Holder of an indexed debt security will depend on factors including the specific index or indices used to determine indexed payments on the debt security and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of indexed debt securities should carefully examine the applicable prospectus supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of certain U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of debt securities.

     U.S. FEDERAL WITHHOLDING TAX. U.S. federal withholding tax will not apply to any payment of principal or interest, including OID, on debt securities provided that:

      -- you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and U.S. Treasury Regulations;

      -- you are not a controlled foreign corporation that is related to us through stock ownership;

      -- you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code; and

      -- either (1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt security through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to certain non-U.S. Holders that are entities rather than individuals.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

      -- IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

      -- IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of debt securities.

     U.S. FEDERAL INCOME TAX. If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments.

     You will generally not be subject to U.S. federal income tax on the disposition of a debt security unless:

      -- the gain is effectively connected with your conduct of a trade or business in the United States; or

      -- you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

     U.S. FEDERAL ESTATE TAX. Your estate will not be subject to U.S. federal estate tax on debt securities beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and U.S. Treasury Regulations, and (2) interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. HOLDERS. In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

     NON-U.S. HOLDERS. In general, information reporting and backup withholding will not apply to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "-- U.S. Federal Withholding Tax."

     In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a debt security made within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

UNITED KINGDOM AND NETHERLANDS TAX CONSIDERATIONS

     The following summaries are based on the current law and practice of the United Kingdom and The Netherlands, which are subject to changes that could prospectively or retrospectively or adversely affect the stated tax consequences. PROSPECTIVE HOLDERS OF DEBT SECURITIES WHO MAY BE IN ANY DOUBT AS TO THEIR RESPECTIVE TAX POSITIONS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISORS.

UNITED KINGDOM TAX CONSIDERATIONS

     Although the position is not clear, we believe, based on a consideration of the reported cases, that any payments of interest made by Reed International under its guarantee will not be subject to United Kingdom withholding tax. However, if there is a United Kingdom withholding tax liability, then, assuming each beneficial owner of a debt security is a person who satisfies the relevant conditions for exemption from United Kingdom tax under any applicable income tax treaty and provided Reed International has received a direction to pay gross from the United Kingdom Financial Intermediaries and Claims Office, all payments to be made by Reed International under the guarantee may be made free and clear of and without deductions for or on account of any taxes, levies, imposts, duties, charges, assessments, fees or withholdings of any kind under the laws of the United Kingdom. No direction will be given by the United

Kingdom Financial Intermediaries and Claims Office unless relevant forms have been completed by the relevant holder of a debt security and certified by the appropriate tax office applicable to the holder. See "Description of the Debt Securities and Guarantees -- Payment of Additional Amounts" above for a description of the circumstances under which Reed International would be required to pay additional amounts.

NETHERLANDS TAX CONSIDERATIONS

     All payments by Reed Elsevier Capital or Elsevier, as guarantor, as the case may be, of principal of and interest on the debt securities may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority of The Netherlands.

EUROPEAN UNION TAX CONSIDERATIONS

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income of residents of member states of the European Union. It is proposed that, subject to some important conditions being met, member states of the European Union will be required to provide to the tax authorities of another member state information regarding payments of interest or other similar income paid by a person, including a paying agent, within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to those payments. In addition, these proposals are not yet final, and therefore may be subject to further amendment and/or clarification.

                              PLAN OF DISTRIBUTION

     Reed Elsevier Capital may sell all or part of the debt securities from time to time on terms determined at the time those debt securities are offered for sale to or through underwriters or through selling agents, and also may sell those debt securities directly to other purchasers. The names of those underwriters or selling agents used in connection with the offer and sale of any series of debt securities will be set forth in the applicable prospectus supplement.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. If underwriters are used in the sale of debt securities, debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Those debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those debt securities if any of those debt securities are purchased.

     In connection with the sale of debt securities, underwriters may receive compensation from Reed Elsevier Capital or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Reed Elsevier Capital and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation received from Reed Elsevier Capital will be described in the prospectus supplement.

     Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with Reed Elsevier Capital, to indemnification by Reed Elsevier Capital against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, selling agents and other persons may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered by this prospectus are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities.

     In order to facilitate the offering of the debt securities, any underwriters or agents involved in the offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on those debt securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in debt securities for their own account. In addition, to cover overallotments or to stabilize the price of debt securities or other securities, the underwriters or agents may bid for, and purchase, debt securities or any other securities in the open market. Finally, in any offering of debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing any debt securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the debt securities and the guarantees will be passed upon for Reed Elsevier Capital, Reed International and Elsevier by Simpson Thacher & Bartlett and for the underwriters by Cravath, Swaine & Moore. Simpson Thacher & Bartlett and Cravath, Swaine & Moore will rely upon the opinions of Freshfields Bruckhaus Deringer, English solicitors for Reed International and Netherlands counsel to Elsevier, as to all matters of English law and Netherlands law, respectively.

                                    EXPERTS

     Our combined financial statements and related financial statement schedule in our 2000 annual report incorporated by reference in this prospectus have been audited by Deloitte & Touche, Amsterdam, The Netherlands, independent auditors, and Deloitte & Touche, London, United Kingdom, independent auditors, as stated in their joint report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on those firms' joint report, given upon the authority of those respective firms as experts in accounting and auditing.

     The consolidated financial statements of Reed International in our 2000 annual report incorporated by reference in this prospectus have been audited by Deloitte & Touche, London, United Kingdom, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on that firm's report, given upon their authority as experts in accounting and auditing.

     The financial statements of Elsevier in our 2000 annual report incorporated by reference in this prospectus have been audited by Deloitte & Touche, Amsterdam, The Netherlands, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance on that firm's report, given upon their authority as experts in accounting and auditing.

                   PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER

                           Reed Elsevier Capital Inc.
                            1105 North Market Street
                                   Suite 942
                           Wilmington, Delaware 19801

                 PRINCIPAL EXECUTIVE OFFICES OF THE GUARANTORS

          Reed International P.L.C.                            Elsevier N.V.
              25 Victoria Street                       Van de Sande Bakhuyzenstraat 4
               London SW1H 0EX                               1061 AG Amsterdam
                   England                                    The Netherlands

                                    TRUSTEE

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001

                      PRINCIPAL PAYING AND TRANSFER AGENT

    With respect to the U.S. Dollar Notes              With respect to the Euro Notes
           The Chase Manhattan Bank               The Chase Manhattan Bank, London Branch
             450 West 33rd Street                              Trinity Tower
           New York, New York 10001                         9 Thomas More Street
                                                              London, E1W 1YT

           LUXEMBOURG LISTING AGENT                        LUXEMBOURG PAYING AND
       Kredietbank S.A. Luxembourgeoise                        TRANSFER AGENT
              43 Boulevard Royal                    Chase Manhattan Bank Luxembourg S.A.
              L-2955 Luxembourg                                5 Rue Plaetis
                                                             L-2338 Luxembourg

                                 LEGAL ADVISORS

                               To the Issuer and the
                                    Guarantors
     as to U.S. law              as to English law                as to Dutch law
   Simpson Thacher &
         Bartlett         Freshfields Bruckhaus Deringer   Freshfields Bruckhaus Deringer
  425 Lexington Avenue            65 Fleet Street                  Apollolaan 151
New York, New York 10017  London EC4Y 1HS, United Kingdom        1077 AR Amsterdam
                                                                  The Netherlands
                                To the Underwriters
                              Cravath, Swaine & Moore
                                  Worldwide Plaza
                                 825 Eighth Avenue
                             New York, New York 10019

                              INDEPENDENT AUDITORS

            Deloitte & Touche LLP                          Deloitte & Touche LLP
       Hill House, 1 Little New Street                      Gustav Mahlerlaan 10
       London EC4A 3TR, United Kingdom               1082 PP Amsterdam, The Netherlands

                       $550,000,000 6.125% Notes due 2006
                       $550,000,000 6.750% Notes due 2011
                       E500,000,000 5.750% Notes due 2008

                             [REED & ELSEVIER LOGO]

                           REED ELSEVIER CAPITAL INC.

         FULLY AND UNCONDITIONALLY GUARANTEED JOINTLY AND SEVERALLY BY
                   REED INTERNATIONAL P.L.C. AND ELSEVIER NV

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                                 JULY 25, 2001
                          ---------------------------

LEHMAN BROTHERS                 SALOMON SMITH BARNEY                 UBS WARBURG